As filed with the Securities and Exchange Commission on February 22, 2006

Registration No. 333-130594

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

QI Systems Inc.
(Exact name of registrant as specified in its Charter)

British Columbia	7371	[00-0000000]
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Unit 101, 3820 Jacombs Road, Richmond, British Columbia V6V 1Y6, (604) 248-2301
(address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven R. Garman
President and Chief Executive Officer
704 Saddlebrook Drive, Colleyville, Texas, USA 76034, (817) 427-8611
(address, including zip code, and telephone number, including area code, of agent of service)

Copies to:
Dean A. Tetirick
Cantey Hanger, LLP
801 Cherry St., Suite 2100
Fort Worth, Texas
(817) 877-2800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

Common stock, $.001 par value	40,194,303	$0.36(1)	$15,273,835	$1,634(2)

(1)

Computed solely for the purposes of calculating the amount of the Proposed Maximum Offering Price Per Share in connection with the initial filing of this registration statement pursuant to Rule 457(c) of the Securities Act of 1933, and based upon the average of the bid and ask prices reported by the Nasdaq Bulletin Board on December 16, 2005.

(2)

A registration fee of $1,096 was previously paid on December 20, 2005 in connection with the initial filing of this registration statement. The initial filing of this registration statement was for the registration of 39,387,635 shares of the registrant’s common stock. This pre-effective amendment is being filed to, among other things, register an additional 806,667 shares of the registrant’s common stock. Pursuant to Rule 457(a) of the Securities Act of 1933, an additional $538, computed on the basis of the offering price of the additional securities, is being paid in connection herewith. The offering price of the additional securities being registered herein has been calculated in accordance with Rule 457(c) of the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

March 3, 2006

Dear Shareholders:

          The accompanying materials relate to a proposal for a change of our jurisdiction of incorporation from the Province of British Columbia, Canada, to the State of Delaware and the adoption of a new certificate of incorporation and bylaws for our company. If approved by our shareholders, it is anticipated that the change of jurisdiction of incorporation, or domestication, will become effective as soon as practicable after the meeting of shareholders mentioned in the materials accompanying this letter.

          Our domestication is intended to enhance shareholder value over the long-term by, among other things, improving our ability and flexibility to meet future equity and debt financing needs, enhancing marketability of our capital stock by raising our profile in the United States and international capital markets, and providing greater ease in proposing and winning business in the United States. We chose the State of Delaware to be our domicile because Delaware has a modern and flexible corporate code and a court system with considerable expertise in dealing with corporate issues.

          Our Board of Directors has reserved the right to terminate or abandon our domestication at any time prior to its effectiveness, notwithstanding shareholder approval, if it determines for any reason that the consummation of our domestication would be inadvisable or not in our best interests or the best interests of our shareholders.

          For a summary of the principal income tax consequences of our domestication to United States shareholders, warrant and option holders, Canadian shareholders, warrant and option holders, and us, see “Proposal Number One -- Domestication to the State of Delaware -- Tax Considerations” contained in the accompanying prospectus.

          If our domestication is completed, our shareholders will be required to surrender their current certificates representing shares of common stock of QI Systems Inc., a British Columbia corporation, in exchange for certificates representing the appropriate number of shares of common stock of QI Systems Inc., a Delaware corporation. Appropriate transmittal forms will be sent to our shareholders for these purposes.

          The accompanying prospectus provides a detailed description of our domestication and other information to assist you in considering the matters on which you are asked to vote. We urge you to review this information carefully and, if you require assistance, to consult with your financial, tax or other professional advisers.

          For the reasons set forth in the prospectus, our Board of Directors unanimously believes that the proposed domestication is in our best interests and in the best interests of our shareholders. We, therefore, strongly urge you to vote FOR our domestication.

          Whether or not you plan to attend the meeting, we ask that you indicate the manner in which you wish your shares to be voted and sign and return your proxy as promptly as possible in the enclosed envelope so that your vote may be recorded. You may vote your shares in person if you attend the meeting, even if you send in your proxy.

          We appreciate your continued interest in our company.

Very truly yours,

/s/ Steven R. Garman
President and Chief Executive Officer
On Behalf of our Board of Directors

QI SYSTEMS INC.
UNIT 101, 3820 JACOMBS ROAD
RICHMOND, BRITISH COLUMBIA V6V 1Y6

NOTICE OF EXTRAORDINARY GENERAL MEETING

          An extraordinary general meeting of our shareholders will be held at the offices of Cantey & Hanger, L.L.P., 801 Cherry Street, Suite 2200, Fort Worth, Texas 76102, Friday, March 24, 2006, at the hour of 9:00 a.m., Texas time, for the following purposes:

1.

To consider and, if deemed advisable, to pass a special resolution authorizing us to change our jurisdiction of incorporation from British Columbia, Canada, to Delaware, U.S.A., by way of a domestication under Section 388 of the Delaware General Corporation Law and to adopt a certificate of incorporation and bylaws under Delaware corporate legislation in substitution of our current memorandum and articles and to alter our authorized capital from 200,000,000 shares of common stock without par value to 100,000,000 shares of common stock, with a par value of US $.001 per share, both of these matters to be effective as of the date of our domestication.

2.	To approve provisions of our Delaware certificate of incorporation eliminating a director’s liability for monetary damages.

3.	To approve provisions of our Delaware certificate of incorporation providing for a supermajority vote to amend certain provisions of our Delaware certificate of incorporation or bylaws.

4.	To approve, subject to our domestication, our 2005 Stock Plan, and reserve 8,000,000 shares of our common stock for issuance thereunder.

          Our management is not aware of any other matter to come before the meeting other than as set forth in this notice and in the accompanying prospectus.

          Only our shareholders of record at the close of business on Wednesday, February 8, 2006, shall be entitled to notice of and to vote at the meeting.

          All of our shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed proxy card and return the same in the enclosed return envelope provided for that purpose within the time and to the location set out in the proxy card.

          Please be aware that pursuant to the Business Corporations Act (British Columbia), referred to below as the “BC Business Corporations Act,” our shareholders may, until 5:00 p.m. daylight savings time, at Vancouver, British Columbia, on Wednesday, March 22, 2006, give us a notice of dissent by registered mail, addressed to us at Unit 101, 3820 Jacombs Road, Richmond, British Columbia V6V 1Y6, with respect to the special resolution for our continuance out of the Province of British Columbia and under the General Corporation Law of the State of Delaware. As a result of giving a notice of dissent, a shareholder may, by complying with the dissent procedures of sections 237 through 247 of the BC Business Corporations Act, and the instructions set forth herein, require us to purchase all of such shareholder’s shares in respect of which the notice of dissent was given. See “Proposal Number One – Domestication to the State of Delaware” in the accompanying prospectus.

          The accompanying prospectus provides additional information relating to the matters to be dealt with at the meeting and is deemed to form part of this notice.

BY ORDER OF OUR BOARD OF DIRECTORS

STEVEN R. GARMAN
PRESIDENT AND CHIEF EXECUTIVE OFFICER

DATED as of the 3rd day of March, 2006.

YOUR VOTE IS IMPORTANT
IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED
TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE
AND RETURN IT IN THE ENCLOSED ENVELOPE.

QI SYSTEMS INC.
UNIT 101, 3820 JACOMBS ROAD
RICHMOND, BRITISH COLUMBIA V6V 1Y6

PROXY STATEMENT/PROSPECTUS
INFORMATION CIRCULAR

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
QI SYSTEMS INC.
TO BE HELD MARCH 24, 2006

          This constitutes a prospectus with respect to 40,194,303 of our shares of common stock, $.001 par value, to be issued in connection with the change of our jurisdiction of incorporation, or domestication, from the Province of British Columbia to the State of Delaware in exchange for our existing share capital.

GENERAL INFORMATION

          This prospectus is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at an extraordinary general meeting of our shareholders to be held Friday, March 24, 2006, at the offices of Cantey & Hanger, L.L.P., 801 Cherry Street, Suite 2200, Fort Worth, Texas 76102, commencing at 9:00 a.m., Texas time, and at any adjournment or postponement thereof. These proxy solicitation materials were mailed on or about March 3, 2006, to all of our shareholders entitled to vote at the meeting.

REVOCABILITY OF PROXIES

          Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our secretary a written notice of revocation at any time up to and including the last business day preceding the day of the meeting or, if adjourned, any reconvening thereof, or to the chairman of the meeting on the day of the meeting prior to its commencement or, if adjourned, any reconvening thereof, or in any other manner provided by law. A revocation of a proxy does not affect any matter on which a vote has been taken before revocation.

VOTING; QUORUM; AND SOLICITATION

          Our shareholders of record at the close of business on Wednesday, February 8, 2006, the record date, are entitled to notice of and to vote at the meeting and at any adjournment(s) thereof. At the record date, 40,194,303 shares of our common stock were issued and outstanding.

          The presence of one shareholder or one proxy holder representing shareholder(s) holding in the aggregate not less than 5% of the issued and outstanding shares entitled to vote, is necessary to constitute a quorum at the meeting. As of the record date, we had one class of shares outstanding. On all matters which may come before the meeting, our shareholders on the record date are entitled to one vote for each share of common stock held of record.

Approval of our domestication requires the affirmative vote of not less than 75% of the shares of our common stock represented and voting at the meeting. Approval of the remaining proposals require the affirmative vote of a majority of the shares of our common stock represented and voting at the meeting.

          We have retained the services of Signature Stock Transfer of Plano, Texas to perform a search of brokers, bank nominees and other institutional owners. We estimate that we will pay Signature Stock Transfer of Plano, Texas a fee of $3,500 for its services and will reimburse it for reasonable out-of-pocket expenses, if necessary. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

OTHER MATTERS

          Our shareholders who are unable to attend the meeting in person should read the notes accompanying the enclosed proxy card and complete and return the proxy card to our registrar and our transfer agent within the time required by, and to the location set out in, the notes to the proxy.

          The persons named in the enclosed proxy card are our directors or officers and will, if authorized by proxy, vote the shares represented thereby on any poll, and where a choice with respect to any matter to be acted upon has been specified in the proxy card, the shares will be voted in accordance with the specification so made. If no such specification is made, the shares will be voted in favor of all the proposals described in the notice of the meeting.

          The enclosed proxy card confers discretionary authority upon the person appointed thereunder with respect to amendments or variations of matters identified in the notice of meeting and with respect to other matters which may properly come before the meeting. At the time of printing this prospectus, our management knows of no such amendment, variation or other matter that is expected to come before the meeting.

          These securities involve a high degree of risk. See “Risk Factors” beginning on page 8 for a discussion of specified matters that should be considered.

          Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SUMMARY

          The following is a brief summary of certain information contained elsewhere in this prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this prospectus and its appendices and exhibits. Unless otherwise indicated, all dollar amounts are stated in United States dollars.

Time, Date and Place	Our extraordinary general meeting of shareholders will be held March 24, 2006 at 9:00 a.m., Texas time, at the offices of Cantey & Hanger, L.L.P., Fort Worth, Texas 76102.

Record Date, Shares Entitled to Vote

The record date for the meeting is February 8, 2006. Shareholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. At such date, there were 40,194,303 outstanding shares of our common stock, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the meeting.

Purposes of the Extraordinary Meeting	The purposes of the meeting are to

	•	consider and vote upon our domestication into the State of Delaware, U.S.A.;

	•	approve provisions of our Delaware certificate of incorporation; and

	•	approve our 2005 Stock Plan.

OUR DOMESTICATION:

QI Systems Inc.

We are currently incorporated under the laws of British Columbia, Canada, and are engaged in hardware and software design for the rapidly expanding Cash Card industry. We conduct operations in the United States through our wholly owned subsidiary QI Systems International, Inc., a Texas corporation.Our principal executive offices are located at Unit 101, 3820 Jacombs Road, Richmond, British Columbia V6V 1Y6, and our telephone number is (604) 248-2301.

Effect of our Domestication

We will change our jurisdiction of incorporation from British Columbia, Canada, to Delaware, U.S.A., through a process called a “continuance” under Canadian law and a “domestication” under Delaware law. Upon the effectiveness of our domestication, we will become a Delaware corporation as if we had originally been incorporated in that jurisdiction, and our incorporation in British Columbia, Canada, will be discontinued.

Vote Required

The approval and adoption of our domestication by our shareholders will require the affirmative vote of the holders of 75% of the votes represented and voting at the meeting. The presence of at least one shareholder (or one proxy holder representing shareholder(s)) holding in the aggregate not less than 5% of the issued and outstanding shares entitled to vote constitutes a quorum at the meeting.

Background of and Reasons for our Domestication

For many years, Delaware has followed a policy of encouraging incorporation in that State and has adopted comprehensive, modern and flexible corporate laws to meet the changing needs of today’s corporations. In addition, the Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of law has developed construing Delaware law and establishing public policies with respect to Delaware corporations. We expect most of our customers will eventually be in the United States. We have registered shares of our common stock under the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended, and a large number of our shareholders reside in the U.S. Because our business focus has shifted from Canada to the U.S., we believe it is preferable to be governed by the laws of a State of the United States.

Board has Discretion to Effect our Domestication

Even if our domestication is approved and adopted by the requisite vote of our shareholders, our Board of Directors may, at its option, elect not to effect our domestication. Reasons that may cause our Board of Directors not to effect our domestication include:

	•	if we were to incur significant tax liabilities;

	•	if a significant number of our shareholders elect dissenters’ rights; or

	•	if there arises any other circumstance which, in the discretion of our Board of Directors, would cause our domestication not to be in our best interests or the best interests of our shareholders.

Recommendation of our Board of Directors

Our Board of Directors has unanimously approved our domestication, believes it to be in our best interests and in the best interests of our shareholders and unanimously recommends approval of our domestication to our shareholders.

Effective Time of our Domestication

It is anticipated that our domestication will become effective as promptly as practicable after our shareholders approve our domestication. Subject to Canadian regulatory approval, our domestication will become effective upon the filing of a certificate of domestication and our Delaware certificate of incorporation with the Secretary of State of the State of Delaware.

Regulatory Approval

We will apply to the Registrar of Companies for the Province of British Columbia for permission to domesticate in the State of Delaware. Such approval must be obtained for our domestication to take place. There are no other regulatory approvals necessary for consummation of our domestication.

Dissenters’ Appraisal Rights with Respect to our Domestication

Under British Columbia law, our shareholders have a right of dissent in respect of any resolution to authorize our continuation from British Columbia into the State of Delaware. If such right of dissent is exercised and we proceed or intend to proceed with our continuation, we can be required to purchase the dissenting shareholders shares at their fair value as determined and in accordance with the dissent procedures set out in Sections 237 to 247 of the Business Corporations Act (British Columbia), referred to below as the “BC Business Corporations Act.” See “Particulars of Matters to be Acted Upon, Proposal Number One -- Domestication to the State of Delaware --Right of Dissent.”

Certain Canadian Income Tax Consequences of our Domestication

A Canadian shareholder will not incur any income tax liability solely by reason of our domestication unless such shareholder exercises dissenters’ rights, in which case dividend and capital gain taxes will apply. See “Particulars of Matters to be Acted Upon, Proposal Number One --Domestication to the State of Delaware --Tax Considerations.”

Certain United States Federal Income Tax Consequences of our Domestication

Our domestication, if approved, has been structured as a tax-free reorganization under the Internal Revenue Code of 1986, as amended. Consequently, our U.S. shareholders generally will not incur any income tax liability solely by reason of our domestication unless a shareholder exercises dissenters’ rights, in which case capital gain taxes will apply. See “Particulars of Matters to be Acted Upon, Proposal Number One -- Domestication to the State of Delaware -- Tax Considerations.”

Comparison of Shareholder Rights	See “Particulars of Matters to be Acted Upon -- Proposal Number One -- Domestication to the State of Delaware -- Corporate Governance Differences.”

APPROVAL OF ARTICLE NINTH OF OUR DELAWARE CERTIFICATE OF INCORPORATION:

We are seeking approval of Article NINTH of our proposed Delaware certificate of incorporation that provides for the elimination of a director’s liability for monetary damages arising out of a director’s breach of his duty of care. See “Particulars of Matters to be Acted Upon, Proposal Number Two -- Approval of Article NINTH of Our Delaware Certificate of Incorporation.”

APPROVAL OF ARTICLE SEVENTH OF OUR DELAWARE CERTIFICATE OF INCORPORATION:

We are seeking approval of Article SEVENTH of our proposed Delaware certificate of incorporation that provides for a supermajority vote of shareholders in order to change specified provisions of our Delaware certificate of incorporation and bylaws. See “Particulars of Matters to be Acted Upon, Proposal Number Three -- Approval of Article SEVENTH of Our Delaware Certificate of Incorporation.”

APPROVAL OF OUR 2005 STOCK PLAN:

We drafted our existing stock plan to comply with Canadian tax and securities laws. Our Board of Directors has determined that it is in our best interests and the best interests of our shareholders to discontinue the granting of options under the old plan and to adopt a new 2005 stock plan that complies with U.S. tax and securities laws. Our shareholders are being asked to approve the adoption of the new plan and to reserve 8,000,000 shares of common stock for issuance thereunder. See “Particulars of Matters to be Acted Upon -- Proposal Number Four -- Approval of Our 2005 Stock Plan.”

RISK FACTORS

          The following risk factors and other information in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected as a result of risk factors discussed in this section and elsewhere in this prospectus.

We face intense competition.

          The smart card micropayment industry is intensely competitive and subject to rapid technological change. Numerous factors affect our competitive position, including price, product features, product performance and reliability, ease of use, product scalability, product availability, meeting customer schedules, integration of products with other enterprise solutions, availability of project consulting services and timely ongoing customer service and support. We face competition from a number of companies across our range of businesses, including original equipment manufacturers, peripheral equipment manufacturers and others. Our competitors include other smart card micropayment system providers. These competitors are both national and regional. We anticipate that we will face additional competition from new entrants that provide significant performance, price, creative or other advantages over those we are able to offer. Many of these competitors have greater name recognition and resources than we do. Increased competition would likely result in price reductions, reduced margins and loss of market share, any of which would have a material adverse effect on our business and operating results.

          Our SmartKit® Cash Card reader fully supports Mondex/MasterCard and VisaCash interoperability. We also anticipate that other Cash Card systems may be developed that compete directly with Mondex/MasterCard and VisaCash. We cannot assure you that our systems will be compatible with such systems or that such systems will not render our SmartKit® obsolete in the financial industry.

          Additionally, potential competitors with established market shares and greater financial resources may introduce competing products. Thus, there can be no assurance that we will be able to compete successfully in the future or that competition will not have a material adverse affect on the results of our operations.

We have a history of losses, expect future losses and may never achieve profitability.

          We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. As of June 30, 2005, we had an accumulated deficit of $12,218,019, and we incurred a net loss in fiscal 2005 of $982,179. As of June 30, 2004 and June 30, 2003, we had an accumulated deficit of $11,235,840 and $10,051,945, respectively. We incurred net losses of $1,183,895 in fiscal 2004, $710,175 in fiscal 2003, $966,440 in fiscal 2002, $1,066,772 in fiscal 2001 and $844,508 in fiscal 2000. We expect that we may continue to incur losses in future years.

          A relatively high percentage of our expenses is typically fixed in the short term. Our gross revenues net of cost of goods sold for each of the years ended June 30, 2005, 2004, 2003, 2002 and 2001 were $173,459, $308,402, $240,680, $5,533 and $(146,060), respectively, while our general and administrative operating expenses for the same periods were $1,178,110, $1,554,611, $951,029, $972,099 and $921,965, respectively. We expect our general and administrative operating expenses to increase in future periods as we increase our efforts to market and commercialize our products. To the extent that we are unable to increase net revenues significantly, we will continue to incur losses. It is possible that our revenues will grow more slowly than we anticipate or that operating expenses will exceed our expectations.

We have a limited operating history in the Cash Card industry; therefore, evaluation of our future prospects is difficult.

          We commenced our current business of developing Cash Card technologies in December 1995. Therefore, we have only a limited operating history upon which an evaluation of our business and prospects can be based. Our revenue and income potential is unproven, and as of yet, our business strategy has not been fully implemented. During the last four fiscal years, our revenue has been erratic, ranging from $234,810 in fiscal 2001 to $152,985 in fiscal 2002 to $325,422 in fiscal 2003 to $383,722 in fiscal 2004 to $390,111 in fiscal 2005. We cannot assure you that, in the future, we will experience revenue growth or ever become profitable on a quarterly or annual basis. Based on our historical results of operations and the development stage of our business, we believe that period-to-period comparisons of financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

Our working capital position makes our ability to continue as a going concern doubtful.

          We had working capital deficits of $135,913 at June 20, 2005, $198,097 at June 30, 2004, and $707,137 at June 30, 2003. Our ability to continue as a going concern is doubtful when our working capital deficit and our expectation that we may incur losses in future years are considered. Our auditors have included an explanatory note to U.S. readers, and our financial statements contain a note expressing substantial doubt regarding our ability to continue as a going concern. Our financial statements were prepared based on the assumption that we would continue as a going concern and do not reflect adjustments to the carrying value of assets and liabilities, the reported expenses and balance sheet classifications that would be necessary if the going concern assumption were not appropriate. If we are unable to successfully increase our revenues from our operations or to raise sufficient capital to fund our plan of operation, we may be unable to continue as a going concern and the value of our common shares would be materially adversely affected.

Our operating results may fluctuate.

          Our results of operations have fluctuated in the past and are likely to continue to fluctuate from period to period depending on a number of factors, including but not limited to:

•	the timing and receipt of significant orders;

•	the timing of completion of contracts;

•	increased competition;

•	changes in the demand for our products and services;

•	the cancellation of contracts;

•	the timing of new product announcements and introductions;

•	changes in pricing policies by us and our competitors;

•	delays in the introduction of products or enhancements by us;

•	expenses associated with the acquisition of products or technology from third parties;

•	the mix of sales of our products and services;

•	seasonality of customer purchases;

•	personnel changes;

•	market acceptance of Cash Cards, including VisaCash and Mondex/MasterCard;

•	the mix of international and North American revenue; and

•	changes in tax policies, foreign currency exchange rates and general economic conditions.

These factors are beyond our control and may affect the demand for our products and services and our results of operations.

The market for Cash Cards is not well developed and may not grow.

          Bank Cash Cards are a relatively new technology, and the industry is still in the developmental stage. There are only a few users of Cash Card systems in North America, and the growth of the industry has been slower than originally anticipated. Our SmartKit® project is dependent on the commercial deployment of Cash Cards by the world banking community and the overall success of Cash Cards as a monetary medium. Lack of standardization has created a barrier to acceptance because of the number of different platforms and smart chip technologies available for both attended and unattended point-of-sale applications. The success of the Cash Card industry depends on the ability of market participants, including us, to convince commercial enterprises, organizations and other potential system sponsors to adopt smart card systems in lieu of existing or alternative systems. Cash Card-based smart card systems may not prove economically feasible for some potential system sponsors due to a very high cost of implementation, the high cost of smart cards and negative consumer response to the data that is generated and stored from their use. Our success will depend upon our ability to enhance our existing products and to develop and introduce new products and technologies to meet customer requirements.

We must constantly update our technology to remain competitive.

          The smart card technology on which Cash Cards are based is evolving very rapidly; thus, the Cash Card industry has been and continues to be dynamic and ever-changing. Our SmartKit® systems are primarily designed for self-serve or unattended point-of-sale (UPOS) applications. Both VisaCash and Mondex/MasterCard have modified their specifications to better accommodate UPOS applications and to allow for the wide diversity of UPOS devices. These modifications may require us to develop compatible systems or update existing systems to accommodate the VisaCash and Mondex/MasterCard platforms. New technology is being developed that is expected to greatly enhance the functionality and data management capabilities of Cash Cards and other smart card technologies. We must continue to enhance our terminals to keep pace with the market and advances in Cash Card technologies in order to remain competitive.

Our historical financial results may not be meaningful for comparative purposes.

          We are unable to forecast with certainty the receipt of orders for our products and services. Moreover, our expense levels are relatively fixed and are based, in part, upon our expectation of future revenue. Thus, if revenue levels fall below expectations as a result of a delay in completing a contract, the inability to obtain new contracts, the cancellation of an existing contract or otherwise, operating results are likely to be adversely affected. As a result, net income may be disproportionately affected because a relatively small amount of our expenses vary with our revenue. In particular, we plan to increase our operating expenses to expand our sales and marketing operations, expand our distribution channels, fund greater levels of research and development, broaden our customer support capabilities and increase our administrative resources. Based upon all of the foregoing factors, we believe that our quarterly revenue, direct expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of the results of operations are not necessarily meaningful and that such comparisons should not be relied upon as an indication of future performance.

          We may also choose to reduce prices or increase spending in response to competition or to pursue new market opportunities. If new competitors, technological advances by existing competitors or other competitive factors require us to reduce our prices or invest significantly greater resources in research and development efforts, our operating results in the future may be adversely affected. It is likely that in some future quarter(s) our operating results will be below the expectations of public market analysts and investors. In such event, the price of our common shares would likely be materially adversely affected.

The market’s acceptance of and demand for our products are uncertain.

          We face the risk that Cash Card technology generally, and our products specifically, will not be chosen to replace existing technology or will not otherwise achieve market acceptance. Existing demand for Cash Card products in North America is not large enough for all the companies seeking to engage in the Cash Card business to succeed. We and other competitors in the Cash Card business rely upon anticipated growth in demand, which may not occur or may be slow to occur. The success of the Cash Card industry depends on the ability of market participants, including us, to convince end users to utilize Cash Cards. Unless there is wide acceptance of Cash

Card-based systems, there may never be sufficient demand for our Cash Card systems to make our business commercially viable.

We experience lengthy sales cycles for our products.

          The purchase of a Cash Card system is often an enterprise-wide decision for prospective customers, which requires us to engage in sales efforts over an extended period of time and to provide a significant level of education to prospective customers regarding the uses and benefits of such systems. Due in part to the impact that the application of Cash Card readers has on the operations of a business and the commitment of capital required by such a system, potential customers tend to be cautious in making acquisition decisions. As a result, our products generally have a lengthy sales cycle ranging from several months to several years. Consequently, if sales from a specific customer forecasted for a particular quarter are not realized in that quarter, we may not be able to generate revenue from alternative sources in time to compensate for the shortfall. The loss or delay of a large contract could have a material adverse effect on our quarterly operating results. Moreover, to the extent that significant contracts are entered into and required to be performed earlier than expected, operating results for subsequent quarters may be adversely affected.

We depend upon large contracts and a concentration of customers.

          Our revenue is dependent, in large part, on significant contracts from a limited number of customers. During the fiscal year ended June 30, 2005, approximately 60% of our consolidated revenue was attributable to one customer, Cale Parking. During the fiscal year ended June 30, 2004, approximately 63% of our consolidated revenue was attributable to one customer. During the fiscal year ended June 30, 2003, approximately 83% of our consolidated revenue was attributable to three customers. During the fiscal year ended June 30, 2001, approximately 56% of our consolidated revenue was attributable to three customers. During the fiscal year ended June 30, 2000, approximately 89% of our consolidated revenue was attributable to two customers. We believe that revenue derived from current and future large customers will continue to represent a significant portion of our total revenue. If we are unable to continue to secure and maintain a sufficient number of large contracts, our business, operating results and financial condition will be materially adversely affected. Moreover, our success will depend in part upon our ability to obtain orders from new customers, as well as the financial condition and success of our customers and general economic conditions.

Our future profitability is expected to depend on enhancements to existing products and new products that we develop.

          We expect that a significant portion of our future revenue will be derived from the sale of newly introduced products and from enhancement of existing products. Our success will depend in part upon our ability to enhance our current products on a timely and cost-effective basis and to develop new products that meet changing market conditions, including changing customer needs, new competitive product offerings, new Cash Card platforms and enhanced technology. We face the risk generally associated with introducing new products to markets, including high marketing costs, possible lack of market acceptance and competition with new and existing products and technologies. There can be no assurance that we will be successful in developing and marketing, on a timely and cost-effective basis, new products and enhancements that respond to such changing market conditions. If we are unable to anticipate or adequately respond on a timely or cost-effective basis to changing market conditions, to develop new software products and enhancements to existing products, to correct errors on a timely basis or to complete products currently under development, or if such new products or enhancements do not achieve market acceptance, our business, operating results and financial condition could be materially adversely affected. In light of the difficulties inherent in software and hardware development, we expect that we may experience delays in the completion and introduction of new products.

Our products may contain defects that could result in liability to us and have a material adverse effect on our business.

          Cash Card reader systems, including those offered by us, may from time to time contain undetected defects or software errors. There can be no assurance that, despite testing by us and by current and potential customers, defects or errors will not be found in our products. Such defects or errors could result in loss of or delay in market acceptance of our products, which could have a material adverse effect on our business, operating results and financial condition.

We may be unable to protect our proprietary technology.

          Our success is dependent on our ability to protect our intellectual property rights. At present, we have no registered copyright pertaining to our software, nor any patent protection. The absence of any registered proprietary rights may limit our ability to maintain control of trade and technology secrets. We rely principally upon a combination of trade secret laws, nondisclosure agreements and other contractual provisions to establish and maintain our rights. As part of our confidentiality procedures, we generally enter into nondisclosure and confidentiality agreements with each of our key employees, consultants, distributors, customers and corporate partners, to limit access to and distribution of our software, documentation and other proprietary information. There can be no assurance that our efforts to protect our intellectual property rights will be successful. Despite our efforts to protect our intellectual property rights, unauthorized third parties, including competitors, may be able to copy or reverse engineer certain portions of our software products, and use such copies to create competitive products.

          In addition, because third parties may attempt to develop similar technologies independently, we expect that software product developers will be increasingly subject to infringement claims as the number of products and competitors in our industry segments grows and the functionality of products in different industry segments overlap. Although we believe that our products do not infringe on the intellectual property rights of third parties, there can be no assurance that third parties will not bring infringement claims (or claims for indemnification resulting from infringement claims) against us with respect to copyrights, trademarks, patents and other proprietary rights. Any such claims, whether with or without merit, could be time consuming, result in costly litigation and diversion of resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. A claim of product infringement against us, or our inability to license the infringed or similar technology, could have a material adverse effect on our business, operating results and financial condition.

We depend upon third-party suppliers.

          Certain contracts may require us to supply, coordinate and install third-party products and services. We believe there are a number of acceptable vendors and subcontractors for most of our required products, but in many cases, despite the availability of multiple sources, we may select a single source in order to maintain quality control and to develop a strategic relationship with the supplier. Likewise, we may be directed by a customer to use a particular product. The failure of a third-party supplier to provide a sufficient supply of parts and components or products and services in a timely manner could have a material adverse effect on our results of operations. In addition, any increase in the price of one or more of these parts, components, products or services could have a material adverse effect on our business, operating results and financial condition.

We rely upon key personnel and may need additional personnel.

          We are largely dependent upon the personal efforts and abilities of existing management and staff. Our success will also be largely dependent upon our ability to continue to attract quality management and employees to help us operate as our operations may grow. An inability to retain or attract key personnel could have a material adverse effect on our operations.

Our success depends upon marketing relationships.

          Our products are marketed by our direct field sales force as well as by resellers. There can be no assurance that our existing resellers will continue to provide the level of services and technical support necessary to provide a complete solution to our customers or that they will not emphasize their own or third-party products to the detriment of our products. We also depend on our strategic relationships with VisaCash and MasterCard, who assist us in our marketing efforts. The loss of these marketing relationships, the failure of such parties to perform under our agreements or our inability to attract and retain new resellers with the technical, industry and application experience required to market our products successfully could have a material adverse effect on our business, operating results and financial condition. We expect that we may enter into certain joint ventures in order to facilitate our expansion into other vertical markets and geographic areas.

Our financial results may be affected by currency fluctuations.

          We do not currently hedge against foreign exchange fluctuations that may occur between Canadian and U.S. dollars, which are the two currencies that have a direct effect on our financial results. Our management anticipates that any gains or losses derived from foreign exchange fluctuations will be offset by either an increase in revenues and cost of sales or a decrease in revenues or cost of sales.

New rules, including the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract officers and directors.

          We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly held companies in the United States. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the Securities and Exchange Commission that increases responsibilities of officers and directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles.

The market for our common shares has been volatile in the past and may be subject to fluctuations in the future.

          The trading prices of our common shares have been subject to wide fluctuations since trading of our shares commenced in March 1978. The market price of our shares has ranged between US $0.09 and US $ 0.70 on the Over-the-Counter Bulletin Board (the “OTCBB”) (December 1, 2003 to June 30, 2005). See “Description of our Business—Market Information”. There can be no assurance that the market price of our common shares will not significantly fluctuate from its current level. The market price of our common shares may be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates by securities analysts or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations for a number of reasons, including the failure of the operating results of certain companies to meet market expectations that have particularly affected the market prices of equity securities of many high-technology companies that have often been unrelated to the operating performance of such companies. These broad market fluctuations, or any industry-specific market fluctuations, may adversely affect the market price of our common shares. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has at times been instituted against such a company. Such litigation, whether with or without merit, could result in substantial costs and a diversion of management’s attention and resources, which would have a material adverse effect on our business, operating results and financial condition.

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered a penny stock and are subject to the penny stock rules.

          Rules 15g-1 through 15g-9 promulgated under the U.S. Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on specified brokers-dealers who engage in specified transactions involving a “penny stock.” Subject to specific exceptions, a penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. The market price of our shares has ranged between US $0.09 and US $0.50 per share on the TSXV Venture Exchange (September 30, 2002 to June 30, 2004) and between US $0.07 and US $1.30 on the OTCBB (September 30, 2002 to June 30, 2005); thus, our shares are deemed penny stock for these purposes. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (which generally means an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks. These additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

DESCRIPTION OF OUR BUSINESS

Our Background

          We were incorporated on July 4, 1978, under the name Jewel Resources Inc. by registration of our memorandum and articles under the British Columbian Company Act. We were initially engaged in natural resource exploration. In the late 1980s, we changed our business strategy and began to pursue our current mission of developing, marketing and selling technology related products. We subsequently changed our name to “Wkay Resources Inc.” on December 22, 1987, and to “Magnatron International Corp.” on October 18, 1990. Effective March 17, 1994, we changed our name to “QI Technologies Corp.” Effective May 25, 2001, we changed our name to “QI Systems Inc.”

          We have one active subsidiary, QI Systems International, Inc., a Texas corporation.

          On December 15, 1999, our shareholders approved a forward split or subdivision of our common shares on a one (old) for two (new) common shares basis. All references to our common shares in this registration statement gives effect to the forward split.

          We have not been subject to any bankruptcy, receivership or similar proceedings.

          We are a reporting issuer in Canada under the Securities Act (British Columbia) and the Securities Act (Alberta). Our common shares were publicly traded in Canada (from May 9, 1979 to July 16, 2004) on the TSXV Venture Exchange under the symbol “QII. U,” in the United States (since May 23, 2001) on the OTCBB under the symbol “QIIIF” and in Germany (from March 23, 2000 to July 16, 2004) on the Berlin Stock Exchange under WKN# 865679. On May 29, 2001, the Canadian Venture Exchange was acquired by the Toronto Stock Exchange and changed its name to TSXV Venture Exchange.

          Our principal business office is located at Unit 101, 3820 Jacombs Road, Richmond, British Columbia Canada V6V 1Y6, and our telephone number there is (604) 248-2301. Our registered and records offices are located at Suite 1000, 595 Burrard Street, P.O. Box 49290, Vancouver, B.C. Canada V7X 1S8, and our telephone number there is (604) 687-6789.

          We had no material capital expenditures or divestures during the last three fiscal years. There have been no public takeover offers for our company during the last or current fiscal year.

Overview of Our Business

          Our personnel consist of engineers, technologists and marketing professionals specializing in smart card based micropayment systems. We design, manufacture and market hardware and software for electronic cash (Cash Card), self-serve payment systems (see “Our Products” below). Cash Cards have data storage capabilities that allow secure storage and immediate transfer of verifiable financial credit from card to card. Consumers use the cards in place of coins and small bills to purchase goods and services from vending machines, copier machines, transit systems, laundromat machines and other machines that have Cash Card readers.

          Our primary product is the SmartKit® Cash Card reader, which enables Cash Card payments to be accepted in a wide range of vending and self-serve machines. Our SmartKit® Cash Card reader is a fully developed product that supports multiple Cash Card schemes. See “Our Products” below. In a Cash Card transaction, our SmartKit® Cash Card reader validates the Cash Card, displays the balance, deducts the amount of the transaction from the card, then displays the remaining balance. We offer our SmartKit® for factory installation in new equipment or in kits that can be installed in existing machines in the field. SmartKit® consists of a custom computer and a custom smart card interface in a steel or plastic enclosure designed for quick installation in the vending machine. We have developed several variations of our SmartKit® readers, including the SmartKit® II, a card acceptor, a user keypad and a back-lit liquid crystal display; SmartKit® Laundry, a system that allows Cash Card payment at individual machines in a laundry facility; and SmartKit® for newspaper vending machines.

          We also developed Qlink®, a hand-held computer data retriever that allows data to be downloaded from SmartKit® readers. Our SmartKit® and Qlink® systems are currently being used in commercial applications throughout the world. See “Our Products” below. We have incurred approximately $7 million over the past five years researching, developing, marketing and selling our SmartKit® and Qlink® products.

          Our implementation and product rollout strategy has historically been to participate in bank-sponsored pilot programs of VisaCash and Mondex/MasterCard card systems as well as marketing our products to other card-issuing organizations and companies for proprietary card applications. See “Our Product Deployment” below.

          In developing products for use with bank-issued cards, our systems were required to comply with and be certified to international standards. As a result, our product line supports multiple smart card platforms, including bank card platforms and proprietary card platforms. We offer complete turnkey card payment systems that use our proprietary stored value cards and other stored value card schemes.

Our Products

          We design, develop and market hardware and software for electronic cash applications that allows Cash Card payments to be accepted in a wide range of vending machines, parking meters, gaming devices and other applications. In addition, our products can be used for identification and security functions. We have the capability of providing top-to-bottom technology in both off-the-shelf and custom design smart card solutions.

SmartKit®

          SmartKit® is a payment control system that allows Cash Card payments to be accepted in a wide range of vending machines. SmartKit® has been certified by VisaCash and Mondex/MasterCard, the principal bank card systems and proprietary Cash Card systems that use Cash Cards issued by a company, institution or organization. Both VisaCash and Mondex/MasterCard impose stringent testing requirements before a device is certified for use with their Cash Cards. The SmartKit® reader has been tested in markets throughout North America and Europe and works concurrently with multiple Cash Card schemes.

          Designed for ease of use, Smart Kit® features a card acceptor, a user keypad and a crisp back-lit liquid crystal display. SmartKit® validates the Cash Card and authorizes the transaction in about two seconds; the message “SELECT PRODUCT” advises the customer to make a selection. The card balance before and after the transaction may be displayed, depending on the Cash Card system specifications.

          SmartKit® is offered in kit form for field installation in existing equipment or for factory installation in new equipment. SmartKit® consists of a custom computer and a custom smart card interface in a steel enclosure designed for quick installation in the vending machine. A molded front panel with display and push buttons attaches to the front and provides a standard user interface for all installations. SmartKit® installs in a knock out panel provided for bill acceptors. A standard configuration for these panels has been adopted by nearly all equipment manufacturers. The kit is shipped with different interface cables for the different internal standards.

          Installation of SmartKit® is simple. The removable panel on the machine is typically held in place by four nuts accessible from within the machine. When the panel is removed, SmartKit® is installed in the opening using the same four nuts. SmartKit® interface cables are provided with male and female plugs to fit the coin changer interface in the machines. Using the appropriate interface harness, the installer unplugs the coin acceptor from the machine and plugs SmartKit® into its place. The coin changer is then plugged into the female connector on the SmartKit® harness.

SmartKit® II

          SmartKit® II was engineered specifically for vending machine applications and capitalizes on the modular design of our latest generation of Cash Card payment systems. The modular configuration of SmartKit® products enables us to offer cost-effective, flexible and scaleable Cash Card solutions for a greater number of markets. Features such as loyalty program capability are tailored to meet the requirements of individual clients, from original equipment manufacturers (“ OEM”) to route operators.

          SmartKit® II features a card acceptor, a user keypad and a back-lit liquid crystal display. Cash Card transactions are quick and simple. Like SmartKit®, SmartKit® II will validate the Cash Card and authorize the transaction in just a few seconds. Depending on the card specification chosen, the card balance before and after the transaction can be easily displayed.

          Integrating Cash Card payment with existing payment options, SmartKit® II installs in almost all vending machines. We use multi-board architecture designed to enable us to configure board components compatible with current, custom and future requirements for power supply, software, data-storage and communications needs. SmartKit® II’s wide system compatibility and future upgrading or expansion should permit the support of additional card systems. SmartKit® II supports VisaCash, Mondex/MasterCard and additional Cash Cards, including proprietary card systems.

Qlink®

          Qlink® is a “palmtop” computer linking card-accepting devices (“CADs”), such as our SmartKit®, with host computers and/or data gathering systems without the need for telecommunications.

          Until recently, VisaCash installations have required phone or radio communications to each CAD. For many applications the expense was prohibitive. Networks generally reduce costs when similar CADs are clustered in close proximity. Where operators need to communicate with various types of CADs, networking may not be successful. Also, applications like vending frequently have scattered machine locations, making networking impractical.

          Qlink® offers a solution to these obstacles. It collects data from one or many CADs and stores the files for later transmission to Visa. When connected to a modem, Qlink® dials the concentration point (“CP”) and transmits the data collected from each CAD. The CP returns updated information for each CAD via Qlink® during the next data collection session at the CAD.

          Qlink® can communicate with and handle data from various types of CADs. It can store data from over 100 CADs spread over any distance. When connected with the CP it presents the CADs as stations on a network. Qlink® is part of the QLink Management System (“QMS”). QMS is designed to provide enhanced control and reporting for merchants. CADs in unattended devices, such as vending machines, currently offer little direct reporting to the merchant. QMS provides merchants with CAD supervision capabilities.

          Qlink® allows direct reporting of the value of each upload from each CAD. It also reports the value of any re-transmission of old data when CADs re-send files per the specification. Reports can be viewed on the Qlink® screen and can be printed. Qlink® can communicate with a CAD either through a standard serial port or through the CAD Smart Card reader. For some applications, such as laundry machines, communication through the Smart Card reader is more convenient than internal serial port access. Even in standard point-of-sale applications, data access through the reader can be the most practical approach. For these cases, Qlink® works with our SmartLink paddle, which is inserted in the smart card reader and permits data access through the reader.

          Qlink® consists of our Qlink hand-held software running on a palmtop computer together with a modem, cables and connectors as necessary for communications with CADs.

SmartKit® Laundry

          The SmartKit® Laundry system allows Cash Card payment at individual machines in a laundry facility. SmartKit® Laundry can be integrated into most modern laundry machines. Support for custom or proprietary card systems is also available. SmartKit® Laundry is an unattended point-of-sale application where Cash Card payment offers major advantages over traditional payment methods. Laundry facilities, particularly in apartment buildings, are vulnerable to damage by thieves attempting to access cash. This creates revenue loss and repair costs for machine operators and causes frustration for customers. Card payment can eliminate these problems.

          Cash Card transactions are quick and simple. They dispense with the need for exact change and coin collection. Using on-line credit and ATM accounts, Smart Card re-valuation may be done electronically making laundry facilities cashless and revenues secure. This makes payments convenient, improves security and increases customer satisfaction. SmartKit® Laundry is part of the SmartKit® modular system of electronic Cash Card payment products. Other devices that share the payment module include vending machine kits and OEM kits for applications such as payphones and newspaper vending. Using SmartKit® products, coin-free pay laundry facilities are now possible. We can quickly implement custom machine interface modules for new applications.

          SmartKit® Laundry design offers cost-saving custom configuration. For example, it may be delivered with or without its own display and configured for either networked or stand-alone operation. Networked, the system allows automated data upload and exception log handling. For stand-alone machines, a hand-held reporting device is available. We can custom craft a card supply system to meet the needs of the vendor and the customer.

          SmartKit® Laundry supports installation in existing and future OEM laundry devices, including the Maytag G2, Maytag G1 and other coin-drop appliances. For modern machines such as the Maytag G2, a full serial interface with the controller is supported. For older coin-drop type machines the standard pulsed interface is used. SmartKit® Laundry design is easily installed in the field or on the factory floor.

SmartKit® for Newspaper Vending

          SmartKit® for Newspaper Vending is designed to increase access to newspapers by allowing consumers to buy newspapers using Cash Cards.

          Newspaper vending boxes of varied design use the SmartKit® for Newspaper Vending system and are in use around the world. We can develop a solution to the specific requirements of most publishers or equipment manufacturers. Our products for the newspaper industry offer card acceptance with a battery powered device in a harsh environment and provide several years of service from a single battery.

QICash™

          QICash is a proprietary smart card purse offered by us for deployment in government and business applications. The product is scalable to meet a range of security features and system size requirements. As the supplier of both the card payment system itself and the supporting system hardware, we believe we are uniquely positioned to provide solutions tailored to the needs of our clients.

QI Value™

          QI Value is a system consisting of a range of products for loading value to smart cards. We offer self-serve cash to card load stations, and countertop value load terminals are offered. QI Value products are primarily used in government and industry applications. For example, the City of San Diego has installed QI Value terminals to enable convenience store operators to load value to Cash Cards used in parking meters throughout the city.

QI SmartVend™

          QI SmartVend is the market name we apply to a range of turnkey financial and device control systems. The system will typically include our stored value cards, QI Value reload terminals and our SmartKit® payment terminals communicating with or directly controlling self-serve devices for delivery of products or services.

          A good example of the concept is our Ranch Water Control system installed in Fort Collins, Colorado. It consists of a self-serve card sale and reload station, a water delivery control station and our stored value cards. The devices are packaged in secure, climate-controlled cabinets for unattended outdoor operation in all weathers. It is a complete turnkey solution that automates the processes of revenue collection, product delivery and micropayment processing at time of delivery.

          QI SmartVend systems can be developed for essentially any form of self-serve device. Examples of systems in development or under consideration include revenue and control systems for pay showers for campgrounds, gaming machines in various configurations, amusement machines and exercise equipment. Cash Card technology is evolving quickly, and we are committed to keeping our products current through ongoing research and development, planning and product flexibility.

Our Marketing Strategy

Historically, our marketing strategy has consisted of two major initiatives:

•	develop close relationships with the card associations and with their member financial institutions; and

•	establish strategic partnerships with companies and organizations that can benefit from our technology in proprietary applications or could use the same core technology in parallel industry segments.

          Our strategy was based on a belief that open Cash Card schemes, sponsored by financial institutions, would be developed over a few years and would then deploy rapidly in commercial applications.

          Our strategy was to use the relationships with the card associations to achieve credibility and market share, which would allow us to develop strategic partnerships to meet product demand and respond to the demand for commercial deployment.

          We established good relationships with Visa, Mondex/MasterCard and other major financial institutions. We participated in several significant North American deployment projects for the VisaCash and Mondex/MasterCard card systems. Although we believe our strategy of establishing strong relationships with the banking community was very successful, banks have not yet proceeded to commercial deployment of Cash Card products in North America, and we have concentrated our recent marketing efforts on proprietary systems.

          We believe that our relationships with the financial institutions and our successes in their pilot programs have helped us to establish a reputation for competence and technical excellence. Our systems, designed and certified to meet the demanding requirements of the bank-issued card schemes, are also fully able to support the simpler card schemes typically used in private industry deployments. Our marketing strategy is to promote our products and capabilities by:

•	marketing our products to companies, institutions and organizations issuing Cash Cards; and

•	offering QICash turnkey solutions to clients looking for the tools to implement closed electronic cash systems.

          To date, our marketing efforts have been directed predominantly to the parking industry and the university campus industry. In the campus market, our products are used with card schemes deployed by Touch Technologies and by EFM (Enterprise Funds Management). These installations include our SmartKit® terminals installed in vending, parking, laundry and microfiche machines, in photocopiers and in print server controllers. They also typically include QI Value self-serve card reload machines.

          In the parking industry, we have developed SmartKit products to meet specific requirements of parking equipment OEMs. Our history of supporting multiple card schemes has allowed us to provide flexible solutions so our customers can meet the changing needs of their business and government clients. For these applications, we have developed hybrid versions of the SmartKit product, supporting both smart cards and magnetic strip credit cards. We believe the parking industry is an excellent example of an application where chip cards are being deployed in North America today because they are the most cost-effective solution, particularly for municipal parking operations.

          Stored value card systems have historically been very costly to deploy. We believe that our experience and expertise with a wide range of other card systems allows us to offer complete turnkey solutions tailored specifically to the needs of potential clients at lower costs than competing systems.

          Our systems can also be used as a secure ID badge, with or without the stored value purse. We continue to seek new opportunities to use our card technology for applications other than stored value electronic cash.

          Our marketing strategy for fiscal 2006 can be summarized as follows:

•	maintain and renew relationships with the card associations and financial industry;

•	continue to develop strategic relationships with other card-issuing entities on a global basis;

•	continue to seek new clients and new industries for new applications of Cash Card technology with complete turnkey systems; and

•	continue to seek new clients and new industries for new applications of other chip card technologies.

          In the past we have attended and/or exhibited at trade shows in the smart card, computer technology, banking, parking, vending and laundry industries. In the coming year we plan to expand our trade show involvement to include the gaming industry.

Our Product Deployment

          Our core products were extensively deployed, tested and proven in the various pilots and programs with VisaCash and Mondex/MasterCard throughout North America and in some programs on other continents. In the past three years product deployments have been predominantly to university campus and parking applications.

          Our strategy is to continue to design and document our products for high volume manufacturing and third-party contract assembly in preparation for the time when the market for the products matures to justify these steps. In the interim, we are using third-party contractors for circuit board manufacture and assembly but perform all the steps of final assembly and test of our products in our own plant.

          We have made substantial investments developing relationships with financial institutions and preparing products for markets created by their deployments of Cash Card products. Although we continue to believe that this market will develop, we cannot predict when banks will proceed with deployment. In the interim, we must focus our energies and strategies on proprietary systems and turnkey solutions for existing applications and new markets.

Proprietary System Platform Strategy

          Examples of proprietary systems include laundry systems, newspaper vending systems, parking systems, university campus systems (for copiers, vending machines, printers, libraries, etc.), telephone card systems, tobacco dispensing systems, bulk water dispensing systems and other systems that accept smart card payments from cards issued by the organization. We have installed or have arrangements to install our products in a variety of proprietary system applications, including:

•	Telus Communications Ltd. – Prison and university campus solutions in Canada

•	City of Fort Collins, Colorado – Ranch water systems

•	Cale Systems Inc. – Parking solutions in Canada, the United States and Sweden

•	Rothman’s Benson & Hedges – Tobacco programs in Canada

•	Aurora Bar Code – Bulk water systems in Canada

•	CardLogix – Parking systems in the United States

•	Touch Technology (TTI) – Campus and mass transit solutions in Canada and the United States

•	Pepsi-Cola Canada – Vending and university campus systems in Canada

•	Pepsi – Venezuela – Vending and university campus systems in Venezuela

•	Coffee Solutions – Vending and university campus systems in Venezuela

•	USA Today – Vending and university campus systems in the United States

•	Coca Cola – Vending and university campus systems in Canada, the United States, Norway and England

•	Jayd, LLC – Pay and display parking, and revalue stations utilized in the United States

•	EFM – Smart business solutions to colleges and educational institutions in the United States

•	Lexis Parking Systems – Metered parking solutions in Canada and the United States

          To date, we have installed over 3,500 QI Cash Card payment terminals in proprietary system applications in Canada, the United States, Venezuela, Norway and England.

The Cash Card Industry

          Cash Card or “smart card” technology was developed in 1974. In 1992 and 1993, France became the first country to roll out a national banking system using smart cards. By the beginning of 1993, all of the 21 million banking cards issued in France were smart cards. In 1994, France Telecom reached an agreement allowing 22 million Carte Bancaires cardholders access to the 120,000 French chip-reading public telephones. (Source: The Smart Card 1998, Jones and Mearns). Following the successful introduction of smart cards in France, other countries began deploying smart cards for a number of applications in industries ranging from banking to telecommunications, from healthcare to pay television. Frost & Sullivan estimates that approximately 592 million smart cards were shipped in Europe in 1997. In recent years, Asia has begun to deploy smart card technology in several industries.

          Businesses in North America have been slower to adopt smart card technology because of the wide usage and existing infrastructure of magnetic stripe technology, the cost of deploying new technology and the lack of industry-wide standards for smart card operating systems. However, we believe that smart card technology is likely to achieve greater adoption in North America for several reasons, including:

•	The cost of producing smart card products, including microchips, cards, readers, writers and terminals, is declining continuously;

•	Smart card technology offers much more functionality and flexibility than the magnetic stripe credit/ debit card technologies that are currently popular in North America because:

	o	magnetic stripe cards are simply ID badges with little or no security

	o	smart cards store hundreds or thousands of times more information;

	o	smart cards are more reliable;

	o	smart cards are more secure;

	o	smart cards are much more difficult or impossible to copy;

	o	smart cards can be used for a wide variety of applications (payment methods, identification, security, authorized access, etc.);

	o	smart cards can provide advanced security features including data processing and encryption; these features are simply not possible on magnetic stripe cards; and

	o	smart cards allow secure off-line transactions;

•	Operating system advances, such as JavaCard and Multos, have allowed multiple applications to be co-resident in the cards;

•	New technology such as the Internet and electronic commerce have increased the need for the added security and versatility smart cards provide; and

•	Several industry standards have been recently developed by such organizations as Europay, MasterCard and Visa.

Self-Serve Point-of-Sale Applications

          We believe that the world vending machine and point-of-sale payment industry is a major market opportunity for Cash Card technology. There are over seven million vending machines in the United States with annual sales in excess of $11 billion. In Europe the market is even larger, with one vending machine for every 120 people. In Japan, the ratio is one vending machine for every 25 people. In the United States alone, there are over seven million vending machines, including over 1.7 million canned cold drink machines. The vending market is growing about 35-40% per year. Vending Times says that the vending industry is presently a $45-$50 per year billion business.

          Our SmartKit® technology applications permit conditional access, security, flexible multi-card payment and data storage to be performed in a low-cost, easy-to-use, secure manner. Conditional access and security applications include those that restrict the use of products and services. Payment system applications include the use of smart cards in connection with credit and debit card systems, as well as coin and currency replacement, couponing and electronic commerce. Data storage applications can use the data storage capacity of smart cards to provide the secure storage of data in a durable, portable form.

          SmartKit® can be installed in most of the vending machines in use in the United States and around the world, as well as in new models being manufactured. Once installed in vending machines, we believe that SmartKit® offers significant advantages, including reduced cash handling, reduced costs related to on-line verification, automated credit to merchant accounts, increased data gathering and accounting flexibility, reduced losses from theft and equipment damage from attempted theft. Cash Card payment also allows for pricing flexibility and eliminates the need and expense for bill validators and handling change. Smart cards provide an easy, flexible and cost-effective way to achieve the key benefits of highly secure, authenticated transactions.

Principal Supplier and Sources and Availability of Raw Materials

          We manufacture our products from components provided by third parties that are readily available, sourced in Canada and the United States and subject to standard purchase and credit terms in the industry. We believe that alternative supply sources for the components we use are available with relative ease of effort and without compromising our manufacturing capabilities.

Competition

          Competition in the technology markets in which we operate is intense and is characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and rapid changes in customer requirements. To be competitive, we must continue to develop and introduce, on a timely and cost-effective basis, new products and product features that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers (see “Research and Development” below). The principal competitive factors affecting the market for our products are the product’s technical characteristics, price, install ability, multi-card scheme flexibility, strategic relationships, customer service, reputation in the industry and brand loyalty. In order to compete, we will be required to continue to respond promptly and effectively to the challenges of technological changes and our competitors’ innovations.

          Several of our competitors have greater financial, technical and other resources than we do. SCM Microsystems, Gemplus, Utimaco, Towitoko Electronics, Philips Electronics, Activcard, Coincard, Smartmove and PubliCARD Cash Card systems compete directly with our SmartKit® card readers. Our SmartKit® laundry Cash Card products also compete with Danyl, ESD and Set-O-Matic commercial laundry Cash Card products. Several of our competitors develop, market and sell their own proprietary Cash Cards and Cash Card systems, which may have features that we cannot offer. Smartmove has developed a Cash Card reader that, like ours, supports multiple Cash Card platforms. In the future, OEMs, peripheral equipment manufacturers and software development companies may develop systems that compete directly with our SmartKit® and Qlink® products.

          Many of our current and potential competitors have longer operating histories and significantly greater financial, technical, sales, customer support, marketing and other resources, as well as greater name recognition and a larger installed base of products and technologies than we do. In addition, as the Cash Card market develops, a number of companies with significantly greater resources than we have could attempt to increase their presence in the market by acquiring or forming strategic alliances with our competitors, resulting in increased competition. We cannot assure you that we will successfully compete against established competitors or that our SmartKit® system will gain market acceptance.

Research and Development

          During the last several years, we have spent approximately $1.032 million on research and development efforts. We currently employ seven (7) employees and three (3) contractors who develop our technology. Our current research and development efforts focus on designing SmartKit® Cash Card systems that are compatible with multiple Cash Card platforms. We currently have projects involving security, identification, gaming and data transfer application under development.

          We are currently undertaking the following research and development projects:

PROJECT	DESCRIPTION	STATUS

Hybrid Credit Card	Software development for SmartKit® Hybrid Cash reader that will permit the use and storage of credit cards in machines previous coin only.	Ongoing

Data Base Management/ Third Party Application Tools	Improve data base management functionality of our SmartKit® readers and Qlink® system	Ongoing

Functionality Improvement	Improve functionality and compatibility of our SmartKit® Cash Card systems with OEM and other platforms	Ongoing

          We work closely with VisaCash and Mondex/MasterCard to monitor advancements in Cash Card technologies and undertake research and development efforts necessary to maintain the multi-platform compatibility of our SmartKit® Cash Card systems.

Description of Property

          We have no material tangible fixed assets, property, plants or equipment.

Legal Proceedings

          We are not and have not been involved in any legal or arbitration proceedings which may have, or have had in the recent past, significant effects on our financial position or profitability, including governmental proceedings pending or known to be contemplated.

Market Information

          Our common shares began trading on the OTCBB on May 23, 2001. The following tables set out the price history of our common shares on the OTCBB for the following periods:

OTCBB Quarterly Price History-Nine most recent fiscal quarters

Period		High (US$)	Low (US$)

Fiscal 2006	Second Fiscal Quarter ended December 31, 2005	0.41	0.18

	First Quarter ended September 30, 2005	0.70	0.24

Fiscal 2005	Fourth Fiscal Quarter ended June 30, 2005	0.27	0.12

	Third Fiscal Quarter ended March 31, 2005	0.20	0.11

	Second Fiscal Quarter ended December 31, 2004	0.25	0.12

	First Fiscal Quarter ended September 30, 2004	0.42	0.17

Fiscal 2004	Fourth Fiscal Quarter ended June 30, 2004	0.48	0.23

	Third Fiscal Quarter ended March 31, 2004	0.43	0.18

	Second Fiscal Quarter ended December 31, 2003	0.41	0.16

	First Fiscal Quarter ended September 30, 2003	0.50	0.09

Holders

          We have one class of common equity. As of February 21, 2006, there were approximately 2,075 holders of our common equity.

Dividends

          We have not, during the three completed financial years, declared or paid any dividends on our common shares and do not currently intend to pay dividends. Earnings, if any, will be retained to finance further the growth and development of our business.

Securities Authorized for Issuance under Equity Compensation Plans

          The following table sets forth information related to our equity compensation plans as of February 21, 2006:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)

Equity Compensation Plans approved by security holders	1,076,000 options	US $0.42	2,369,500

Equity Compensation Plans not approved by Security Holders	Nil	Nil	Nil

Total	1,076,000 options		2,369,500

          On December 10, 2004, our shareholders approved an amendment to our stock option plan, which increased the number of our common shares that have been allocated and reserved for use in our incentive stock option plan from 2,175,000 shares to 4,000,000 shares.

Securities Authorized for Issuance under Outstanding Warrants

          As of February 21, 2006, we had warrants outstanding to purchase an aggregate of 15,553,076 shares of our common stock at exercise prices from U.S. $0.25 to U.S. $0.30 per share. These warrants expire on various dates between April 1, 2006 and September 1, 2007.

          Each of our outstanding warrants is exercisable for one share of our common stock. Warrants to purchase 2,727,271 shares are exercisable at an exercise price of $0.30 per share until April 1, 2006; warrants to purchase 1,363,636 shares are exercisable at an exercise price of $.30 per share until November 17, 2006; warrants to purchase 6,820,500 shares are exercisable at an exercise price of $.25 per share until September 1, 2006; and warrants to purchase 4,641,667 shares are exercisable at an exercise price of $.30 per share until September 1, 2007.

Selected Financial Data

          The following table sets forth selected financial data regarding our consolidated operating results and financial position. The data has been derived from our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in Canada. For reconciliation to accounting principles generally accepted in the United States, see Note 14 to our Consolidated Financial Statements dated June 30, 2005. The following selected financial data is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto included elsewhere in this annual report. The selected financial data is expressed in United States dollars in accordance with accounting principles generally accepted in Canada.

	Six Months Ended December 31 (unaudited)		Years Ended June 30

	2005 (US $)	2004 (US $)	2005 (US $)	2004 (US $)	2003 (US $)

Revenue	122,966	271,521	390,111	383,722	325,422
Costs of Goods Sold	53,464	130,841	216,652	75,320	84,742
Gross Margin	69,502	140,680	173,459	308,402	240,680
General & Administrative Expenses	369,207	183,156	1,178,110	1,554,611	951,029
Net Gain (Loss) from Continuing Operations	(804,640)	(304,923)	(1,004,651)	(1,246,209)	(710,349)
Canadian GAAP			(982,179)	(1,183,895)	(710,175)
US GAAP			(982,179)	(1,183,895)	(710,175)
Net Loss per Share
Canadian GAAP	(0.02)	(0.02)	0.04	0.06	0.04
US GAAP			0.04	0.06	0.05
Working Capital	448,705
(Deficiency)		(242,721)	(135,913)	(198,097)	(707,137)
Total Assets	878,599	335,457	719,257	362,956	251,027
Total Liabilities	405,604	568,042	846,064	548,572	940,993
Shareholders’ Equity
(Deficiency)
Canadian GAAP	472,995	(335,457)	(126,807)	(185,616)	(689,966)
US GAAP			(116,807)	(175,616)	(679,966)
Long-term Obligations	Nil	Nil	Nil	Nil	Nil
Outstanding Number of Shares	40,194,303	22,866,416	24,230,053	22,246,598	16,363,501
Dividends Declared	Nil	Nil	Nil	Nil	Nil

Currency and Exchange Rates

          The following tables set out the exchange rates for one Canadian dollar expressed in terms of one United States dollar derived from the reciprocals of the noon buying rates in New York City for cable transfers payable in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York.

          The high and low exchange rates for each month during the previous six months are as follows, expressed as one Canadian dollar per United States dollar:

	High	Low
Month	Cdn $	Cdn $

January 2006	1.17	1.14
December 2005	1.17	1.15
November 2005	1.19	1.16
October 2005	1.18	1.16
September	1.18	1.16
August 2005	1.21	1.18

          The average closing exchange rates for each of our three previous fiscal years ended June 30 are as follows:

Average
Fiscal Year Ended	Cdn $

June 30, 2005	1.24
June 30, 2004	1.34
June 30, 2003	1.51

          On February 21, 2006, the exchange rate of Canadian dollars into United States dollars, based upon the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York, was $0.87 (US $1.00 equals Cdn $1.1464).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

          All figures below are expressed in U.S. dollars except where noted.

          The following discussion and analysis of the results of our operations and our financial position should be read in conjunction with our audited consolidated financial statements and notes thereto for the years ended June 30, 2005 and 2004 and our unaudited consolidated financial statements for the six month periods ended December 31, 2005 and 2004.

          Our financial statements have been prepared in accordance with Canadian generally accepted accounting principles and the standards of the Public Company Accounting Oversight Board (U.S.). Our reporting currency is the U.S. dollar.

OVERALL PERFORMANCE

          For the twelve months ended June 30, 2005, and the six month interim period from July 1, 2005 through December 31, 2005, we operated as a designer, developer and marketer of hardware and software for smart cards. We are a leading supplier of smart card systems for various vertical markets including vending machines, parking meters, gaming, photocopiers, laundry machines and water operators. Our products have been installed in Canada, the United States of America, Venezuela, the United Kingdom and Norway.

          Our SmartVend technology enables debit card purchases by consumers from a wide range of vending machine types. The SmartVend system supports many card schemes, including VisaCash, Mondex (Multos), CANTV (Venezuelan phone card), Touch Technology (TTI), EFM, ParkSmart, Telus, SmartCentric, QI Card,

Parcxmart and others. Due to the modular structure of SmartVend, a single unit can run multiple card schemes in parallel and new schemes can be easily added at any time. SmartVend systems have been installed in Coca-Cola and Pepsi vending machines, coffee, snack and sandwich machines, laundry machines, copiers, newspaper vending boxes for such publications as USA Today and in parking machines. We are also expanding our presence in liquid management and control. Initial applications have been in bulk water distribution for municipalities. In the future, we intend to develop applications for oil and gas wells and water recycling stations.

          We derive our revenues from the sale of products and systems. Our main products are SmartKit, SmartKit Console, SmartKit Reload Station and QLink. Our central product is SmartKit, a smart card payment terminal designed for use in vending machines and other unattended point of sale terminals. Leveraging this technology, our engineering team has produced other products to utilize for custom solutions. While we have primarily concentrated on supplying our products to OEM manufacturers, in the future we intend to provide complete top-to-bottom smart card solutions, increase our market penetration in existing markets, exploit other vertical markets where smart card technology is applicable and promote system sales that provide us with ongoing revenue streams through service contracts, upgrades and process management fees.

          In fiscal 2005 and the first two quarters of fiscal 2006, we continued working towards introducing our products to the gaming industry, with a focus on the North American market. We also maintained a key business relationship and sales volume to our most significant client, which operates in the parking industry.

           In the six months ended December 31, 2005, we incurred a net loss of $804,640, compared to the six months ended December 31, 2004, when we incurred a net loss of $304,923. Sales revenues decreased from $271,521 in the six months ending December 31, 2004 to $122,966 in the 2005 period, as a result of temporary demand changes from our most significant customer. General and administrative expenses were also higher due to increased salaries and benefits and foreign exchange expenses. A $268,067 increase in investor relations expense from 2004 to 2005 also contributed to the increase in net loss. Financing activity during the period increased our cash holdings from $12,158 held for the six months ended December 31, 2004 to $350,785 for the six months ended December 31, 2005. We expect to be able to fund working capital deficiencies in future periods with existing cash flow and the issuance of equity.

          We incurred a net loss of $982,179 in fiscal 2005; a $201,716 decrease from the $1,183,895 net loss in 2004 and a $277,004 increase from the $710,349 net loss in 2003. This decrease in 2005 from 2004 is attributable to the lack of corporate finance expenses in fiscal 2005 versus the $116,166 of corporate finance expenses reported in fiscal 2004. A $198,293 reduction in investor relations expenses from 2004 to 2005 also contributed to the decrease in net loss. This reduction was offset, however, by higher cost of sales resulting from increases in inventory reserves for obsolescence. The net loss in 2003 was lower than the net loss in 2004 due to the absence in 2003 of stock based compensation and corporate finance expenses, and significantly lower investor relations expenses. We have funded, and expect to be able to continue to fund, our working capital deficiency by the issuance of equity. In 2005, we completed a private placement of common stock and warrants that resulted in our receipt of proceeds of $300,000, and we received proceeds of $120,300 and $150,000 from one brokered private placement and one non-brokered private placement, each of which closed subsequent to fiscal year end.

RESULTS OF OPERATIONS

Six Months Ended December 31, 2005 Compared with Six Months Ended December 31, 2004

          Revenues during the six months ended December 31, 2005 were $122,966, a 54% decrease from revenues in the period ended December 31, 2004. We attribute the decrease to temporary demand changes from our most significant client in the parking industry. Our sales for the period were derived primarily from the sale of smart cards and ancillary products to our client base, fundamentally within the newspaper vending industry. Most of the sales posted in the 2005 period were made to clients operating in the newspaper vending industry, followed by sales to clients operating in the leisure industry, specifically from sales to a client operating bike lockers. During the 2004 period, most sales were made to clients operating in the parking industry.

          Cost of sales during the 2005 period was $53,464, or 43% of sales, a slight improvement from the total cost of sales of $130,841, or 48% of sales, in the comparative 2004 period. Gross Margins were $69,502 or 56% of sales in the 2005 period, compared to $140,680 or 51% for the six months ended December 31, 2004.

          Administration expenses increased 50% from $183,156 in the 2004 period to $369,207 in the 2005 period. We attribute the change to an increase in the three major expenses of the 2005 period: salaries and benefits of $224,724 paid to employees performing administrative duties, foreign exchange expense (most of which was unrealized and refers to adjustments of monetary items at quarter end) and $30,853 of rent expense.

          Development costs in the six months ended December 31, 2005 were $80,435, a 44% decrease from the 2004 period. The most significant of those development costs included salaries and benefits of $77,823 paid to employees involved in the development of our products in the quarter. As a cost savings initiative taken during the period, we did not incur development consulting fees, while in the comparative 2004 period. We anticipate that development costs may increase in fiscal 2006 to accommodate our projected commercial activity growth. During the six months ended December 31, 2005, however, this growth still had not occurred. Consequently, we were able to post lower development costs than in the comparative 2004 period.

          During the six months ended December 31, 2005, we incurred an investor relations expense of $268,067, most of which represents the amortization over one year of the cost attributed to shares committed for issuance to an investor relations provider. Other costs include consulting fees provided to us with regards to investor relations. In the comparative 2004 quarter, we did not incur any investor relations or corporate finance expenses.

          Sales and marketing expense in the six months ended December 31, 2005 decreased 38%, from $111,427 in 2004 to $68,677 in the period ended December 31, 2005. We attribute the decrease to the elimination of the salary paid to our former Vice President of Sales and Marketing, whose responsibilities have been absorbed by senior administrative officers, as evidenced by the increase in administrative expenses. The sales and marketing expense incurred during the 2005 period consists primarily of salaries and benefits.

          Professional fees increased $50,797, from $26,618 in the six months ended December 31, 2004 to $77,415 in the six months ended December 31, 2005. We attribute the change to an increase in legal fees in the 2005 period, incurred in connection with our proposed change of domicile.

          We recorded an operating loss of $847,318 in the six months ended December 31, 2005, compared to an operating loss of $328,265 in the six months ended December 31, 2004. In the 2004 period, we recorded a Gain on Settlement of Debt of $22,167 in connection with settlement of an outstanding claim by a former officer and director. In the six months ended December 31, 2005, we posted a net loss of $804,640, or $0.02 per share, compared to a net loss of $304,923 or $0.02 per share in the comparative 2004 period.

          We spent $17,530 for various types of computer equipment during the six months ended December 31, 2005, compared to little or no such expenditures in the 2004 comparative quarter. In fiscal 2006, we will face the need to incur further capital expenditures to upgrade various computer hardware used by our employees to perform their development duties.

          In the six months ended December 31, 2005, we received $992,175 in cash proceeds net of issue costs, pursuant to private placements. We also received $48,667 from the exercise of stock purchase warrants. We repaid $20,109 in shareholder loans utilizing proceeds from such issuances. See Liquidity and Capital Resources.

          At December 31, 2005 our cash position was $350,785, with working capital of $448,705, compared to December 31, 2004 at which time our cash position was $24,134, with a working capital deficit of $242,721.

Year Ended June 30, 2005 Compared with Years Ended June 30, 2004 and June 30, 2003

          Revenues during the twelve months ended June 30, 2005 were $390,111, derived from the sale of smart card systems and ancillary products to our client base, particularly within the parking industry. Sales of our products increased 2% above sales achieved in fiscal 2004 and 20% above sales achieved in 2003. We attribute the increase in revenue from fiscal 2004 and 2005 compared to the increase from 2003 to 2004 to greater acceptance and penetration of our product within the parking industry. We anticipate that our revenue will continue to be derived from sales to a few customers in fiscal 2006. In fiscal 2005, 60% of our sales were made to a single customer, compared to 2004 and 2003, when 63% and 48%, respectively, were attributable to a single customer. We anticipate that revenue will increase during fiscal 2006 as a result of new orders and as we continue our marketing efforts to existing customers and plan to pursue new customers and applications for our products.

          Cost of sales during the 2005 period was $216,652, which represents 56% of sales, up from total cost of sales of $75,320, or 20% of sales, in fiscal 2004 and $84,742, or 26% of sales, in fiscal 2003. The increase in 2005 compared to 2004 and 2003 comes mainly from thorough inventory adjustments to account for obsolescence. Operating profits in fiscal 2005 were $173,459, or 44% of sales in 2005, compared to 80% in 2004 and 74% in 2003.

          Expenses are categorized as administration, development costs, investor relations, marketing, stock-based compensation, corporate finance, professional fees, bad debt, financing costs and interest and amortization.

          During fiscal 2005, investor relations costs of $42,313 were incurred in association with services pursuant to a secured capital financing, mainly a brokered private placement that closed subsequent to year end. Most of the investor relations expense accrued in 2005 will be met with the issuance of shares. Investor relations costs decreased $198,293 from fiscal 2004 to 2005 because we decreased our focus on investor relations in 2005; however, investor relations expenses were still significantly higher than investor relations expenses in 2003. Due to an investment relations agreement entered into at the end of 2005, we expect investment relations expenses to be significantly higher in 2006.

          Administration expenses were $406,154 in 2005, compared to $419,060 in 2004 and $305,404 in 2003. These 2005 expenses include the following three major expenses: salaries and benefits paid to administrative employees and managers of $47,776, management fees of $97,962 and $56,684 of rent expenses. Most expenses were essentially flat in 2005 compared to 2004 due to revised cost allocations of salaries of specific employees, increased travel expenses, consulting fees and contract labor, regulatory and compliance expenses and in general terms, higher office expenses, reflecting the increased business activity in 2005 and 2004. The overall decrease in administrative expenses in 2005 was caused by foreign exchange benefits in 2005, which did not occur in 2004. It should be noted that $148,923 of management fees and salary expenses to our President and CEO remained outstanding at the end of fiscal 2005, and were recorded as a current liability under accounts payable. We anticipate that most administrative expenses in fiscal 2006 will remain comparable to 2005 expenses, except for salaries and benefits, which will increase to reflect the hiring of a full time CFO/COO.

          Development costs in 2005 were $269,997, of which the most significant category of expense was for salaries in 2005, and benefits paid to employees involved in the development of our products, which were $192,545 in fiscal 2005 compared to in 2004. We paid $56,610 to consultants to assist in the development of technology products and provide guidance to our full-time employees. The third most significant development cost in 2005 was $20,360 paid for contract labor. While development costs decreased in 2004 from 2003 levels and in 2005 from 2004 levels, they are expected to increase in fiscal 2006 to accommodate our expansion into the gaming and other industries.

LIQUIDITY AND CAPITAL RESOURCES

          During the six months ended December 31, 2005, we issued 150,000 common shares at a cost of $37,500 as an incentive payment to our new CFO/COO. We also issued a total of 3,062,500 common shares, the issuance of which had been pending from the year ended June 30, 2005 in connection with an investor relations contract and the finance fees associated with that contract.

          Also during the six months ended December 31, 2005, we completed a brokered private placement of 6,820,500 units at $0.10 per unit for gross proceeds of $682,050. Each unit was comprised of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one common share at $0.25 per share. The warrants expire on August 31, 2006. In connection with this placement, we paid $68,205 in cash and issued 150,000 common shares as commissions. At December 31, 2005, we had received all subscriptions for this placement.

          We also completed a private placement of 4,641,667 units at $0.15 per share for gross proceeds of $696,250 during the six months ended December 31, 2005. Each unit was comprised of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one common share at $0.30 per share. The warrants expire on August 31, 2007. In connection with the private placement, we incurred share issuance costs of $10,000. At December 31, 2005, we had received all subscriptions for this placement.

          In addition to the capital generated through our private placements, we received $206,667 from the exercise of 1,033,333 stock warrants at an exercise price of $0.20 during the six months ended December 31, 2005.

          During the year ended June 30, 2005, warrants for 43,000 shares were exercised for net proceeds of $17,200, warrants for 1,363,636 shares were issued in connection with a private placement, at an exercise price of

$0.30 per share and with an expiry date of November 17, 2006 and warrants for 3,820,333 shares expired unexercised.

          As disclosed in Results of Operations, we posted a net loss in the first six months of fiscal 2006 of $413,389. Losses in subsequent periods will be reduced or eliminated if we are able to secure sales streams that still are not fully in place at the date of this report. Even if we achieve decreasing quarterly losses in subsequent periods, we may face the need to raise additional funding in the capital markets or through further short or long-term debt in the near future, until we can achieve positive cash flow from operations.

          We are not subject to debt covenants and do not anticipate that we will incur any default or arrears on payment of leases or debt principal or interest.

          At December 31, 2005, we had outstanding 15,552,076 shares subject to purchase warrants, with exercise prices ranging from $0.25 to $0.30, and 1,076,000 shares subject to purchase options, with exercise prices ranging from $0.15 to $0.50.

          We currently are not committed to further capital expenditures for the purchase of property, plant and equipment.

CRITICAL ACCOUNTING ESTIMATES

          The most significant estimates made by management are related to the recoverability of accounts receivable, the value of inventories, as well as valuation assumptions related to the recovery of future tax assets and the fair value of our assets and liabilities.

CHANGES IN ACCOUNTING POLICIES INCLUDING INITIAL ADOPTION

          During the fiscal year ended June 30, 2005 and the first quarter of fiscal 2006, we did not adopt any new accounting policies.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

          We do not believe we have any material exposure to interest or commodity risks. We do not own any derivative instruments, do not engage in any hedging transactions and do not have any outstanding long-term debt.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

INDEMNIFICATION

          Section 145 of the Delaware General Corporation Law provides that indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, may be provided by the corporation to whatever extent specified in or authorized by:

•	the articles of organization;

•	a by-law adopted by the shareholders; or

•	a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

          Our Delaware certificate of incorporation includes provisions eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty except:

•	any breach of the directors’ duty of loyalty to us or our shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	from an unlawful payment of a dividend, stock repurchase or redemption; or

•	with respect to any transaction from which the director derived an improper personal benefit.

          Our Delaware bylaws provide indemnification to our directors and officers against claims to the fullest extent allowable under Delaware law.

AVAILABLE INFORMATION

          We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, prospectuses and other information with the Securities and Exchange Commission. Such reports, prospectuses and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at its principal office at 100 F Street, NE, Washington, D.C. 20549, and at the following Regional Offices of the Commission: in Chicago, 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604; and in New York, 3 World Financial Center, Room 4300, New York, New York 10281. Copies of such materials can be obtained at prescribed rates by written request addressed to the Securities and Exchange Commission, Public Reference Room, 100 F Street, NE, Room 1580, Washington, D.C., 20549. Information regarding the operation of the Public Reference Room can be obtained by calling 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and information about us. The address of such website is http://www.sec.gov. Our website address is http://www.qisystems.ca.

          We have filed with the Securities and Exchange Commission in Washington, D.C., a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the common stock to be issued in connection with our domestication. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all of the information set forth in the registration statement and its exhibits. For further information about us and the securities described in this prospectus, reference is made to the registration statement, including the exhibits filed or incorporated as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission at the address set forth above. While statements contained in this prospectus fully and accurately describe the material aspects of the transactions being contemplated, statements as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document.

PARTICULARS OF MATTERS TO BE ACTED UPON

PROPOSAL NUMBER ONE

DOMESTICATION TO THE STATE OF DELAWARE

GENERAL

          We are presently a corporation formed and operating under the laws of British Columbia. Our shareholders will be asked at the meeting to pass a special resolution authorizing us to domesticate to the State of Delaware under the Delaware General Corporation Law pursuant to Section 388 thereof, after which we will continue as if we had been originally incorporated under the Delaware General Corporation Law as a Delaware corporation. The special resolution also alters our authorized capital from 200,000,000 shares of our common stock without par value to 100,000,000 shares of our common stock, with a par value of US $.001 per share.

          Upon our domestication, the BC Business Corporations Act ceases to apply and the Delaware General Corporation Law becomes applicable to us as if we had been originally incorporated in Delaware.

          Our domestication will not result in any change in our business or our assets, liabilities, net worth or management. However, our Board of Directors may increase the size of our board after our domestication. See “Corporate Governance Differences -- Size of our Board of Directors.” Our shareholders’ holdings will not change. Our domestication is not a reorganization, amalgamation or merger.

          Upon consummation of our domestication, we will file a Current Report on Form 8-K with the United States Securities and Exchange Commission to reflect our domestication for the purposes of Section 15(d) of the Securities Exchange Act of 1934, as amended.

          Our domestication gives rise to a right of dissent. See “Right of Dissent.” If the right of dissent is exercised by any of our shareholders entitled to do so, and we effect our domestication, we will be required to purchase the dissenting shareholders’ shares at their fair value, calculated as the value of the shares immediately before the passing of the resolution for our domestication. This could adversely affect us. The special resolution will, therefore, provide authority to our Board of Directors not to proceed with our domestication if, in the board’s opinion, it is not in our best interests to do so.

VOTE REQUIRED

          To effect the special resolution authorizing our domestication, the special resolution must be passed by at least 75% of the votes represented and voting at the meeting in respect to this proposal number one.

          Under British Columbia law, abstentions and broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business but may not be counted as votes cast. Accordingly, abstentions and broker non-votes with respect to this proposal will not be considered and will not be counted in determining whether this proposal passes.

          OUR BOARD OF DIRECTORS UNANIMOUSLY HAS APPROVED OUR DOMESTICATION UNDER THE PROVISIONS OF SECTION 388 OF THE DELAWARE GENERAL CORPORATION LAW AND RECOMMENDS THAT OUR SHAREHOLDERS VOTE FOR OUR DOMESTICATION INTO THE STATE OF DELAWARE.

PRINCIPAL REASONS FOR OUR DOMESTICATION

          For many years, Delaware has followed a policy of encouraging incorporation in that State and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws, which are periodically updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware for their domicile or have subsequently reincorporated in Delaware in a manner similar to our proposal. Because of Delaware’s longstanding policy of encouraging incorporation in that State, and consequently its preeminence as the State of incorporation for many major corporations, the Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to Delaware corporations.

          In addition, we expect that most of our shareholders and customers will eventually be in the United States. Our shares are registered under the United States Securities Exchange Act of 1934, and we are subject to the reporting requirements thereunder. Therefore, because our business focus has shifted from Canada to the United States, we believe it is preferable to be governed by the laws of a State of the United States.

          In connection with the proposed change in our jurisdiction of incorporation from British Columbia to the State of Delaware, our Board of Directors has proposed that the par value of our shares of common stock be changed from no par value to $.001 par value per share because the Delaware franchise fees applicable to no par value shares could be significantly higher than those for $.001 par value shares. Par value represents the minimum consideration which must be received by us for the issuance of a share of stock. The change in par value will have no effect upon the rights of existing security holders. By voting in favor of our domestication, our shareholders are voting in favor of the change in par value of our common stock. If the proposal is approved, the change will be reflected in the new Delaware certificate of incorporation which will be filed with the Delaware Secretary of State’s Office.

BOARD OF DIRECTORS HAS DISCRETION TO EFFECT DOMESTICATION

          Notwithstanding the fact that our domestication is approved and adopted by the requisite vote of our shareholders, our Board of Directors may, in its discretion, elect not to effect our domestication. Some of the reasons that may cause our Board of Directors not to effect our domestication are if:

•	our domestication causes us to incur substantial tax liability;

•	a significant number of our shareholders elect dissenters’ rights; or

•	our Board of Directors determines that our domestication is not in our best interests and the best interests of our shareholders.

CORPORATE GOVERNANCE DIFFERENCES

          In approving our domestication, our shareholders will be approving the form of certificate of incorporation and bylaws attached as Appendices 2 and 3, respectively, and will be agreeing to hold securities in a corporation governed by Delaware law. In exercising their vote, our shareholders should consider the distinctions between Delaware and British Columbia law, some of which are outlined below.

Delaware and British Columbia Law Comparisons

          The Delaware General Corporation Law and our Delaware certificate of incorporation and bylaws differ in many respects from the BC Business Corporations Act and our British Columbia charter documents. This prospectus summarizes the principal differences that could materially affect the rights of our shareholders. The following summaries of provisions of our certificate of incorporation and bylaws do not purport to be complete and are subject to, and are qualified in their entirety by, reference to all of the provisions of our Delaware certificate of incorporation and bylaws attached as Appendices 2 and 3, respectively.

          Shareholder Quorum. Under our British Columbia articles, one shareholder (or one proxy holder representing shareholder(s)) holding shares representing in the aggregate at least 5% of the issued and outstanding shares that are entitled to attend and vote at such meeting constitutes a quorum at any meeting of our shareholders. Under Delaware law, a corporation’s certificate of incorporation and bylaws may specify the number of shares necessary to constitute a quorum at any meeting of shareholders; provided, however, that a quorum may not consist of less than one-third of the shares entitled to vote at the meeting. Our Delaware bylaws provide that, in general, 33 1/3% of our outstanding shares entitled to vote, present in person or represented by proxy, is required for a quorum at a meeting of our shareholders.

          Supermajority. Both jurisdictions permit the adoption of a higher requisite vote for specified types of corporate action, subject to specific limitations. As we have neither transitioned under the BC Business Corporations Act nor amended our articles to remove the application of the BC Business Corporations Act’s pre-existing company provisions, 75% of the votes present and voting at a general meeting of shareholders on a special resolution is required to amend our charter documents, including changing our name or altering our share capital, or any of the rights attached to those charter documents, to remove a director and for specified extraordinary corporate transactions. The Delaware General Corporation Law generally has no limit on how high a percentage the vote must be, provided such supermajority requirements are set forth in a corporation’s certificate of incorporation. Our Delaware certificate of incorporation provides for a supermajority vote to amend sections of our certificate of incorporation, as further discussed below. See “Corporate Governance Differences -- Amendments to Certificate of Incorporation and Bylaws.”

          Required Approvals of Shareholders. As we have neither transitioned under the BC Business Corporation Act, nor removed the application of the pre-existing company provisions of such act, various extraordinary corporate transactions, such as a merger, the sale of substantially all of our assets or the change of our jurisdiction, must be approved by 75% of the votes represented and voting at a meeting called for such purpose. Under Delaware law, such extraordinary transactions must generally be approved by shareholders holding a majority of the outstanding shares entitled to vote. Since a quorum under our British Columbia articles is one person holding shares representing in the aggregate at least 5% of the issued and outstanding shares, as compared to the quorum requirement under our Delaware bylaws, which is at least 33 1/3% of the outstanding shares entitled to vote, see “Corporate Governance Differences -- Shareholder Quorum,” shareholder action can be taken at a meeting under our British Columbia articles with a smaller percentage of the shareholder present than is required under Delaware law.

          Examination of Corporate Records. Under the BC Business Corporations Act, any person may, without charge, inspect all of the records required to be kept under the BC Business Corporations Act by a public company other than the records referred to in section 42(1)(l) to (o) and (r)(iii) of the BC Business Corporations Act. Persons may obtain copies of any of these documents upon payment of Cdn $0.50 for each page copied. Any person seeking to inspect the central securities register of a company must, before exercising the person’s right to inspection, provide an affidavit stating the name and mailing address of the applicant, or if the applicant is a corporation, its name and the mailing address, and, if different, the delivery address, of its registered office or equivalent and stating that the list will not be used except in connection with an effort to: (a) influence the voting of shareholders at any meeting of shareholders; (b) acquire or sell securities of a corporation; (c) effect an amalgamation or a similar process involving the corporation or a reorganization of a corporation; or (d) calling a meeting under sections 167(8) or 322(4) of the BC Business Corporations Act.

          Under Delaware law, shareholders have the right for any proper purpose to inspect, upon written demand under oath stating the purpose for such inspection, the corporation’s stock ledger, list of shareholders and its other books and records, and to make copies or extracts of the same. A proper purpose means a purpose reasonably related to a person’s interest as a shareholder.

          Minority (Dissenters’) Rights. Under the BC Business Corporations Act, shareholders of the corporation have the right to dissent from specified corporate acts involving:

•	amendments to articles to alter restrictions on the powers of the corporation or on the business it is permitted to carry on;

•	a continuation into another jurisdiction;

•	various forms of corporate reorganizations/amalgamations/arrangements; or

•	a sale, lease or exchange of all or substantially all of the corporation’s assets,

          and to exercise their statutory appraisal rights after such dissent, receiving a cash payment for the repurchase of their shares.

          Under Delaware law, shareholders have the right to dissent and exercise appraisal rights only with respect to forms of corporate mergers and consolidations. In addition, under Delaware law, appraisal rights are not available with respect to any shares of stock if, at the record dated fixed to determine the shareholders entitled to vote on such merger or consolidation, such shares were listed on a national securities exchange or held of record by more than 2,000 holders, unless, under the terms of an agreement of merger or consolidation, the shareholders are required to accept for their stock something other than:

•	shares of stock of the surviving corporation;

•

shares of stock of any other corporation which is listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or which has more than 2,000 shareholders of record;

•	cash in lieu of fractional shares; and/or

•	any combination thereof.

          THEREFORE, IN APPROVING OUR DOMESTICATION, OUR SHAREHOLDERS WILL BE AGREEING TO FOREGO THE MORE EXTENSIVE DISSENTERS’ RIGHTS UNDER THE BC BUSINESS CORPORATIONS ACT WITH RESPECT TO FUTURE ACTIONS.

          Disqualification of Directors. The BC Business Corporations Act permits only an individual to become a director of a corporation, and prohibits an individual from serving as a director if that individual is:

•	under the age 18;

•	found by a court in Canada or elsewhere, to be incapable of managing the individual’s own affairs;

•	an undischarged bankrupt; or

•

convicted in or out of British Columbia of an offense in connection with the promotion, formation or management of a corporation or unincorporated business, or of an offense involving fraud, unless the court orders otherwise or specified time periods have elapsed.

          Delaware law contains no comparable director prohibitions.

          Personal Liability of Directors. The BC Business Corporations Act provides that every director, in exercising his powers and performing his functions, shall act honestly and in good faith with a view to the best interests of a company and exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances. The BC Business Corporations Act also specifically imposes joint and several personal liability upon directors who vote for or consent to a resolution which is in violation of or contrary to applicable provisions of the BC Business Corporations Act relating to the corporation carrying out business or exercising powers that it is restricted by its memorandum or articles from carrying on or exercising, the payment of commissions or allowance of discounts on a sale of a corporation’s shares, the payment of dividends, the purchase, redemption or other acquisition of shares, or payment or the giving of an indemnity, subject to limited defenses. The BC Business Corporations Act provides that such liability is in addition to and not in derogation of any liability imposed on a director by any other legislation, regulation or rule of law.

          In addition, under a number of British Columbia and Canadian federal statutes, directors are personally liable for debts of a corporation such as those under the Employment Standards Act (British Columbia), which imposes liability for the unpaid wages of employees in an amount not exceeding two months wages for each employee in the event that the corporation failed to pay the wages. Other statutes impose personal liability on directors for corporate acts which have caused damage to third parties.

          The BC Business Corporations Act entitles a shareholder, including a beneficial owner of a share of a corporation, or a director of a corporation and any person whom the court considers an appropriate person to make application, with the approval of the Supreme Court of British Columbia, and in the name of the corporation, to commence legal proceedings to enforce a right, duty or obligation owed to the corporation that could be enforced by the corporation itself or to obtain damages for any breach of a right, duty or obligation whether the right, duty or obligation arises under the BC Business Corporations Act or otherwise. Derivative actions, therefore, may be brought by shareholders on behalf of a corporation against the corporation’s directors for damages or to enforce rights or duties owed by the director to the corporation. With leave of the court, a complainant may, in the name of and on behalf of a corporation, defend a legal proceeding brought against the corporation. Under the BC Business Corporation Act, there is no statutory limitation with respect to the monetary liability which may be imposed on directors, and our British Columbia articles and memorandum contain no such limitations.

          Under Delaware law, the directors of a corporation act in a fiduciary capacity and owe duties of loyalty and due care to a corporation and its shareholders.

          Under Delaware law, a shareholder may bring a derivative action against officers and directors of a corporation for breach of their fiduciary duties to a corporation and its shareholders or for other fraudulent misconduct, so long as the shareholder was a shareholder of the corporation at the time of the transaction in question or the shareholder obtained the stock thereafter solely by operation of law.

          Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director’s fiduciary duty of care, except where the liability arises:

•	from a breach of the director’s duty of loyalty to the corporation or its shareholders;

•	from acts or omissions not in good faith involving intentional misconduct or a knowing violation of law;

•	from unlawfully paying a dividend or approving Delaware stock repurchases or redemptions; or

•	from a transaction where the director derived an improper personal benefit.

          Our Delaware certificate of incorporation eliminates the liability of our directors to the fullest extent permissible under applicable law. The foregoing limitations on monetary damages, however, have no effect on the standard of care to which directors must conform or the availability of injunctive relief. See “Proposal Two -- Approval of Article NINTH of our Delaware Certificate of Incorporation.”

          Indemnification. The Delaware General Corporation Law generally provides that a corporation may indemnify a director against all costs, charges and expenses actually and reasonably incurred by the director, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action to which the director is a party by reason of his having been a director, provided that the director was acting in good faith. The indemnification permitted under Delaware law is not substantially different in nature or extent from that permitted under British Columbia law and currently provided for in our constituent documents. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

          Cumulative Voting. Cumulative voting entitles each shareholder to cast a number of votes that is equal to the number of voting shares held by such shareholder multiplied by the total number of directors to be elected, and to cast all such votes for one nominee or distribute the votes among up to as many candidates as there are positions to be filled. Without cumulative voting, a shareholder or group of shareholders must hold a majority of the voting shares to cause the election of one or more nominees. Cumulative voting enables a minority shareholder or group of shareholders holding a relatively small number of shares to elect a representative or representatives to the board.

          Under the BC Business Corporations Act and Delaware law, cumulative voting is permitted only if provided for in a corporation’s articles or certificate of incorporation. Neither our British Columbia articles, nor our Delaware certificate of incorporation provide for cumulative voting.

          Loans to Officers and Employees. Under British Columbia law, a company may give financial assistance by way of a loan, a guarantee, the provision of security or otherwise, to any person provided that, for any financial assistance that is material to the corporation and the corporation gives to:

•	a person known to the corporation to be a shareholder of, a beneficial owner of a share of, a director or, an officer or an employee of the corporation, or an affiliate of the company;

•	a person known to the corporation to be an associate of any of the persons referred to immediately above; or

•	any person for the purpose of a purchase by that person of a share issued or to be issued by the corporation or an affiliate of the corporation,

          the corporation discloses a brief description of the financial assistance, including the nature and extent of the financial assistance given, the terms on which the financial assistance was given and the amount of financial assistance given. In some circumstances, a corporation does not have to make the disclosure, including (among other circumstances) when the financial assistance is given to the person in the ordinary course of business, if the lending of money is part of the ordinary course of business of the corporation, or to a company of which the corporation is a wholly owned subsidiary.

          Under Delaware law, a corporation may make loan subsidies (including to directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation; provided, however, that under the Sarbanes-Oxley Act of 2002, a corporation subject to its provision is prohibited from directly or indirectly making or arranging for personal loans to its directors and executive officers.

          Dividends and Repurchases of Shares. British Columbia law prohibits a company from redeeming, purchasing or otherwise acquiring any of its shares if the company is insolvent or would be rendered insolvent by such action. However, under British Columbia law, the declaration and payment of dividends is regulated entirely by a company’s articles which typically give the directors authority to declare dividends. Directors who vote for or consent to a resolution authorizing payment of a dividend or a purchase, redemption or other acquisition of shares which would render a company insolvent are jointly and severally liable to the company to make good any loss or damage suffered by the company as a result. Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

          Interested Director Transactions. Under British Columbia law, contracts or transactions in which a director or senior officer of a company has an interest are not invalid merely because of such interest, because such interest was not disclosed or because the directors or shareholders have not approved the contract or transaction. However, the BC Business Corporations Act prescribes specified disclosure and approval procedures for contracts or transactions in which a director or senior officer has a material interest and the contract or transaction is material to the corporation.

          Under British Columbia law, after full disclosure by the interested director or senior officer, either a majority of the directors at a meeting at which a quorum is present must approve the proposed contract or transaction with the interested director abstaining from voting but counted in the quorum if so permitted by a company’s articles, or the shareholders by a special resolution must approve the contract or transaction. A director or senior officer is liable to the corporation to account for any profit that accrues to the director or senior officer as a result of the contract or transaction, unless the director or senior officer makes the required disclosure about the contract or transaction or the court orders otherwise. On application by a company or by a director, senior officer, shareholder or beneficial owner of shares, the court may, if it determines that a contract or transaction in which a director or senior officer has a disclosable interest was fair and reasonable to the company, order that a director or senior officer is not liable to account for any profit. Also, if required director or shareholder approvals were not obtained, the court, if it determines that the contract or transaction was not fair and reasonable to the company, may enjoin a company from entering into the proposed contract or transaction, order that the interested director or senior officer is liable to account for any profit that accrues to the director or senior officer as a result of the contract or transaction, or make any other order the court considers appropriate.

          Under Delaware law, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum). Therefore, transactions that the board of a British Columbia company would lack the authority to approve, because of the number of interested directors, could be approved by a majority of the disinterested directors of a Delaware company representing less than a majority of a quorum. We are not aware of any plans to propose any transactions involving interested directors which the board would lack the authority to approve under British Columbia law but could approve under Delaware law.

          Anti-Takeover Effect. Provisions of the Delaware General Corporation Law and our Delaware certificate of incorporation and bylaws, summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a hostile tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in the payment of a premium over the market price for the shares held by shareholders. Despite such anti-takeover implications, this Proposal Number One is not intended to prevent an acquisition, and our management is not aware of any effort to accumulate our securities or to obtain control by means of a merger, tender offer or solicitation in opposition to management or otherwise.

          Delaware Anti-Takeover Law. Section 203 of the Delaware General Corporation Law applies to a Delaware corporation with a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system or held of record by 2,000 or more persons. In general, Section 203 prevents an “interested shareholder” (defined generally as any person owning, or who is an affiliate or associate of the corporation and has owned in the preceding three years, 15% or more of a corporation’s outstanding voting stock and affiliates and associates of such person) from engaging in a “business combination” (as defined) with a Delaware corporation for three years following the date such person became an interested shareholder unless (i) before such person became an interested shareholder, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; (ii) the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to the date such person became an interested shareholder, the business combination is approved by the Board of Directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested shareholder. Under Section 203, the restrictions described above do not apply to business combinations proposed by an interested shareholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested shareholder during the previous three years or who became an interested shareholder with the approval of a majority of the corporation’s directors.

          Size of our Board of Directors. The BC Business Corporations Act provides that although changes in the number of directors must in general be approved by the holders of a majority of the outstanding shares of a corporation, the Board of Directors may fix the exact number of directors within a stated range set forth in the corporation’s charter documents, if that stated range has been approved by the shareholders. Delaware law permits a corporation to adopt a provision in its certificate of incorporation or bylaws authorizing its Board of Directors alone to change the authorized number or the range of directors by amendment to the bylaws. Our Delaware certificate of incorporation provides that the number of our directors will be as specified in our bylaws and authorizes our Board of Directors to make, alter, amend or repeal the bylaws. The ability of our Board of Directors to alter the size of the board without shareholder approval enables us to respond quickly to a potential opportunity to attract the services of a qualified director or to eliminate a vacancy for which a suitable candidate is not available. If our domestication is approved, we presently intend to increase the size of the board from sixmembers to between seven and nine members, although we have not identified any non-affiliate candidates who might become the new board members. New board members could be existing officers or other persons who presently have no affiliation with us.

          Special Meeting of Shareholders. The BC Business Corporations Act provides that a Board of Directors or the holders of 5% of the issued shares of a corporation with a right to vote can call or requisition a special meeting. Under Delaware law, a special meeting may be called by a Board of Directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws. Our Delaware bylaws authorize our Board of Directors, the Chairman of the Board or the Chief Executive Officer to call a special meeting.

          Shareholder Action by Written Consent. Under our British Columbia articles, because we are a public company as defined in the BC Business Corporations Act, all matters to be approved by shareholders at an annual general meeting must be approved at a meeting and may not be approved by written consent. Under Delaware law, shareholders may execute an action by written consent in lieu of a shareholder meeting, unless such right is eliminated in the corporation’s certificate of incorporation or bylaws. Elimination of written consents of shareholders could lengthen the amount of time required to take shareholder actions because actions by written consent are not subject to the minimum notice requirement of a shareholders’ meeting. The elimination of shareholders’ written consents, may also deter hostile takeover attempts by preventing a holder or group of holders controlling a majority in interest of a corporation’s capital stock from amending the corporation’s bylaws or removing directors by means of a shareholders’ written consent. Our Delaware certificate of incorporation eliminates the ability of our shareholders to take actions by written consent.

          Advance Notice Requirements for Shareholder Meetings. Our Delaware bylaws provide that our shareholders seeking to bring business before an annual meeting of our shareholders, or to nominate candidates for election as directors at an annual or a special meeting of our shareholders, must provide timely notice thereof in writing. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices in the case of an annual meeting no later than the close of business 120 days before the anniversary date of the immediately preceding annual meeting of our shareholders, or in the case of a special meeting of our shareholders, not later than the close of business 60 days before the date of the meeting. Our Delaware bylaws specify requirements for a shareholder’s notice to be in proper written form. These provisions may preclude some shareholders from bringing matters before the shareholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

          Under the BC Business Corporations Act, we must send to each shareholder entitled to attend the meeting, notice of the date, time and location of a general meeting of the corporation at least 21 days before the date of the meeting. Securities law requirements in Canada prescribe various additional procedures that the corporation must follow to ensure that the securities regulatory authorities, the depositories who hold securities and all beneficial holders of securities receive notice of shareholder meetings and the required proxy and related materials within requisite time periods.

          Amendments to the Certificate of Incorporation and Bylaws. Delaware law provides that the vote of holders of a majority of the outstanding shares entitled to vote is required to alter, amend, change or repeal a corporation’s certificate of incorporation, unless otherwise specified in a corporation’s certificate of incorporation or bylaws. The provisions of our Delaware certificate of incorporation and bylaws governing the size of our Board of Directors, the elimination of actions by written consent of our shareholders, the removal of directors and the filling of vacancies on our Board of Directors may only be amended by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote. This limitation on the ability of our shareholders to amend our charter documents may make a potential change in control a lengthier and more difficult process. See “Proposal Number Three -- Approval of Article SEVENTH of our Delaware Certificate of Incorporation.”

          Subject to first transitioning under the BC Business Corporations Act, any amendments to our Notice of Articles or our Articles requires the approval of the shareholders by not less than 75% of the votes present and voting at a general meeting of shareholders and such alteration takes effect upon the date and time that the Notice of Alteration is filed with the Registrar of Companies, or if a later date and time is specified in the Notice of Articles, on that later specified date and time.

REGULATORY APPROVAL

          Approval from the Registrar of Companies must be obtained for our domestication to take place. There are no other regulatory approvals necessary for consummation of our domestication.

TAX CONSIDERATIONS

          The following sections summarize various provisions of United States and Canadian federal income tax laws that may affect us and our shareholders. This summary is applicable to our shareholders who are corporations or individuals resident in Canada or the United States who hold their shares as capital property, and does not generally apply to shareholders who are trusts, deferred income plans or similar entities, nor does it apply to any shareholder resident outside Canada and the United States. All our shareholders are urged to seek specific tax advice. Although this summary discusses the principal tax considerations deemed by us to be material to a shareholder’s decision regarding Proposal Number One, it does not purport to discuss all of the United States and Canadian federal tax consequences that may be relevant to our shareholders, nor will it apply to the same extent or in the same way to all our shareholders. No information is provided herein with respect to the effect of any state, local or provincial tax law, rule or regulation, nor is any information provided as to the effect of any foreign tax law, other than the federal law of Canada and the United States to the extent specifically set forth herein. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN INDIVIDUAL TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH SHAREHOLDER OF OUR DOMESTICATION.

          NO ADVANCE TAX RULING OR INTERPRETATION HAS BEEN OR WILL BE SOUGHT FROM ANY TAX AUTHORITY WITH RESPECT TO ANY OF THE TRANSACTIONS DISCUSSED HEREIN.

CANADIAN TAX IMPLICATIONS TO CANADIAN SHAREHOLDERS

          The following is confined to provisions of the Income Tax Act (Canada), referred to below as the “Act”, regulations under the Act, the Canada-U.S. tax treaty, or amendments to the Act or the Canada-U.S. tax treaty proposed at this date and, where applicable, is based on our understanding of current administrative practices of the Canada Revenue Agency. No assurance can be given that the consequences will not be altered by future changes to administrative practices, judicial decisions or amendments to the law. This discussion addresses in a general manner the more pertinent Canadian federal income tax consequences to our shareholders, both resident in either Canada or the U.S., to whom our shares constitute “capital property” for purposes of the Act, who deal at arms’ length with us for purposes of the Act and who own at all relevant times, along with persons related to such shareholder, less than 10% of the issued shares of any class of our capital stock. Generally speaking, our shares will be considered capital property unless the holder is a trader or dealer in securities, has acquired the shares as part of an adventure in the nature of trade or holds the shares otherwise than for investment purposes.

          Consequences of Domestication. Our domestication is not considered to be a disposition of shares by our shareholders and is not considered to be a taxable event to our Canadian or U.S. shareholders, unless the shareholder dissents to our domestication. See “Consequences of Dissent to our Domestication.” Our shareholders will continue to hold their shares following our domestication at the adjusted cost basis of the shares immediately before our domestication. Since we will be regarded as a non-resident corporation for purposes of the Act upon the domestication, a Canadian resident shareholder may be required to report his or her holdings pursuant to foreign property reporting rules contained in the Act depending on the extent of the holdings. Moreover, for our Canadian resident shareholders, it is doubtful that we will be regarded as a “foreign investment entity” as defined for purposes of this proposed legislation, released on July 18, 2005, to amend the Act. Furthermore, even if we could be regarded as a “foreign investment entity” for these purposes, it is likely that the holdings of our Canadian resident shareholders will be considered “exempt interests” for these purposes, as it is doubtful that it would be reasonable to conclude that such shareholders had a tax avoidance motive in respect of their holdings in us. Accordingly, the better view seems to be that such proposed legislation would be inapplicable to our Canadian resident shareholders.

          Consequences of Dissent to our Domestication. A shareholder who dissents to our domestication is entitled to require us to purchase for cash all of his or her shares at their fair market value if we proceed with our domestication. The dissenting Canadian shareholder (and non-resident shareholder prior to domestication) will generally be deemed for Canadian tax purposes to have received a dividend equal to the amount, if any, by which the amount paid by us on the acquisition of those shares exceeds the paid-up capital in respect of those shares immediately before the time of acquisition. The amount of the deemed dividend is excluded from the proceeds of disposition of the share causing the aggregate paid-up capital of each of the shares to constitute the proceeds of disposition. This, when measured against the shareholder’s adjusted cost basis for the shares, may result in a capital gain or capital loss. One half of any capital gain will constitute a taxable capital gain which must be included in the shareholder’s income, while one half of any capital loss will constitute an allowable capital loss which generally may be deducted against the shareholder’s taxable capital gains for the current year, any of the prior three years, or any future year. Relief from tax on capital gains in Canada may be available to U.S. resident shareholders pursuant to the terms of the Canada-U.S. tax treaty.

          Where a dissenting shareholder is a corporation, resident in Canada, an anti-avoidance provision in the Act may apply to deem no portion of the amount received as a dividend and instead deem the entire purchase price as proceeds of disposition of the shares for the purpose of calculating any capital gain or capital loss with respect to the disposition to the extent that such deemed dividend is not subject to Part IV tax under the Act or where such Part IV tax is refunded to the shareholder as part of the series of transactions.

          Consequences of Dividends. A Canadian individual shareholder who receives a deemed dividend from us prior to domestication, including a dividend received pursuant to a shareholder’s dissent, would include in income the equivalent to the amount of the dividend grossed up to 125% (or 145% if certain proposals announced by the Minister of Finance of Canada on November 23, 2005 become law and the dividend arises in 2006 or later) of that actual amount, and would then be able to claim a dividend tax credit equal to 13.33% (or 19% if certain proposals announced by the Minister of Finance of Canada on November 23, 2005 become law and the dividend arises in 2006 or later) of the grossed-up amount in calculating tax payable. A dividend received by a corporation resident in Canada in these circumstances would effectively not be subject to tax (unless as discussed above, the dividend is recharacterized to be proceeds of disposition) under Part I of the Act, but may be subject to a refundable tax of 33 1/3% under Part IV of the Act.

          A dividend paid prior to our domestication to a U.S. shareholder, whether individual or corporate, would be subject to Canadian withholding tax of 25% or such lower rate as provided by the Canada-U. S. tax treaty. Pursuant to the Canada-U.S. tax treaty, this withholding rate would be 15% when dividends are paid to individuals or corporate shareholders owning less than 10% of our outstanding securities, or 5% if the dividends are paid to corporate shareholders owning 10% or more of our outstanding securities.

          Canadian shareholders who receive dividends after our domestication (including a dividend received pursuant to a shareholder’s dissent) would be subject to U.S. withholding tax at rates corresponding to the treaty rates discussed above, which, depending upon the taxpayer’s particular circumstances, may qualify for a foreign credit against Canadian tax or a deduction against taxable income. No dividend tax credit would be available to shareholders who are residents of Canada after domestication in the State of Delaware.

CANADIAN TAX IMPLICATIONS TO US

          Our taxation year will be deemed to have ended immediately before our domestication, and we will be deemed to have disposed of each of our properties at their then fair market values and subsequently to have immediately reacquired them at an amount equal to the proceeds of disposition of the property. Any resulting gains or losses from such deemed dispositions will be taken into account in calculating our taxable income for the fiscal period then ended. However, any gains may be offset by non-capital loss carry forwards which can be carried forward for a limited number of years. We have significant amounts of non-capital losses which may be used to offset any taxable income for this fiscal period in accordance with the provisions of the Act. Consequently, we do not believe that we will incur substantial tax obligations as a result of our domestication. After our domestication, for Canadian tax purposes, any remaining Canadian non-capital losses will only be available to offset Canadian source income.

          The Act imposes a departure tax upon domestication out of Canada which is calculated as a percentage of the amount by which the aggregate fair market value of our property immediately before domestication exceeds the aggregate of our outstanding debts and obligations and the paid-up capital of all of our issued and outstanding shares at the time. The general rate of tax is 25% of this amount. However, pursuant to the Canada-U.S. tax treaty, this rate is reduced to 5%.

          Upon our domestication, we will be deemed not to be resident in Canada for purposes of the Act. We should subsequently only be subject to Canadian tax in respect of business income attributable to a permanent establishment in Canada, gains realized on disposition of taxable Canadian property, as well as a withholding tax in respect of Canadian source passive income, if any.

          A branch tax will be imposed upon specified business profits should we maintain, or establish new business operations associated with, a permanent establishment in Canada. This tax, which is imposed at the treaty reduced rate of 5%, is payable on an amount equal to the taxable income earned in Canada minus corporate income taxes payable on that income and a further amount computed by a formula which generally represents income reinvested in Canada.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

          Our domestication will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, which will be governed by Section 367(b) of the Internal Revenue Code. As a consequence of the applications of those sections to our domestication, we will recognize no U.S. gain or loss. We currently have no net positive earnings and profits or a positive “All E&P Amount,” as defined by the Internal Revenue Code. Before and after the domestication we will have no U.S. individual or corporate shareholder that owns 10% or more (in vote or value) of our shares. Prior to the domestication, we have not been engaged in a U.S. trade or business as such term is defined by the Internal Revenue Code. We do not own a U.S. real property interest pursuant to the terms of the Foreign Investment in Real Property Tax Act, or “FIRPTA”.

          Those U.S. persons who own less than 10%, in vote or in value, of our stock will not need to recognize gain or include a proportionate share of the All E&P Amount in income, pursuant to Treasury Regulation Section 1.367(b)-3(c). Such shareholders whose stock is valued, at the time of the domestication, at more than $50,000 will file a notice with the Internal Revenue Service, pursuant to Treasury Regulation Section 1.367(b)-1(b)(5). The stock of any shareholders who dissent from the domestication, will be redeemed. Such redemptions will constitute an exchange of a capital asset for those shareholders who owned such stock as a capital asset and are not otherwise required to treat the redemption as a dividend pursuant to Section 302(d). For those shareholders who held such stock as a capital asset, and are not required to treat any part of the redemption as a dividend, the income received on the redemption will be sourced pursuant to the rules for sales of personal property under Section 865 of the Internal Revenue Code. To the extent that any dissenting shareholder is required to treat any part of the redemption amount as a dividend, pursuant to Section 302(d), the income received by the taxpayer on such redemption will be sourced pursuant to the rules pertaining to dividends under Section 861(a)(2). We anticipate that most, if not all, shareholders whose stock is redeemed will treat such redemption as an exchange of a capital asset and will not be required to treat such redemption as a dividend.

          WE WILL NOT OBTAIN A RULING FROM THE U.S. INTERNAL REVENUE SERVICE WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF OUR DOMESTICATION.

          THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF OUR DOMESTICATION. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING IS SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF OUR DOMESTICATION TO HIM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

RIGHT OF DISSENT

          Shareholders are entitled to the dissent rights set out in the Business Corporations Act (British Columbia) and to be paid the fair value of their common shares if such shareholder dissents to the continuation and the continuation becomes effective. Neither a vote against the continuation resolution, nor an abstention or the execution or exercise of a proxy vote against such resolution will constitute notice of dissent, but a shareholder need not vote against such resolution in order to object. A shareholder must dissent with respect to all common shares either held personally by him or on behalf of any one beneficial owner and which are registered in one name. A brief summary of the provisions of the dissent rights of shareholders under the BC Business Corporations Act is set out below.

          PERSONS WHO ARE BENEFICIAL OWNERS OF COMMON SHARES REGISTERED IN THE NAME OF A BROKER, CUSTODIAN, NOMINEE OR OTHER INTERMEDIARY WHO WISH TO DISSENT SHOULD BE AWARE THAT ONLY A REGISTERED SHAREHOLDER IS ENTITLED TO DISSENT. A SHAREHOLDER, WHO BENEFICIALLY OWNS COMMON SHARES BUT IS NOT THE REGISTERED HOLDER THEREOF, SHOULD CONTACT THE REGISTERED HOLDER FOR ASSISTANCE.

          In order to dissent, a shareholder must send to us a written notice of dissent, referred to below as the “Dissent Notice,” to the continuation resolution. Upon our acting or intending to act on the continuation resolution approved by our shareholders, we will send a notice to the dissenting shareholder to that effect, referred to below as “Notice to Proceed,” and will notify the dissenting shareholder of the manner in which the dissent is to be completed.

          Upon receipt by the dissenting shareholder of our Notice to Proceed, the dissenter, if still wishing to proceed, must send to us or our transfer agent a written statement that the dissenter requires that we purchase all of the dissenter’s shares, referred to below as “Notice Shares,” together with the certificates representing such shares. If the dissent is being exercised on behalf of a beneficial owner, there must be included a statement signed by the beneficial owner setting out the names of the registered owners, whether the beneficial owner is the beneficial owner of other shares (stating particulars regarding beneficial ownership) and stating that dissent is being exercised in respect of all those other shares.

          After compliance by the dissenter with the foregoing, the dissenter is deemed by the provisions of the BC Business Corporations Act to have sold to us and we are deemed to have purchased the Notice Shares and must comply with the provisions of the BC Business Corporations Act regarding payment for such shares. Furthermore, after compliance by the dissenter with the foregoing, the dissenter may not vote or exercise any rights as a shareholder in respect of such Notice Shares.

          As to payment for the Notice Shares, we and the dissenter are to agree on the “payout value” for such shares. The “payout value” is the fair value that the Notice Shares had immediately before the passing of the resolution to continue (i.e. domesticate), excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution unless exclusion would be inequitable. Failing agreement, either we or the dissenter may apply to court for a determination of the payout value for the Notice Shares.

          In either case, once determined, the payout value for the Notice Shares is to be paid promptly to the dissenter unless the company is prohibited from doing so because we are insolvent or the payment would render us insolvent. In either case, we must provide the dissenter with prompt notice of our inability to pay for such shares. A dissenter receiving such notice may, within 30 days of receipt, withdraw the dissenter’s Notice of Dissent or retain the status as a claimant against us, to be paid as soon as we are lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of our creditors but in priority to shareholders.

          The dissenter can lose the right to dissent if, before payment is made, the dissenter consents to or votes in favor of the resolution, or the Dissent Notice is withdrawn with our consent, or if the particular corporate action or resolution is abandoned, does not pass, is revoked before action is taken, or is otherwise set aside by a court.

          The foregoing summary does not purport to provide a comprehensive statement of the procedures to be followed by a dissenting shareholder who seeks payment of the fair value of his common shares. The BC Business Corporations Act requires strict adherence to the procedures established therein and failure to do so may result in the loss of all dissenters’ rights. The complete dissent provisions of the BC Business Corporations Act are set forth in Appendix 1. Accordingly, each shareholder who might desire to exercise the dissenters’ rights should carefully consider and comply with the provisions of the BC Business Corporations Act and obtain his or her own legal advice.

TREATMENT OF OUTSTANDING STOCK OPTIONS AND WARRANTS

        At February 21, 2006, a total of 1,076,000 shares of our British Columbia no par value common stock were the subject of options issued and outstanding under our 2000 Stock Option Plan. All options were granted at an exercise price as determined by our Board of Directors. The price was not less than the fair market value of the shares, which was the closing price of the shares on the business day preceding the day the option was granted. As of February 21, 2006, all 1,076,000 outstanding stock options are fully vested and immediately exercisable.

        In addition to the options issued and outstanding under our 2000 Stock Option Plan, some of our shareholders hold warrants to purchase shares of our British Columbia no par value common stock. As of February 21, 2006, there were a total of 15,553,076 shares subject to the outstanding warrants.

          Upon the effective date of our domestication, each option or warrant that is outstanding and unexercised will be converted automatically into an option or warrant to purchase shares of our $.001 par value Delaware common stock in an amount and at an exercise price equal to the amount and exercise price of the original option or warrant.

SECURITIES LAW CONSEQUENCES

United States Securities Law Consequences

          All of the shares of capital stock received by our shareholders in our domestication will be freely transferable, except as set forth under “Canadian Securities Law Consequences” below, and except that shares received by persons who are deemed to be “affiliates” (as such term is defined under the Securities Act of 1933, as amended) prior to our domestication may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated, or as otherwise permitted, under the Securities Act of 1933, as amended. Persons who may be deemed to be affiliates of a party generally include individuals or entities that control, are controlled by or are under common control with such party and may include officers and directors of such party as well as principal shareholders of such party or persons who hold restricted shares.

Canadian Securities Law Consequences

          Our capital stock received by Canadian residents in our domestication will continue to be subject to any applicable resale restrictions imposed by the securities laws of the province of Canada in which the shareholder is resident.

OUR DOMESTICATION RESOLUTION

          Based on the foregoing discussion, our Board of Directors and management have approved and believe that it is in our best interests and the best interests of our shareholders to domesticate into the State of Delaware. To reduce the franchise fees payable by us to the Delaware corporate authorities following our domestication, our Board of Directors and management believe that it is in our best interests and the best interests of our shareholders to alter our authorized capital from 200,000,000 shares of common stock without par value to 100,000,000 shares of common stock with a par value of US $.001 per share.

          Accordingly, our shareholders will be asked at the meeting to consider and, if thought fit, to approve a special resolution transferring our jurisdiction of incorporation from British Columbia to Delaware and altering our authorized share capital in substantially the following terms:

          “Resolved as a special resolution that:

1.

the continuance of the Company’s jurisdiction of incorporation from the Province of British Columbia to the State of Delaware pursuant to Section 388 of the Delaware General Corporation Law be and is hereby approved;

2.

the Company obtain the approval of the Registrar of Companies for the Province of British Columbia that the Company be permitted to be continued into and be registered as a ‘Corporation’ in the State of Delaware pursuant to the Delaware General Corporation Law;

3.

the Company make application to the appropriate authorities in the State of Delaware for consent to be domesticated into and registered as a ‘Corporation’ pursuant to the Delaware General Corporation Law;

4.

effective on the date of such domestication under the Delaware General Corporation Law, the authorized share capital of the Company be altered from 200,000,000 shares of Common Stock without par value to 100,000,000 shares of Common Stock with a par value of US $.001 per share;

5.

effective on the date of such domestication as a Corporation under the Delaware General Corporation Law, the Company adopt a Certificate of Incorporation and Bylaws in substantially the form submitted to the shareholders, in substitution for the existing Memorandum and Articles of the Company;

6.	the Board of Directors or officers of the Company be authorized to perform such further acts and execute such further documents as may be required to give effect to the foregoing; and

7.	the Directors or officers may, in their sole discretion, elect not to act on or carry out this Special Resolution.”

          OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED OUR DOMESTICATION UNDER THE PROVISIONS OF SECTION 388 OF THE DELAWARE GENERAL CORPORATION LAW AND RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” OUR DOMESTICATION INTO THE STATE OF DELAWARE.

PROPOSAL NUMBER TWO

APPROVAL OF ARTICLE NINTH OF OUR DELAWARE CERTIFICATE OF INCORPORATION

          Paragraph 1 of Article NINTH of our proposed Delaware certificate of incorporation, attached as Appendix 2, eliminates a director’s liability to us or our shareholders for monetary damages arising out of a director’s breach of his duty of care. The duty of care refers to the fiduciary duty of a director to be sufficiently diligent and careful in considering a transaction or taking or refusing to take some corporate action. A breach of the duty of care by a director could, in the absence of Paragraph 1 of Article NINTH, give rise to liability for monetary damage caused to us or our shareholders. Liability for a breach of the duty of care arises when directors have failed to exercise sufficient care in reaching decisions or otherwise attending to their responsibilities as directors. Paragraph 1 of Article NINTH does not eliminate the duty of care; it only eliminates monetary damage awards occasioned by a breach of that duty. Furthermore, it does not affect the availability of equitable relief. Thus, if our domestication proposal is approved and our jurisdiction of incorporation is moved to Delaware, a breach of the duty of care would remain a valid basis for a suit seeking to stop a proposed transaction from occurring. After the transaction has occurred, however, the shareholders would no longer have a claim against directors for monetary damages based on the breach of the duty of care, even if that breach involved gross negligence on the part of our directors.

          The certificate of incorporation does not limit or eliminate directors’ liability or exposure to monetary damages based on the following types of claims:

•	Liability based on a breach of the director’s duty of loyalty to us or our shareholders;

•	Liability based on the payment of an improper dividend or an improper repurchase of our stock under Section 174 of the Delaware General Corporation Law;

•	Liability for actions or failures to act which the director knew were in violation of law;

•	Liability arising out of intentional misconduct by the director;

•	Liability arising out of any transaction pursuant to which the director received some improper personal benefit;

•	Liability for actions taken or failures to act by the director not in good faith; or

•	Liability for claims arising under federal law, including federal securities law.

          Paragraph 1 of Article NINTH limits director liability only for future conduct and does not limit liability for conduct which predates the effective date of our domestication. We are not aware of any pending or threatened claims which would be covered by this paragraph, nor have we been involved in any litigation involving such claims.

          In addition, Paragraph 3 of Article NINTH provides that any repeal or modification of Article NINTH of the certificate by our shareholders will not adversely affect any right or protection of a director existing at the time of such repeal or modification.

          Our Board of Directors believes that Paragraph 1 of Article NINTH of the certificate is in our best interests and the best interests of our shareholders because it enhances our ability to attract and retain qualified individuals to serve as directors by assuring them that their good faith decisions will not be second-guessed by a court evaluating decisions with the benefit of hindsight. Paragraph 1 of Article NINTH of the certificate, however, limits the remedies available to shareholders dissatisfied with a board decision which is protected by Paragraph 1 of Article NINTH of the certificate; directors will not be liable to us or our shareholders for business decisions made in good faith, even if such decisions involved gross negligence on the part of the directors. In such a case, those shareholders’ only remedy would be to sue to stop the completion of the board’s action. This remedy, however, may not be effective where the board has already acted.

          Because our Board of Directors believes that the directors perform their duties diligently from their desire to act in our best interests and not from a fear of monetary damage awards, the level of diligence and care exercised by directors should not be lessened by the protection afforded by Paragraph 1 of Article NINTH of the certificate.

VOTE REQUIRED

          The approval of Paragraph 1 of Article NINTH of our Delaware certificate of incorporation requires the affirmative vote of a majority of the shares represented and voting at the meeting.

          Under British Columbia law, abstentions and broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business but may not be counted as votes cast. Accordingly, abstentions and broker non-votes with respect to this proposal will not be considered and will not be counted in determining whether this proposal passes.

          OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ADOPTION OF PARAGRAPH 1 OF ARTICLE NINTH TO OUR DELAWARE CERTIFICATE OF INCORPORATION.

PROPOSAL NUMBER THREE

APPROVAL OF ARTICLE SEVENTH OF OUR DELAWARE CERTIFICATE OF INCORPORATION

          Delaware law provides that the vote of holders of a majority of the outstanding shares entitled to vote is required to alter, amend, change or repeal a corporation’s certificate of incorporation, unless otherwise specified in a corporation’s certificate of incorporation or bylaws. Article SEVENTH of our proposed Delaware certificate of incorporation, attached as Appendix 2, provides that Article SIXTH of our Delaware certificate and bylaws, which governs the size of our Board of Directors, the elimination of actions by written consent of shareholders, advance notice requirements, the amendment of Sections 2.2 and 2.3 of our bylaws, concerning annual and special meetings, the removal of directors (the removal of directors without cause requires the affirmative vote of 66 2/3% of the outstanding voting stock), and the filling of vacancies on our Board of Directors, may only be amended by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote.

          Our Board of Directors has adopted this supermajority voting provision in order to maintain our Board of Directors’ ability to respond quickly to various business opportunities or events. However, this supermajority voting provision may have the disadvantage of rendering more difficult or discouraging a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities and the removal of incumbent management. While it may be deemed to have potential anti-takeover effects, the proposed Article SEVENTH is not prompted by any specific effort or takeover threat currently perceived by management. Our management is not currently aware of any attempt to take over or acquire our company or to remove incumbent management. Moreover, management does not currently intend to propose additional anti-takeover measures in the foreseeable future.

VOTE REQUIRED

          The approval of Article SEVENTH of our Delaware certificate of incorporation requires the affirmative vote of a majority of the shares represented and voting at the meeting.

          Under British Columbia law, abstentions and broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business but may not be counted as votes cast. Accordingly, abstentions and broker non-votes with respect to this proposal will not be considered and will not be counted in determining whether this proposal passes.

          OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADOPTION OF ARTICLE SEVENTH TO OUR DELAWARE CERTIFICATE OF INCORPORATION.

PROPOSAL NUMBER FOUR

APPROVAL OF OUR 2005 STOCK PLAN

GENERAL

          Our Board of Directors has determined that it is in our best interests and the best interests of our shareholders to discontinue the granting of options under our existing stock plan and to adopt a new 2005 stock plan that complies with U.S. federal and state tax and securities laws. The new plan was adopted by our Board of Directors on November 4, 2005, in the form attached as Appendix 4, to be effective on the date of our domestication. A total of 8,000,000 shares of our common stock have been reserved for issuance thereunder. Our shareholders are being asked to approve the adoption of the new plan and the reservation of 8,000,000 shares of our common stock for issuance thereunder.

PURPOSES

          The purposes of the new plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and other persons providing services to us and our subsidiaries and to promote the success of our business.

ADMINISTRATION

          The new plan provides for administration by our Board of Directors or by a committee of the board. The new plan is currently being administered by our Board of Directors. No member of the committee who is either presently eligible or who has been eligible at any time within the preceding year to participate in the new plan may vote on any option to be granted to himself or take part in any consideration of the new plan as it applies to himself; however such members of the committee may vote on any other matters affecting the administration of the new plan. Members of the committee receive no compensation for their services in connection with the administration of the new plan.

          If the new plan is approved, it will be administered by our Board of Directors if it may administer the new plan in compliance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or alternatively by a committee designated by our Board of Directors to administer the new plan, which committee will be constituted to permit the new plan to comply with Rule 16b-3. Our Board of Directors or a committee designated by our Board of Directors will have full power to implement and carry out the new plan, including the power to determine to what extent options and stock purchase rights are granted under the new plan and the terms and conditions of such options and stock purchase rights. The interpretation and construction of any provision of the new plan by our Board of Directors or any committee designated by our Board of Directors to administer the new plan shall be final and conclusive. From time to time, our board may increase the size of the committee and appoint additional members, remove members, with or without cause, and substitute new members, fill vacancies, however caused, and remove all members of the committee and thereafter directly administer the new plan, all to the extent permitted by Rule 16b-3.

ELIGIBILITY

          The new plan provides that options and stock purchase rights may be granted to employees, including officers, directors and other persons who provide services to us or any of our designated subsidiaries. Incentive stock options may be granted only to employees, including officers and employee directors. Our Board of Directors or a committee of the board elects the optionees and determines the number of shares to be subject to each option or stock purchase right. The new plan does not provide for a maximum or a minimum number of option shares or stock purchase rights which may be granted to any one employee; provided, however, that there is a limit on the aggregate fair market value of shares subject to all incentive stock options which are exercisable for the first time in any one calendar year.

TERMS OF OPTIONS

          Each option is evidenced by a stock option agreement between us and the employee or other person to whom such option is granted and is subject to the following additional terms and conditions:

          (A) EXERCISE OF THE OPTION: Our Board of Directors or its committee determines when options granted under the new plan may be exercised. An option is exercised by giving written notice of exercise to us, specifying the number of shares of common stock to be purchased and tendering payment to us of the purchase price and any applicable withholding taxes. Payment for shares issued upon exercise of an option may consist of cash, check, promissory note, with some exceptions, exchange of already owned shares of our common stock, a reduction in the amount of any of our liability to the optionee, any combination of the foregoing methods of payment or such other consideration as determined by our Board of Directors or its committee and as permitted by applicable laws.

          Options may be exercised at any time prior to their termination, on or following the date such options are first exercisable. An option may not be exercised for a fraction of a share.

          (B) OPTION PRICE: The option price under the new plan is determined by our Board of Directors or its committee, but, in the case of incentive stock options granted to service providers who, at the time of the grant of such incentive stock option, own stock representing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary, the option price shall be no less than 110% of the fair market value per share of our common stock on the date the option is granted, and in the case of incentive stock options granted to any other service provider, in no event shall the option price be less than 100% of the fair market value of our common stock on the date the option is granted. Our Board of Directors or its committee may determine the fair market value in its discretion; provided, however, that because there is a public market for our common stock, such fair market value shall be based upon the closing price of our common stock as quoted on any established stock exchange or market on which the stock is traded on the date the option is granted.

          (C) TERMINATION OF EMPLOYMENT: The new plan provides that, unless otherwise determined by our board, if the optionee’s status as a service provider is terminated for any reason, other than death or disability, options may be exercised not later than one month, or such other period of time, not exceeding three months in the case of incentive stock options, as is determined by our Board of Directors, after such termination and that, unless otherwise determined by the board, such options may be exercised only to the extent the options were exercisable on the date of termination.

          (D) DEATH OR DISABILITY: If an optionee should die or become disabled while an optionee, or die while disabled, unless otherwise determined by the board, the optionee’s options may be exercised at any time within twelve months after the earlier of the date of death or disability and only to the extent that the options were exercisable on the date of death or disability.

          (E) TERMINATION OF OPTIONS: Options granted under the new plan have a term as determined by our Board of Directors or its committee upon the grant of the option; provided, however, that the term shall be no more than ten years from the date of grant. However, incentive stock options granted to an optionee who, immediately before the grant of such option, owns stock representing more than 10% of the total combined voting power of all classes of our stock or a parent or subsidiary corporation, may not have a term of more than five years. No option may be exercised by any person after such expiration.

          (F) NONTRANSFERABILITY OF OPTIONS: An option is nontransferable by the optionee, other than by will or the laws of descent or distribution, and is exercisable only by the optionee during his lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

          (G) RIGHTS UPON EXERCISE: Until an option has been properly exercised, that is, proper written notice and full payment have been received by us, and a stock certificate evidencing the option shares has been issued, no rights to vote or receive dividends or any other rights as a shareholder shall exist with respect to the optioned stock, notwithstanding the exercise of the option.

          (H) OTHER PROVISIONS: The option agreement may contain such other terms, provisions and conditions not inconsistent with the new plan as may be determined by our Board of Directors or its committee.

TERMS OF STOCK PURCHASE RIGHTS

          Each stock purchase right is evidenced by a Restricted Stock Purchase Agreement between us and the employee or other person to whom such stock purchase right is granted and is subject to the following additional terms and conditions:

          (A) RIGHTS TO PURCHASE: Stock purchase rights may be issued either alone, in addition to or in tandem with other awards granted under the new plan and/or cash awards made outside the new plan. Our Board of Directors or its committee shall determine the terms, conditions and restrictions related to the offer of stock purchase rights, including the number of shares that may be purchased, the price per share to be paid for such shares and the time within which the offer of stock purchase rights must be accepted. Such offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by our Board of Directors or its committee.

          (B) REPURCHASE OPTION: Unless otherwise determined by our Board of Directors or its committee, we shall be granted a repurchase option exercisable on the voluntary or involuntary termination of the purchaser’s employment with us for any reason, including death or disability. The purchase price for shares repurchased pursuant to such repurchase option shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of such purchaser to us. The repurchase option shall lapse at such rate as our Board of Directors or its committee may determine which in any event will be not less than the rate of 20% per year over

          (C) RIGHTS AS SHAREHOLDER: Once the stock purchase right has been exercised and the purchase is entered upon our records, the purchaser shall have the rights equivalent to those of a shareholder. With specified exceptions, no adjustment will be made for a dividend or other right for which the record date is prior to the date the stock purchase right is exercised.

          (D) OTHER PROVISIONS: The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the new plan as may be determined by our Board of Directors or its committee. In addition, Restricted Stock Purchase Agreements need not be the same with respect to each purchaser.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

          In the event any change, such as a stock split or dividend, is made in our capitalization which results in an increase or decrease in the number of outstanding shares of our common stock without receipt of consideration, an appropriate adjustment shall be made in the option and stock purchase price and in the number of shares subject to each option and stock purchase right. In the event of a proposed dissolution or liquidation, upon written notice to our holders of options and stock purchase rights given within a reasonable time prior to such dissolution or liquidation, all outstanding options and stock purchase rights, to the extent not previously exercised, shall automatically terminate immediately prior to the consummation of such proposed action. Our board may, in its sole discretion, fix a date for termination of the option or stock purchase right and give each optionee the right to exercise his or her option or stock purchase right as to all or any part of the optioned stock, including shares as to which the option or stock purchase right would not otherwise be exercisable. In the event of a merger with or into another corporation, or the sale of substantially all of our assets, all outstanding options and stock purchase rights shall be assumed or an equivalent option or stock purchase right substituted by the successor corporation. If the option or stock purchase right is not assumed or substituted, or if the board otherwise so determines, an optionee shall have the right to exercise his or her option or stock purchase right as to all or any part of the optioned stock, including shares as to which it would not otherwise be exercisable. In such event, our board shall notify the optionee that the option or stock purchase right shall be fully exercisable for 30 days from the date of such notice, and the option or stock purchase right shall terminate upon the expiration of such period.

AMENDMENT AND TERMINATION

          Our Board of Directors may amend the new plan at any time or from time to time or may terminate it without approval of the shareholders; provided, however, that shareholder approval is required to the extent necessary and desirable to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or with Section 422 of the Internal Revenue Code of 1986, as amended. However, no action by our Board of Directors or our shareholders may alter or impair any option previously granted under the new plan without the consent of the optionee. In any event, the new plan will terminate on November 4, 2015.

TAX INFORMATION

          Options granted under the new plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code, or nonstatutory options.

          An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of the fair market value of the shares at the date of the option exercise or the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% or greater shareholder. We will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

          All other options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize ordinary income generally measured by the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee will be subject to tax withholding. Upon resale of such shares by the optionee, any difference between the sales price and the optionee’s purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

          The foregoing is only a summary of the effect of federal income taxation upon the optionee and us with respect to the grant and exercise of options under the new plan. This summary does not purport to be complete and does not discuss the tax consequences of the optionee’s death or the income tax laws of any municipality, state, province or foreign country in which an optionee may reside.

OUTSTANDING OPTIONS

          On December 10, 2004, our shareholders approved an increase in the number of shares of our common stock reserved under the our then-existing plan to 4,000,000 shares. As of the record date, options to purchase 1,305,500 shares of our common stock were outstanding under such plan.

VOTE REQUIRED

          The affirmative vote of a majority of our shares represented and voting at the meeting will be required to approve Proposal Number Four.

          Under British Columbia law, abstentions and broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business but may not be counted as votes cast. Accordingly, abstentions and broker non-votes with respect to this proposal will not be considered and will not be counted in determining whether this proposal passes.

          OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE 2005 STOCK PLAN AND THE RESERVATION OF 8,000,000 SHARES OF OUR COMMON STOCK FOR ISSUANCE UNDER THE PLAN.

OTHER MATTERS

          Our management is not aware of any matter to come before the meeting other than as set forth in the notice of meeting. If any other matter properly comes before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares represented thereby in accordance with their best judgment on such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth as of February 21, 2005 information regarding the beneficial ownership of our common stock by each person (including any group as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by us to be the beneficial owner of more than 5% of our voting securities, each director, each executive officer named in the Summary Compensation Table appearing herein, and all directors and executive officers as a group.

	BENEFICIAL OWNERSHIP (1)

NAME AND ADDRESS	NUMBER OF SHARES	PERCENT OF TOTAL

Billy Gene Parker, Jr. (3)(6) #3 Spotted Deer The Woodlands, Texas 77381	670,472	1.6%

Matthew G. Yugovich (2)(3)(4)(5)(7) 8806 Hwy 87 Lubbock, Texas 79423	1,716,212	4.1%

Alan D. Graves (2)(3)(7) 17080 103 Ave. Surrey, British Columbia, Canada V4N 3K9	250,080	*

William J. Reid (2)(3)(8) 906 Graythorpe Place Victoria, British Columbia, Canada V8X 4K5	210,750	*

Richard H. Murray (3)(9) 3820 Jacombs Road - Unit 101 Richmond, British Columbia, Canada V6V 1Y6	1,398,800	3.4%

Steven R. Garman (2)(3)(10) 704 Saddlebrook Road Colleyville, Texas 76034	632,243	1.5%

Robert I. McLean, Jr. 609 Charger Sparger Road, Suite 300 Colleyville, Texas 76034	150,000	*

Hobson, Lorenze, Bowersock & Associates (11) 207 North Moss Road Winter Springs, Florida 32708	1,879,064	4.9%

Sabins TTEE - Sole Prop Profit Sharing Plan & Trust	2,400,000	5.97%

* Indicates less than 1%

(1)

Beneficial ownership is determined in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Options and warrants to purchase shares of common stock, which are currently exercisable or will become exercisable within 60 days of February 21, 2006 are deemed to be beneficially owned by the individual. Similarly, options and warrants to purchase shares of common stock, which are currently exercisable or will become exercisable within 60 days of February 21, 2006, are deemed to be outstanding for purposes of computing the percentage of the shares held by an individual but are not deemed outstanding for purposes of computing the percentage of any other person. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Denotes a member of the audit committee.

(3)

Includes with respect to each of the following individuals, the following number of shares subject to options that were vested as of or will vest within 60 days following, February 21, 2006: Mr. Parker 83,000; Mr. Yugovich 218,000; Mr. Graves 129,000; Mr. Reid 33,000; Mr. Murray 25,000; and Mr. Garman 168,000.

(4)	Includes 181,818 shares held by Mrs. Carol Yugovich, wife of Mr. Yugovich. Mr. Yugovich expressly disclaims all beneficial ownership of these shares.

(5)

Includes 1,052,727 shares subject to warrants held by Mrs. Yugovich that were exercisable as of or will be exercisable within 60 days of February 21, 2006. Mr. Yugovich expressly disclaims all beneficial ownership of these warrants.

(6)	Includes 113,636 shares subject to warrants held by Mr. Parker that are exercisable as of or will be exercisable within 60 days following, February 21, 2006.

(7)	Includes 121,080 shares registered in the name of Gemcore Communications, Inc., a corporation for which Mr. Graves currently serves as director.

(8)	Includes 22,727 shares subject to warrants held by Mrs. Dana Reid, wife or Mr. Reid, which were exercisable as of or will be exercisable within 60 days following, February 21, 2006.

(9)

Includes 150,000 shares subject to warrants held by Burrard Technologies Corp. that are exercisable as of or will be exercisable within 60 days following, December 30, 2005. Mr. Murray currently serves as director for Burrard Technologies Corp.

(10)	Includes 462,243 shares registered in the name of Mrs. Jane Garman, wife of Mr. Garman.

(11)	Includes 750,000 shares held in trust.

EXECUTIVE OFFICERS AND DIRECTORS

NAME OF EXECUTIVE OFFICER	AGE	POSITION

Steven R. Garman (1)	58	President, Chief Executive Officer and Director
Robert I. McLean, Jr.	48	Chief Financial Officer and Chief Operating Officer
Richard H. Murray	58	Sr. Vice President, General Manager of Canadian Operations and Director
Matthew G. Yugovich (1)	50	Director
Billy Gene Parker, Jr.	50	Director
William J. Reid (1)	33	Director
Alan D. Graves (1)	44	Director

(1)	Member of the audit committee.

          Members of our Board of Directors are elected by our shareholders. Unless the director’s office is earlier vacated in accordance with the provisions of the British Columbia Business Corporations Act, each director elected will hold office until the conclusion of our next annual general meeting, or if no director is then elected, until a successor is elected.

          Our Board of Directors meets periodically to review significant developments affecting us and to act on matters requiring board approval. Although our Board of Directors delegates many matters to others, it reserves specified powers and functions to itself. The only standing committee of our Board of Directors is an audit committee. The audit committee of our Board of Directors currently consists of Steven R. Garman, Alan D. Graves, William J. Reid and Matthew G. Yugovich. This committee is directed to review the scope, cost and results of the independent audit of our books and records, the results of the annual audit with management and the internal auditors and the adequacy of our accounting, financial and operating controls; to recommend annually to our Board of Directors the selection of the independent auditors; to consider proposals made by our independent auditors; and to report to our Board of Directors, when so requested, on any accounting or financial matters.

          None of our directors or executive officers is a party to any arrangement or understanding with any other person pursuant to which said individual was elected as a director or officer. No director or executive officer has any family relationship with any other officer or director of the company.

          The following sets out additional biographical information for each of our directors and officers:

           Steven R. Garman, President, Chief Executive Officer and Director . Mr. Garman has over 35 years of business experience in the international corporate environment and a diversified management background including senior executive positions in varied industries such as health care services, high-tech medical devices, computer products, OEM manufacturing and sports and recreation. He has held multi-million dollar P & L responsibility with Olympus America, Inc., an international market leader in the camera and medical products industry (1979 to 1998); served as CEO and President of Fury Sports Holdings, Inc., a pre-IPO start-up engaged in sports facility management and sport skills training business (1998 to 2002); served as Managing General Partner for ProSource Holdings, Inc., a private investment group (1994 to 1996); served as a senior executive consultant with Drake Beam Morin (2002 to 2003); and been named a member of the boards of directors of multiple start-up corporations, including National Endoscope Systems, Inc., Advanced Compression Technologies, Inc., ProSource Industries, Inc., Aliment Plus, Inc., Oswego Software, Inc., Fury Sports Holdings, Inc., and True Horizon Marketing, Inc. Mr.

Garman received his Bachelor of Science Degree in Business Management and Administration from Indiana University’s Kelley School of Business in 1969. He has held senior leadership positions with industry leader Olympus America, Inc. (Olympus Corporation, Tokyo, Japan), spending 20 years in Olympus’ Medical Products Division, where he managed pioneering projects from concept through full-scale national deployment. Mr. Garman has international experience working with corporate manufacturing and sales partners in the United States, Western and Central Europe, Great Britain, Japan, Canada and Australia. Prior to his service with Olympus, Mr. Garman worked for Johnson & Johnson and ARCO Medical Products (Atlantic Richfield Corporation). Mr. Garman has served as a director and as our President and Chief Executive Officer since June 20, 2003.

          Robert I. McLean, Jr, Chief Financial Officer and Chief Operating Officer. Mr. McLean was formerly Executive Vice President of Business Development and Global Account Management for Teleplan International of the Netherlands, a $300M publicly traded technology company. Prior to his appointment as Vice President of Teleplan, Mr. McLean served as Treasurer of Teleplan´s American operations. Preceding this assignment, Mr. McLean held the position of Senior Vice President of Finance and Chief Financial Officer with PC Service Source of Dallas, Texas, a large publicly traded independent computer parts distributor. Earlier in Mr. McLean´s career he was Vice President – Planning and Business Development of Computer City, Inc., a $2B subsidiary of Radio Shack, Inc., and Director of Planning and Analysis for Compucom Systems, Inc. Mr. McLean has also served as an auditor for PriceWaterhouseCoopers. Mr. McLean has a Bachelor of Science – Accounting degree from Drexel University and a Masters of Business Administration and Finance degree from the University of Miami.

          Richard Murray, Senior Vice President and General Manager of Canadian Operation. Mr. Murray has devoted his career to applications of computer technology in engineering and business. Since 1984, Mr. Murray has focused on developing and marketing innovative products to integrate card payment in self-serve equipment.

          Matthew G. Yugovich, Director. Mr. Yugovich has over 30 years of business management experience. During the past six years, Mr. Yugovich has served as the president of Great Western Adventure, Inc., a company engaged in the business of commercial real estate development.

          Billy Gene Parker, Jr., Director. Mr. Parker has been in the general contracting business for 25 years. For the past 18 years, he has been President of Mobill Contractor Inc., a general contractor in the Houston, Texas, area.

          William J. Reid, Director. Mr. Reid graduated from the University of British Columbia in 2000 with a Bachelor of Science degree in Forestry. After accumulating eight years of experience in forestry research (pre- and post-degree) with the British Columbia Ministry of Forests Research Branch, he completed the Application and Management of Information Technology program at the University of Victoria. Upon his completion of this program, Edoc Systems Group Ltd. hired him as a software developer in 2002. His current duties have expanded to Project Manager for a variety of software application projects, including a full-scale enterprise application spanning almost two years of development time, a cost tracking program that integrates with off-the-shelf accounting software and a custom data entry program designed on the .NET compact framework, which runs on a Personal Digital Assistant.

          Alan D. Graves, Director. Mr. Graves graduated from the University of British Columbia in 1983 with a BASc in Electrical Engineering. He has gained extensive technical experience working as a hardware and software design engineer for several companies over the last 20 years. His experience has covered a full range of product development in the areas of industrial process control, digital audio electronics, 1.8Ghz wireless and cable repeaters for CDMA cell phone communications and, of course, vending and Smartcard payment systems. Since 1997 he has worked as an independent engineering consultant and manager for several companies, including us, Technical Solutions, a company engaged in manufacturing and development, and Velocity Software, a company engaged in hardware and software development and consulting services. For the last four years he has held the position of President of Gemcore Communications, Inc., a company that specializes in providing technical direction to other companies involved in developing products using the latest technologies.

          None of our directors and/or executive officers has been the subject of any order, judgment or decree of any governmental agency or administrator or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority of such person or of any business entity of which he is a director, manager and/or executive officer, to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining or enjoining any such person or any business entity of which he is an officer, manager or director from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security or any aspect of the securities business or of theft or of any felony.

          Upon our domestication, our Board of Directors will consist of these same individuals. Immediately following our domestication, our principal executive officers will also be unchanged. After our domestication, our executive offices will be located at 704 Saddlebrook Drive, Colleyville, Texas 76034, and our research and development, engineering and manufacturing operations will remain at Unit 101, 3820 Jacombs Road, Richmond, British Columbia, Canada V6V 1Y6.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

          We do not compensate our directors for their services as directors in cash; however, we do grant stock options to directors, executive officers and employees, as more fully set forth below. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors. Our Board of Directors makes separate remuneration to any director undertaking services on our behalf other than services ordinarily required of a director. Other than as indicated below, no director received any compensation for his services as a director, including any committee participation or special assignments.

EXECUTIVE COMPENSATION

          During the fiscal year ended June 30, 2005, we had two named executive officers, namely Steven R. Garman, our President and Chief Executive Officer from June 20, 2003 to present and Steven R. Crowell, Chief Financial Officer from November 2004 to July 1, 2005.

          The following table sets forth, for the periods indicated, the compensation of the named executive officers:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation

					Awards		Payouts

Name and Principal Position	Year (1)	Salary (US $)	Bonus (US $)	Other Annual Compen -sation ($)	Securities under Options/ SARs(2) Granted	Restricted Shares or Restricted Share Units ($)	LTIP Payouts ($)	All Other Compen -sation ($)

Steven R. Garman President and CEO	2005	157,000 (3)	Nil	Nil	168,000	Nil	Nil	Nil
	2004	120,000 (3)	36,000 (4)	Nil	Nil	Nil	Nil	Nil
	2003	3,334	Nil	Nil	Nil	Nil	Nil	Nil

Steven R. Crowell CFO (5)	2005	5,000	Nil	Nil	150,000	Nil	Nil	Nil
	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2003	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Mesbah Taherzadeh Former CEO(6)	2005	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2003	Cdn $76,389	Nil	Nil	Nil	Nil	Nil	Nil

(1)	Financial year ended June 30.

(2)	Stock appreciation rights. We have not granted any SARs.

(3)

During the years ended June 30, 2005 and 2004, US $141,000 and US $64,010, respectively, of the annual salary due to Mr. Garman was not paid by us and was recorded as a current liability due to Mr. Garman.

(4)	Accrued in the fiscal year ended June 30, 2004 but unpaid as of June 30, 2005.

(5)

Mr. Crowell was hired in November 2004 as the Chief Financial Officer of the Company. On December 17, 2004, he was appointed to the Board of Directors. On April 21, 2005, Mr. Crowell resigned as a director and resigned as CFO on July 1, 2005.

(6)	Mr. Taherzadeh ceased to be a director of the Company on June 19, 2003 and ceased to be Chief Executive Officer of the Company on June 12, 2003.

STOCK OPTION GRANTS AND EXERCISES

          During the year ended June 30, 2005, options to purchase 368,000 shares of common stock were granted to the named executive officers. All the options were granted on December 31, 2004 and will expire December 31, 2009. The exercise price on the options is US $0.15. The options vest ratably over the ensuing four calendar quarters.

          No share options were granted to or repriced on behalf of the named executive officers during the financial year ended June 30, 2005. No share options were exercised by the named executive officers during the financial year ended June 30, 2005.

          The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options granted during the twelve months ended June 30, 2005.

Name and named executive officer and Principal Position	Year (1)	Number of Options Issued	Exercise Price	Expiration Date	Vested at June 30, 2005

Steven R. Garman	2005	168,000	US $0.15	December 31, 2009	84,000
President & Chief	2004	Nil	Nil	Nil	Nil
Executive Officer	2003	Nil	Nil	Nil	Nil

Steven R.Crowell	2005	150,000	US $0.15	December 31, 2009	(2)
former Chief	2004	Nil	Nil	Nil	Nil
Financial Officer	2003	Nil	Nil	Nil	Nil

(1)	July 1 to June 30.

(2)

Mr. Crowell was hired in November 2004 as the Chief Financial Officer of the Company. On December 17, 2004, he was appointed to the Board of Directors. On April 21, 2005, Mr. Crowell resigned as a director and resigned as Chief Financial Officer on July 1, 2005. Accordingly, under the terms of the Stock Option Plan, his 150,000 options became null and void upon his resignations.

OPTION GRANTS IN THE TWELVE MONTHS ENDED JUNE 30, 2005

Name of Executive Officer	Securities Under Options/ SARs (1) Granted (#)	% of Total Options/SARs Granted to Employees in Financial Year	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options/SARs on the Date of Grant ($/Security)	Expiration Date

Steven R. Garman	168,000	19.1%	US $0.15	Nil	12/31/2009

Steven R.Crowell	150,000 (2)	17.1%	US $0.15	Nil	12/31/2009

(1)	Stock appreciation rights. We have not granted any SARs.

(2)

Mr. Crowell resigned from his position as a director on April 21, 2005 and resigned as our CFO on July 1, 2005. Accordingly, under the terms of the stock option plan, his 150,000 options became null and void upon his resignations.

          The following table discloses the particulars of options exercised during the last financial year by any named executive officer and the value of unexercised options held by the named executive officers:

AGGREGATED OPTION EXERCISES IN THE TWELVE MONTHS ENDED JUNE 30, 2005 AND FINANCIAL YEAR-END OPTION VALUES

Name of Executive Officer	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options/SARs(1) at Financial Year-End (#) Exercisable/ Unexercisable	Value of Unexercised in the Money Options/SARs at Financial Year-End ($) Exercisable/ Unexercisable

Steven R. Garman	Nil	Nil	84,000/84,000	$9,240/$9,240

(1)	We have not granted any SARs.

No options granted to any named executive officers were repriced downwards during the last financial year.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

          We entered into a Services Agreement with True Horizon Marketing, Inc., a company controlled by Steven R. Garman, on June 20, 2003, for the provision of professional services, including services as our Chief Executive Officer and President. A fee of $10,000 per month was payable to True Horizon during the year ended June 30, 2004. Subsequent to June 30, 2004, the fee was revised to $15,000 per month for management services and True Horizon also received $1,000 for a monthly allowance towards office expenses. On January 1, 2005, the Services Agreement with True Horizon was terminated, and Mr. Garman became our employee with a monthly salary of $17,500.

          On December 21, 2005, we entered into an Employment Agreement with Mr. Garman. Mr. Garman’s monthly salary under the Employment Agreement is $17,500. The base salary will increase by 10% when we attain audited annual revenues of $1,500,000, then by 20% when we attain audited annual revenues of $3,000,000 and finally by 30% when we attain audited annual revenues of $5,000,000. Mr. Garman could also receive bonuses of up to twice his annual salary if specified financing, revenue and profitability targets are achieved.

          In the event that Mr. Garman’s employment is terminated for any reason, other than just cause, following a change in our control, his Employment Agreement stipulates that he will receive two times his annual compensation paid in a lump sum. Under such circumstances, Mr. Garman would also have the right to exercise any options, rights or warrants within 90 days of his termination.

          Further, if at the time of his termination, any amount is due and payable to him for services prior to April 1, 2005, he shall have the right to convert such amount into shares of our common stock at a rate of $0.12 per share.

          Other than as disclosed above, there are no compensatory plans or arrangements, including payments to be received from us or our subsidiaries, with respect to our named executive officers.

          The aggregate amount of compensation paid by us and our subsidiaries during the fiscal year ended June 30, 2005, to all officers and directors, as a group, for services in all capacities was $253,142.

          No amounts have been set aside or accrued by us during fiscal 2005 to provide pension, retirement or similar benefits for our directors or executive officers pursuant to any plan provided for or contributed to by us.

          Other than discussed above, there are no compensatory plans or arrangements, including payments to be received from us or our subsidiaries, with respect to our named executive officers.

          The aggregate amount of compensation paid by us and our subsidiaries during the fiscal year ended June 30, 2005, to all officers and directors, as a group, for services in all capacities was $253,142.

          No amounts have been set aside or accrued by us during fiscal 2005 to provide pension, retirement or similar benefits for our directors or executive officers pursuant to any plan provided for or contributed to by us.

DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

          Following completion of our domestication, if approved, our authorized capital will consist of 100,000,000 shares of our common stock of which approximately 40,194,303 will be issued and outstanding. Holders of our common stock are entitled to receive dividends as may from time to time be declared by our Board of Directors out of funds legally available. Holders of our common stock are entitled to one vote per share on all matters on which the holders of our common stock are entitled to vote. Holders of our common stock have no cumulative voting, preemptive, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up, holders of our common stock are entitled to share equally and ratably in our remaining assets, if any. The outstanding shares of our common stock are fully paid and nonassessable.

WARRANTS

          As of February 21, 2006, there were a total of 15,553,076 shares subject to the outstanding warrants of our common stock at exercise prices from U.S. $0.20 to U.S. $0.30 per share. These warrants expire on various dates between April 1, 2006 and September 1, 2007.

TRANSFER AGENT AND REGISTRAR

          The transfer agent and registrar for our common stock is Signature Stock Transfer of Plano, Texas. After our domestication, our transfer agent and our registrar in the United States will be remain Signature Stock Transfer.

LEGAL MATTERS

          Specified matters with respect to the legality of the issuance of our common stock to be issued in connection with our domestication and with respect to United States tax matters will be passed upon by Cantey & Hanger, L.L.P. of Fort Worth, Texas. Specified matters with respect to Canadian tax matters will be passed upon by Boughton Law Corporation of Vancouver, British Columbia.

SHAREHOLDER PROPOSALS

          Any shareholder proposing to have any appropriate matter brought before the 2006 annual general meeting of shareholders is required to submit such proposal in accordance with the proxy rules of the Securities and Exchange Commission to our secretary not later than June 14, 2006, to be considered for inclusion in the 2006 prospectus.

QI SYSTEMS INC.
INDEX TO FINANCIAL STATEMENTS
(Expressed in US Dollars)

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders
QI Systems Inc.

We have audited the consolidated balance sheets of QI Systems Inc. as at June 30, 2005 and 2004 and the consolidated statements of operations and deficit, cash flows and stockholders’ deficiency for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2005 and 2004 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements for the year ended June 30, 2003 were audited by other auditors who expressed an opinion without reservation on those statements in their report dated October 6, 2003.

Vancouver, Canada	“AMISANO HANSON”
October 7, 2005, except as to Notes 7 and 12, which are as of October 27, 2005	Chartered Accountants

COMMENTS BY AUDITOR FOR US READERS ON CANADA-US REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company designs and sells readers for use in cash payment systems and has a working capital deficiency, incurred substantial losses from operations and has not achieved positive cash flow, which raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Our report to the shareholders dated October 7, 2005, except as to Notes 7 and 12, which are as of October 27, 2005, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditor’s report when these are adequately disclosed in the consolidated financial statements.

Vancouver, Canada	“AMISANO HANSON”
October 7, 2005, except as to Notes 7 and 12, which are as of October 27, 2005	Chartered Accountants

750 WEST PENDER STREET, SUITE 604	TELEPHONE:	604-689-0188
VANCOUVER CANADA	FACSIMILE:	604-689-9773
V6C 2T7	E-MAIL:	amishan@telus.net

AUDITORS’ REPORT

To the Shareholders of QI Systems Inc.:

We have audited the balance sheets of QI Systems Inc. as at June 30, 2003 and 2002 and the statements of operations and deficit and cash flows for the years then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at June 30, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles. As required by the British Columbia company act, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding year.

The audited financial statements for the year ended June 30, 2001 were examined by other auditors who expressed an opinion without reservation on those statements in their report dated October 18, 2001.

“Wolrige Mahon”

CHARTERED ACCOUNTANTS

Vancouver, Canada

October 6, 2003

Comments by Auditor for U.S. Readers on Canada U.S. Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company’s ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the shareholders dated October 8, 2003 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditor’s report when these are adequately disclosed in the financial statements.

“Wolrige Mahon”

CHARTERED ACCOUNTANTS

Vancouver, Canada

October 6, 2003

QI SYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

As at June 30, 2005 and 2004
(Expressed in US Dollars)

	2005 $	2004 $

Assets
Current
Cash	59,950	12,158
Receivables	40,784	30,878
Share subscriptions receivable – Note 7	6,635	87,300
Prepaid expenses – Note 7	410,545	1,550
Inventory – Note 4	192,237	218,589

	710,151	350,475
Equipment – Note 5	9,106	12,481

	719,257	362,956

Liabilities
Current
Payables and accruals – Notes 6, 7, 11 and 12	808,094	515,168
Shareholder loans – Note 6	21,392	17,125
Deposits received	16,578	16,279

	846,064	548,572

Shareholders’ Deficiency	11,225,477	10,820,977

Share capital – Notes 7 and 12
Share capital subscribed – Notes 7 and 12	692,333	87,300
Contributed surplus – Note 7	260,318	203,169
Deficit	(12,218,019)	(11,235,840)
Cumulative translation adjustment	(86,916)	(61,222)

	(126,807)	(185,616)

	719,257	362,956

Nature and Continuance of Operations – Note 1
Commitments and Contingencies – Notes 7, 11 and 12
Subsequent Events – Notes 7, 11 and 12

Approved by the Directors:

“Steve Garman” , Director	“Matthew Yugovich” , Director

QI SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

For the Years Ended June 30, 2005, 2004 and 2003
(Expressed in US Dollars)

	2005 $	2004 $	2003 $

Revenue	390,111	383,722	325,422

Cost of goods sold	216,652	75,320	84,742

	173,459	308,402	240,680

Expenses
Administration – Note 6	406,154	419,060	305,404
Amortization	3,375	4,697	5,974
Bad debt (recovery)	(131)	13,887	5,000
Corporate finance	—	116,166	—
Development costs – Note 6	269,997	284,190	341,154
Financing costs and interest – Notes 6 and 7	112,468	5,554	38,757
Investor relations – Notes 6 and 7	42,313	240,606	4,414
Marketing	221,683	207,782	171,911
Professional fees	65,102	59,500	78,415
Stock-based compensation – Note 7	57,149	203,169	—

	1,178,110	1,554,611	951,029

Operating loss	(1,004,651)	(1,246,209)	(710,349)
Interest income	—	—	174
Gain on settlement of debt	22,472	62,314	—

Net loss	(982,179)	(1,183,895)	(710,175)

Deficit, beginning of year	(11,235,840)	(10,051,945)	(9,341,770)

Deficit, end of year	(12,218,019)	(11,235,840)	(10,051,945)

Loss per share – basic and diluted – Note 10	(0.04)	(0.06)	(0.04)

QI SYSTEMS INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Years Ended June 30, 2005, 2004 and 2003
(Expressed in US Dollars)

	2005	2004	2003
	$	$	$

Cash Flows related to Operating Activities
Net loss for the year	(982,179)	(1,183,895)	(710,175)
Adjustments to reconcile net loss used in Operations
Stock-based compensation	57,149	203,169	—
Investor relations expense	42,313	—	—
Finance fee	45,313	—	—
Gain on settlement of debt	(22,472)	(62,314)	—
Amortization	3,375	4,697	5,974

	(856,501)	(1,038,343)	(704,201)
Changes in non-cash working capital items
Receivables	(9,906)	5,327	1,555
Prepaid expenses	(6,675)	7,778	(2,981)
Inventory	26,352	(30,255)	(45,164)
Payables and accruals	191,540	115,866	252,307
Deposits received	299	16,279	(25,000)

	(654,891)	(923,348)	(523,484)

Cash Flows related to Investing Activity
Investment in capital assets	—	—	(1,310)

Cash Flows related to Financing Activities
Proceeds from (repayment of) shareholder loans	4,267	(90,559)	119,500
Proceeds from share issuances, net of issue costs	397,865	970,450	335,979
Proceeds from share capital subscribed	248,270	—	—

	650,402	879,891	455,479

Effect of foreign currency translation on cash	52,281	64,465	(23,496)

Net increase (decrease) in cash	47,792	21,008	(92,811)
Cash (cash deficiency), beginning	12,158	(8,850)	83,961

Cash (cash deficiency), ending	59,950	12,158	(8,850)

Supplementary cash flow information:
Interest received	—	—	174
Interest paid	(909)	(1,849)	(6,831)
Income taxes paid	—	—	—

Non-cash Transactions – Note 15

QI SYSTEMS INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIENCY

For the Period July 1, 2002 to June 30, 2005
(Expressed in US Dollars)

	Common Shares		Share Capital	Contributed	Accumulated	Cumulative Translation	Stockholders’ Equity
	Number	Amount	Subscribed	Surplus	Deficit	Adjustment	(Deficiency)

Balance, June 30, 2002	12,280,168	$7,967,877	$—	$—	$(9,341,770)	$(34,211)	$(1,408,104)
Issued for cash:
Private placements	2,131,333	707,794	—	—	—	—	707,794
Issued in settlement for debt:						—
Shareholder loan	1,000,000	326,415	—	—	—	—	326,415
Trade accounts payable	770,000	253,600	—	—	—	—	253,600
Warrants transferred to share capital	—	164,000	—	—	—	—	164,000
Foreign currency translation adjustment	—	—	—	—	—	(23,496)	(23,496)
Net loss	—	—	—	—	(710,175)	—	(710,175)

Balance, June 30, 2003	16,363,501	9,419,686	—	—	(10,051,945)	(57,707)	(689,966)
Issued for cash pursuant to private placements	4,866,120	979,950	—	—	—	—	979,950
Subscriptions received	—	—	87,300	—	—	—	87,300
Exercise of warrants for cash	20,000	8,000	—	—	—	—	8,000
Issued in settlement for debt	1,176,977	413,341	—	—	—	—	413,341
Stock-based compensation	—	—	—	203,169	—	—	203,169
Foreign currency translation adjustment	—	—	—	—	—	(3,515)	(3,515)
Net loss	—	—	—	—	(1,183,895)	—	(1,183,895)

Balance, June 30, 2004	22,426,598	10,820,977	87,300	203,169	(11,235,840)	(61,222)	(185,616)
Issued for cash pursuant to private placements	1,760,455	387,300	(87,300)	—	—	—	300,000
Subscriptions received	—	—	714,363	—	—	—	714,363
Share issue costs	—	—	(22,030)	—	—	—	(22,030)
Exercise of warrants for cash	43,000	17,200	—	—	—	—	17,200
Stock-based compensation	—	—	—	57,149	—	—	57,149
Foreign currency translation adjustment	—	—	—	—	—	(25,694)	(25,694)
Net loss	—	—	—	—	(982,179)	—	(982,179)

Balance, June 30, 2005	24,230,053	$11,225,477	$692,333	$260,318	$(12,218,019)	$(86,916)	$(126,807)

QI SYSTEMS INC.

Notes to the Consolidated Financial Statements

June 30, 2005
(Expressed in US Dollars)

Note 1	Nature and Continuance of Operations

QI Systems Inc. (“QI” or “the Company”) was incorporatedin 1978 under the British Columbia Company Act. The Company manufactures, designs and sells readers that allow the use of cash payment systems for self-serve applications such as vending, gaming, laundromat machines, transit fare collection systems and newspaper vending machines.

These consolidated financial statements have been prepared using Canadian generally accepted accounting principles applicable to a going concern. The use of such principles may not be appropriate because as at June 30, 2005, there was substantial doubt that the Company would be able to continue as a going concern.

The Company has accumulated a deficit of $12,218,019 since inception, has yet to achieve profitable operations and has a working capital deficiency of $135,913 at June 30, 2005. The Company requires additional capital and revenue sources. The outcome of these matters cannot be predicted with any certainty at this time. The Company has historically satisfied its capital needs by issuing equity securities. These financial statements do not give effect to any adjustments and classification of assets and liabilities that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities and commitments at amounts different from those reported in the financial statements.

Note 2	Significant Accounting Policies

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada and are stated in United States dollars and, except as described in Note 14, conform in all material respects with accounting principles generally accepted in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement. Actual results may differ from these estimates.

The consolidated financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, QI Systems International Inc., incorporated under the laws of the State of Texas, and Magnatron Inc. (inactive), incorporated under the laws of the State of Nevada. All inter-company transactions have been eliminated.

Amortization of Equipment

Equipment is carried at cost less accumulated amortization. Amortization is calculated using the following annual rates and method:

Furniture and fixtures	- 20% declining balance
Computer equipment	- 30% declining balance

In the year of acquisition amortization is provided for at one-half the annual rate.

Inventories and Cost of Goods Sold

The Company records inventories at the lower of cost, calculated on a weighted average basis, and estimated net realizable value.

Cost of goods sold comprises materials, direct labour and direct overhead expenditures incurred in the production process.

Revenue Recognition

Revenues are derived primarily from equipment sales and non-recurring engineering fees. Revenue is recognized upon delivery of equipment and completion of non-recurring engineering work and collection is reasonably assured. Service, installation and contract revenue is recognized upon completion and acceptance and collection is reasonably assured.

Development Costs

Development costs include on-going research and development of the modular payment systems. Development costs are expensed as incurred unless they meet the criteria for deferral under the Canadian generally accepted accounting principles.

Foreign Currency Translation

The Company’s functional currency is Canadian dollars (“CDN dollars”). Monetary items denominated in a foreign currency other than CDN dollars are translated into CDN dollars at exchange rates prevailing at the balance sheet date and non-monetary items are translated at exchange rates prevailing when the assets were acquired or obligations incurred. Foreign currency denominated revenue and expense items are translated at exchange rates prevailing at the transaction date. Gains or losses arising from the translations are included in operations.

The Company’s reporting currency is United States dollars (“US dollars”) and CDN dollar amounts are translated using the current rate method. Assets and liabilities are translated at exchange rates prevailing at the balance sheet date and revenue expense items at actual or average exchange rates for the year. Translation adjustments arising from changes in exchange rates are accounted for as a separate component of shareholders’ equity as the cumulative translation adjustment.

Income Taxes

The Company records income taxes in accordance with the Canadian Institute of Chartered Accountants’ recommendations for accounting for income taxes. Under these recommendations current income taxes recognize the estimated income taxes payable for the current period. Future income tax assets and liabilities are recognized for temporary differences between the tax basis and the accounting basis of assets and liabilities, as well as for the benefits of losses available to be carried forward to future years for tax purposes that are more likely-than-not to be realized.

Stock-based Compensation Plans

The Company has a stock-based compensation plan, which is described in Note 7. Effective for the year ending June 30, 2004, the Company adopted, on a prospective basis, the fair value method of accounting for stock options granted to employees, consultants and directors. Compensation expense is recognized over the options’ vesting period.

The Company recognizes an expense for the fair value of options granted. Upon exercise of stock options, consideration paid by the option holder, together with the amount previously recognized in contributed surplus, is recorded as an increase to share capital. The Company uses the Black-Scholes option pricing model to value stock options granted. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The model requires management to make estimates, which are subjective and may not be representative of actual results. Changes in assumptions can materially affect estimates of fair values.

Warrants

Consideration received on the exercise of warrants or purchase of stock is credited to share capital.

Detachable warrants are allocated a portion of the proceeds from debt or share issues based on fair values and included in additional paid-in capital warrants until the warrants are exercised or expired.

Note 3	Financial Instruments

The fair value of the Company’s cash, receivables, payables and accruals, shareholder loans and deposits approximates their carrying amount due to the relatively short periods to maturity of the instruments.

The Company provides credit to its clients in the normal course of operations. It carries out, on a continuing basis, credit checks on its clients and maintains provisions for contingent losses. For other debts, the Company estimates, on a continuing basis, the probable losses and provides a provision for losses based on the estimated realizable value.

The Company is exposed to fluctuations in foreign currencies through accounts receivable and accounts payable to be settled in Canadian dollars. The Company monitors this exposure, but had no hedge positions at June 30, 2005 or 2004.

Note 4	Inventory

	2005 $	2006 $

Raw materials	125,516	163,748
Finished goods	66,721	54,841

	192,237	218,589

Note 5	Equipment

	Cost $	2005 Accumulated Amortization $	Net $	Cost $	2004 Accumulated Amortization $	Net $

Furniture and fixtures	22,268	19,315	2,953	22,268	18,578	3,690
Computer equipment	74,049	67,896	6,153	74,049	65,258	8,791
	96,317	87,211	9,106	96,317	83,836	12,481

Note 6	Related Party Transactions and Balances – Notes 7 and 12

During the years ended June 30, 2005, 2004 and 2003, the Company incurred fees charged by directors and officers of the Company and their related companies. These transactions are in the normal course of operations and are measured at the exchange amount which was the amount established and agreed to by the related parties and are as follows:

	Years ended June 30,
	2005 $	2004 $	2003 $

Administration	253,142	155,867	205,834
Development costs	56,610	58,276	—
Financing costs and interests	45,313	—	—

	355,065	214,143	205,834

As at June 30, 2005, included in payables and accruals was $372,514 (2004: $246,336) due to directors and officers of the Company and former directors and officers of the Company relating to the above expenses. Included in shareholders loans is $2,494 due to a director of the Company. These loans are unsecured, non-interest bearing and have no repayment terms.

During the year ended June 30, 2005, the Company issued 170,454 common shares at $0.22 per share for proceeds of $37,500 pursuant to a private placement to directors of the Company.

Note 7	Share Capital and Contributed Surplus – Note 12

Authorized:

200,000,000 common shares with no par value Shares Issued:

During the year ended June 30, 2005 the Company:

Issued 396,819 common shares for proceeds of $87,300 pursuant to a private placement completed on April 1, 2004. The shares had been accounted for as share capital subscribed at June 30, 2004.

•

Completed a private placement for proceeds of $300,000. The placement consisted of 1,363,636 units at $0.22 per unit; each unit is comprised of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one common share at $0.30 per share prior to November 17, 2006.

During the year ended June 30, 2004 the Company:

•

Completed a private placement for proceeds of $250,000. The placement consisted of 1,666,665 units at $0.15 per unit; each unit comprised of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one common share at $0.20 per share prior to October 27, 2005.

•	Issued 1,176,977 common shares to settle debt of $413,341 at an average price of $0.35 per share.

•

Completed a private placement for proceeds of $217,250. The placement consisted of 869,000 units at $0.25 per unit; each unit is comprised of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one common share at $0.35 prior to November 17, 2005.

•

Completed a private placement for proceeds of $512,700. The placement consisted of 2,727,273 units at $0.22 per unit; each unit is comprised of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one common share at $0.30 per share prior to April 1, 2006.

Commitments:

Share capital subscribed:

As at June 30, 2005, proceeds of $120,300 representing 1,203,000 shares at $0.10 per share had been received by the Company as subscription for a private placement to be completed subsequent to June 30, 2005 (Note 12). The Company paid $12,030 in share issuance costs related to these subscriptions.

As at June 30, 2005, proceeds of $150,000 representing 1,000,000 shares at $0.15 per share had been received by the Company as subscription for a private placement to be completed subsequent to June 30, 2005 (Note 12). The Company paid $10,000 in share issuance costs related to this private placement.

As at June 30, 2005, the Company had a share subscriptions receivable of $6,635 with respect to 30,160 common shares issued to a director of the Company at $0.22 per share pursuant to a private placement. This subscription was paid subsequent to June 30, 2005.

As at June 30, 2004, the Company had a share subscriptions receivable of $87,300 with respect to 396,818 common shares issued at $0.22 per share pursuant to a private placement. This subscription was paid during the year ended June 30, 2005.

On May 25, 2005, the Company entered into an Investors Relations agreement with an arms-length party which requires the Company to irrevocably issue 3,000,000 common shares of the Company, valued at $435,000, to the investor relations firm (“IR”) as follows:

•	1,500,000 shares within 5 days of the agreement date;

•	750,000 shares within 185 days of the agreement date and,

•	750,000 shares within 275 days of the agreement date.

One half of the shares issued at each date are to contain an escrow trading restriction until May 26, 2006.

Pursuant to this agreement, a shareholder and an officer of the Company loaned the Company 750,000 free trading shares which were delivered to IR prior to June 30, 2005 on behalf of the Company for the following consideration:

•

Debt of $36,250 (included in accounts payable and accruals at June 30, 2005) for 250,000 common shares delivered to IR by a shareholder of the Company. This debt was settled by a private placement completed subsequent to June 30, 2005 (Note 12); and

•

500,000 common shares to be issued for 500,000 common shares delivered to IR by an officer of the Company. In addition, the Company agreed to issue a further 312,500 common shares, valued at $45,313, to this officer as a financing fee.

The Company has recorded the commitment of 3,000,000 common shares ($435,000) as a prepaid investor relations expense to be expensed over the term of the agreement, to May 26, 2006. In this regard, at June 30, 2005, the Company had expensed $42,313 as investor relation fees.

Subsequent to June 30, 2005, the Company issued the remaining 750,000 shares to IR and the 812,500 shares to the officer of the Company and also placed 1,500,000 shares in escrow, all pursuant to the above noted agreement.

Warrants

Share purchase warrants outstanding to acquire an equal number of common shares as of June 30, 2005 are as follows:

Number of Warrants	Exercise Price	Expiry Date

1,666,665	$0.20	October 27, 2005
869,000	$0.35	November 17, 2005
2,727,273	$0.30	April 1, 2006
1,363,636	$0.30	November 17, 2006

6,626,574

Subsequent to June 30, 2005, 633,333 warrants expired unexercised.

Escrow Shares

Issued share capital includes 750,000 shares held in escrow subject to release at the direction of the British Columbia Securities Commission.

Stock Options

The Company issues stock options as approved by the board of directors to employees, consultants and directors. Options are issued at the average trading price of the 10 days preceding the grant date as a minimum and may be granted for periods of up to five years. The vesting schedule for each grant is determined by the board of directors. As at June 30, 2005 the total number of options approved for issue is 2,175,000, of which no more than 1,085,000 options may be granted to insiders.

A summary of the status of the Company’s stock option plan as of June 30, 2005 and 2004, and changes during the years ending on those dates, is presented below:

	2005			2004

	Number	Weighted Average		Number	Weighted Average Exercise Price
	of	Exercise Price		of
	Options	US$	CDN$	Options	US$	CDN$

Outstanding, beginning of year	1,298,000	0.83	1.11	1,507,500	0.81	1.25
Granted	879,500	0.15	0.18	—	—	—
Exercised	—	—	—	—	—	—
Forfeited	(397,000)	1.25	1.54	(209,500)	1.18	1.59

Outstanding, end of year	1,780,500	0.43	0.53	1,298,000	0.83	1.11

Options Outstanding				Options Exercisable

Exercise Price		Number Outstanding	Weighted Average Remaining Contractual	Number Exercisable
		at June 30,	Life	at June 30,
US$	CDN$	2005	(Years)	2005

0.15	0.18	879,500	4.51	439,750
0.50	0.61	300,000	2.82	300,000
0.50	0.61	434,000	2.50	434,000
1.63	2.00	167,000	0.48	167,000

		1,780,500	3.36	1,340,750

The options expire at various dates between December 22, 2005 and December 31, 2009 and are exercisable at amounts ranging from $0.15 to $1.63.

During the years ended June 30, 2005 and 2004 the Company expensed the stock option benefit of $57,149 and $203,169 respectively, which were estimated using the Black Scholes Option Pricing Model over the vesting term, with the following assumptions:

	2005	2004

Risk free rate	3.8%	4.06% - 4.20%
Dividend yield	0%	0%
Expected volatility	115%	69% - 703%
Weighted average expected stock option life	5 years	2 – 5 years

Note 8	Segmented Information

The Company operates in one business segment: the development, manufacture and installation of unattended smartcard applications.

Revenues by country are as follows:

	2005	2004	2003
	$	$	$

Canada	273,194	267,970	175,505
United States	116,917	115,752	149,317
United Kingdom	—	—	600

	390,111	383,722	325,422

All capital assets are located in Canada.

During the year ended June 30, 2005, one customer accounted for 60% of revenues.

During the year ended June 30, 2004, one customer accounted for 63% of revenues.

During the year ended June 30, 2003, three customers accounted for 48%, 24% and 11% of revenues respectively.

Note 9	Income Taxes

The Company has accumulated non-capital losses in Canada totalling $7,018,574 and non-capital losses in the United States totalling $154,281 for income tax purposes, which may be deducted in the calculation of taxable income in future years. The losses expire as follows:

	Canada $	United States $

2006	1,025,284	—
2007	991,993	—
2008	1,248,591	—
2009	1,159,337	—
2010	842,684	—
2011	984,063	—
2012	766,622	—
2025	—	154,281

	7,018,574	154,281

In addition, the Company has incurred scientific research and experimental development expenditures (SR&ED) of approximately $2,232,625 for income tax purposes which may be carried forward indefinitely and deducted in the calculation of taxable income in future years.

The Company has also accumulated non-refundable investment tax credits of $513,622 which may be applied against taxes payable in future years, and which expire at various dates commencing 2006.

These amounts are subject to review and revision by tax authorities and the potential tax benefit which may result from future application of the losses, SR&ED expenditures, non-refundable investment tax credits, and capital cost allowance is not reflected in these financial statements. The Company’s future tax assets and liabilities at enacted corporation tax rates are as follows:

Canadian federal and provincial tax rates	35.62%	35.62%
Unites States rate	15.00%	—
Income tax recovery based on statutory rates:

	2005	2004

Losses carried forward	$2,523,158	$2,427,441
Scientific research and experimental development expenditures	796,922	766,666
Investment tax credit	513,622	467,850
Valuation allowance for future income tax assets	(3,833,702)	(3,661,957)

	$—	$—

Management considers it more-likely-than-not that the amounts will not be utilized and, accordingly, a full valuation allowance has been applied.

Note 10	Loss per share

Loss per share is calculated using the weighted average number of common shares outstanding during the year of 23,674,454 shares (2004: 19,445,139 shares; 2003: 16,046,378 shares). Fully diluted per share amounts are not presented as the effect of outstanding options and warrants is anti-dilutive.

Note 11	Commitments and Contingencies – Note 12

Obligations under the operating lease on the office premises are:

$

2006	57,684
2007	52,877

110,561

The Company is party to a settlement agreement, dated March 31, 1999, between various shareholders and directors of the Company. As a condition of this settlement, and in exchange for certain rights relating to the intangible assets of the Company, the Company has agreed to indemnify certain shareholders against potential tax liabilities and related incidental costs that may result on the transfer of escrow shares as determined in the settlement agreement. The amount of the potential liability is not determinable, and accordingly, no provision has been made in these financial statements. To date, no claims have been made.

During the year ended June 30, 2003, a former director and officer of the Company filed a complaint under the Employment Standards Act for fees of $130,445 plus interest. In September 2004, the Company settled this claim for $100,000 payable as to $8,333 per month beginning September 15, 2004. The former director and officer of the Company has been granted security for the claim against accounts receivable and the Company accrued an adequate provision included in the payables and accruals for the settlement. Subsequent to June 30, 2005 the claim was paid in full and all claims against the Company’s assets were discharged.

Various other claims by suppliers and professionals for unpaid balances are pending against the Company and, in management’s opinion, these claims are unfounded and no provision has been made in the financial statements. These claims total approximately $12,450.

Note 12	Subsequent Events – Notes 7 and 11

Subsequent to June 30, 2005:

The Company completed a private placement of 6,820,500 units at $0.10 per unit for gross proceeds of $682,050. Each unit is comprised of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one common share at $0.25 per share. The warrants expire on August 31, 2006. In connection with this placement the Company paid $68,205 in cash and issued 150,000 common shares as commissions. At June 30, 2005, the Company had received $120,300 as subscriptions for this placement.

The Company completed a private placement of 4,641,667 units at $0.15 per share for gross proceeds of $660,000 and a debt settlement of $36,250 to a director of the Company included in payables and accruals at June 30, 2005. Each unit is comprised of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one common share at $0.30 per share. The warrants expire on August 31, 2007. In connection with the private placement the Company incurred share issuance costs of $10,000, which was included in payables and accruals at June 30, 2005. At June 30, 2005, the company had received $150,000 as subscriptions for this placement.

The Company issued 1,033,332 common shares pursuant to the exercise of share purchase warrants at $0.20 per share for total proceeds of $206,666. The remaining 633,333 share purchase warrants exercisable at $0.20 per share expired unexercised.

The Company entered into a premise lease agreement until December 2008 which requires monthly lease payments of $2,032 for a total commitment of $73,152.

The Company entered into a consulting agreement for $5,000 per month to June 30, 2006 for a total commitment of $60,000.

Note 13	Comparative Figures

Certain comparative figures for the years ended June 30, 2004 and 2003 have been reclassified to conform to the financial statement presentation adopted for the year ended June 30, 2005.

Note 14	Differences Between Generally Accepted Accounting Principles in Canada and the United States

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (Canadian GAAP) which differ in certain measurement respects with accounting principles generally accepted in the United States (US GAAP).

Had the Company followed US GAAP, the consolidated statement of shareholder’s equity (deficiency) under US GAAP would have been reported as follows:

	2005 $	2004 $

Share Capital
Common shares	11,225,477	10,820,977
Additional capital – stock options	1,410,984	805,469
Deferred compensation expenses	—	(56,667)

	12,636,461	11,569,779

Accumulated other comprehensive loss	(86,916)	(61,222)

Accumulated Deficit
Balance, beginning of year	(11,682,087)	(10,499,235)
Loss for the year	(982,179)	(1,183,895)

	(12,664,266)	(11,683,130)

	(114,721)	(174,573)

Had the Company followed US GAAP, the consolidated statements of operations would be the same as under Canadian GAAP after giving effect to the change in stock-based compensation discussed below.

Had the Company followed US GAAP, it would have reported consolidated statements of comprehensive loss within the financial statements as follows:

	2005 $	2004 $	2003 $

Loss for the year under Canadian and US GAAP	(982,179)	(1,183,895)	(710,175)
Foreign currency translation adjustment	(25,694)	(3,515)	(23,496)

Comprehensive loss under US GAAP	(1,007,873)	(1,187,410)	(733,671)

Loss per common share – basic and diluted
Canadian GAAP	(0.04)	(0.06)	(0.04)
US GAAP	(0.04)	(0.06)	(0.05)

Had the Company followed US GAAP, it would have reported consolidated statements of cash flows within the financial statements as follows:

	2005 $	2004 $	2003 $

Cash flows from operating activities
Net loss for the year under US GAAP	(982,179)	(1,183,895)	(710,175)
Items not affecting cash
Stock-based compensation	57,149	203,169	—
Investor relations expense	42,313	—	—
Finance fee	45,313	—	—
Gain on settlement of debt	(22,472)	(62,314)	—
Amortization	3,375	4,697	5,974
Changes in non-cash working capital
Receivables	(9,906)	5,327	1,555
Prepaid expenses	(6,675)	7,778	(2,981)
Inventory	26,352	(30,255)	(45164)
Payable and accruals	191,540	115,866	252,307
Deposits received	299	16,279	(25,000)

Operating activities under US GAAP	(654,891)	(923,348)	(523,484)

Stock-based Compensation

Under Canadian GAAP, effective for fiscal years beginning on or after January 1, 2002, all public companies were required to adopt recommendations of the Canadian Institute of Chartered Accountants regarding accounting for Canadian stock-based compensation. Under these requirements, all stock-based payments to non-employees and direct awards of stock to employees need to be accounted for using a fair value based method of accounting. However, the new standard allowed the Company to continue its existing policy of not recording compensation cost on the grant of stock options to employees with the addition of pro forma information. The Company elected to apply the pro forma disclosure provisions of the new standard to awards granted to employees on or after July 1, 2002 for both US and Canadian GAAP. For the year ended June 30, 2004, however, the Company elected to follow the fair value method of accounting for stock options granted to employees for both US and Canadian GAAP. This will result in a charge to income in respect of the fair value of such options.

For fiscal years prior to June 30, 2003 under US GAAP, the Company used the intrinsic value method as described in APB 25, “Accounting for Stock Issued to Employees”, to recognize compensation cost on options granted to directors and employees. Under this method, the difference between the market price of the stock on the date of the grant and the exercise price of the stock options is expensed as compensation cost over the period from the date of the grant to the date the option is first exercisable. For options issued to consultants, the Company adopted the fair value method of accounting for stock-based compensation. This requires the options to be valued on the date of grant using the Black-Scholes option pricing method as prescribed by FAS 123. Under Canadian GAAP, prior to June 30, 2002 the Company did not record this stock-based compensation.

Comprehensive Income

US GAAP requires disclosure of comprehensive income which, for the Company, is net income (loss) under US GAAP plus the change in unrealized foreign exchange gains (losses) shown as cumulative translation adjustments under US GAAP.

The concept of comprehensive income is not required to be disclosed under Canadian GAAP.

New Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted could have a material effect on the accompanying financial statements.

Note 15	Non-cash Transactions

Investing and financing activities that do not have an impact on current cash flows are excluded from the statement of cash flows.

During the year ended June 30, 2005, the share capital subscribed includes $444,063 as consideration for investor relations services.

During the year ended June 30, 2004, the Company issued common shares of the Company as settlement of accounts payable totalling $413,341.

These transactions have been excluded from the statement of cash flows.

QI SYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

As at December 31, 2005 and June 30, 2005
Expressed in US Dollars
(Unaudited)

	December 31, 2005 ($)	June 30, 2005 ($)

ASSETS
Current
Cash	350,785	59,950
Receivables	80,777	40,784
Share subscriptions receivable	22,824	6,635
Prepaid expenses	208,050	410,545
Inventory	191,873	192,237

	854,309	710,151

Property, plant and equipment	24,290	9,106

	878,599	719,257

LIABILITIES
Current
Payables and accruals	377,922	808,094
Shareholder loans	1,283	21,392
Deposits received	26,399	16,578

	405,604	846,064

SHAREHOLDERS’ DEFICIENCY
Share capital	13,238,801	11,225,477
Share capital subscribed	—	692,333
Value allocated to stock options	310,488	260,318
Deficit	(13,022,659)	(12,218,019)
Cumulative translation adjustment	(53,635)	(86,916)

	472,995	(126,807)

	878,599	719,257

On behalf of the Board of Directors:

	“Steven R. Garman”	“Matthew Yugovich”

	Steven R. Garman,	Matthew Yugovich,
	Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

QI SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

For the Six Months Ended December 31, 2005 and September 30, 2004
Expressed in US Dollars
(Unaudited) QI SYSTEMS INC.

	Three months ended		Six months ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
	$	$	$	$

Revenues	72,767	120,152	122,966	271,521

Cost of goods sold	34,319	69,038	53,464	130,841
Gross Margin	38,448	51,114	69,502	140,680

Expenses
Administration	194,755	95,207	369,207	183,156
Amortization	1,173	1,282	2,345	2,497
Development costs	31,936	72,550	80,435	143,865
Financing costs and interest	491	1,083	1,411	1,382
Investor relations	125,886	—	268,067	—
Sales and marketing	31,179	64,790	68,677	111,427
Stock-based compensation	24,836	—	49,263	—
Professional fees	62,122	10,007	77,415	26,618
	472,378	244,919	916,820	468,945

Operating loss	(433,930)	(193,805)	(847,318)	(328,265)
Interest income	—	899	—	1,175
Gain on settlement of debt	42,678	598	42,678	22,167
Net loss	(391,252)	(192,308)	(804,640)	(304,923)

Deficit, beginning of period	(12,631,407)	(11,348,455)	(12,218,019)	(11,235,840)
Deficit, end of period	(13,022,659)	(11,540,763)	(13,022,659)	(11,540,763)

Loss per share – basic and diluted	(0.01)	(0.01)	(0.02)	(0.02)

The accompanying notes are an integral part of these consolidated financial statements.

QI SYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

For the Six Months Ended December 31, 2005 and December 31, 2004
Expressed in US Dollars
(Unaudited)

	For the three months ended		For the six months ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
	($)	($)	($)	($)
Cash flows related to operating activities
Net loss for the period	(391,252)	(192,308)	(804,640)	(304,923)
Adjustments to reconcile net loss used in operations
Stock-based compensation	24,836	—	49,263	—
Employment incentive paid with shares	37,500	—	37,500	—
Investor relations	111,167	—	222,333	—
Gain on settlement of debt	(42,678)	(598)	(42,678)	(22,167)
Amortization	1,173	1,282	2,345	2,497
	(259,254)	(191,624)	(535,877)	(324,593)
Changes in non-cash working capital items
Receivables	(42,979)	100,154	(39,993)	(17,272)
Share subscriptions receivable	(14,155)	—	(16,189)	—
Prepaid expenses	97,456	(5,726)	202,495	(5,307)
Inventory	(269)	22,710	364	(27,591)
Payables and accruals	(249,529)	(43,830)	(430,172)	23,156
Deposits received	(2,143)	2,631	9,821	(10,515)
	(470,873)	(115,685)	(809,551)	(362,122)

Cash flows related to investing activities	(8,276)	—	(17,681)	—

Cash flows related to financing activities
Proceeds from (repayment of) shareholder loans	—	(148,338)	(20,109)	6,829
Proceeds from issuance of capital, net of issue costs	—	275,000	992,175	275,000
Proceeds from exercise of stock option warrants	158,000	—	206,666	17,200
Proceeds from share capital subscribed	—	—	—	87,300
	158,000	126,662	1,178,732	386,329
Effect of foreign currency translation on cash	(41,028)	(22,184)	(60,665)	(12,231)
Net increase (decrease) in cash	(362,177)	(11,207)	290,835	11,976
Cash and cash equivalents (cash deficiency), beginning of period	712,962	35,341	59,950	12,158
Cash and cash equivalents, end of period	350,785	24,134	350,785	24,134

The accompanying notes are an integral part of these consolidated financial statements.

QI SYSTEMS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Six Months Ended December 31, 2005 Expressed in US Dollars (Unaudited)

The accompanying notes are an integral part of these consolidated financial statements.

1.	BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles for interim financial information and do not include all information and footnote disclosures required for an annual set of financial statements.

In the opinion of management, all adjustments necessary for fair presentation of the Company’s financial position, results of operations and cash flows as at December 31, 2005 and for other periods presented, have been included.

Interim results are not necessarily indicative of the results to be expected for the fiscal year as a whole.

These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s audited financial statements for the fiscal year ended June 30, 2005.

2.	SIGNIFICANT ACCOUNTING POLICIES

These interim financial statements follow the same accounting policies used in the most recent annual financial statements.

3.	COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform with the basis of presentation adopted in the current period.

BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

DISSENT PROCEEDINGS

Definitions and application

(1) In this Division:

“dissenter” means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;

“notice shares” means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;

“payout value” means,

a)	in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,

b)

in the case of a dissent in respect of an arrangement approved by a court order made under section 291 (2) (c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement, or

c)

in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order,

excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.

(2) This Division applies to any right of dissent exercisable by a shareholder except to the extent that

a)	the court orders otherwise, or

b)	in the case of a right of dissent authorized by a resolution referred to in section 238 (1) (g), the court orders otherwise or the resolution provides otherwise.

Right to dissent

(1) A shareholder of a company, whether or not the shareholder’s shares carry the right to vote, is entitled to dissent as follows:

a)	under section 260, in respect of a resolution to alter the articles to alter restrictions on the powers of the company or on the business it is permitted to carry on;

b)	under section 272, in respect of a resolution to adopt an amalgamation agreement;

c)	under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;

d)	in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;

e)	under section 301 (5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company’s undertaking;

f)	under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;

APPENDIX 1

g)	in respect of any other resolution, if dissent is authorized by the resolution;

h)	in respect of any court order that permits dissent.

(2) A shareholder wishing to dissent must

a)	prepare a separate notice of dissent under section 242 for

(i) the shareholder, if the shareholder is dissenting on the shareholder’s own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is dissenting,

b)	identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and

c)	dissent with respect to all of the shares, registered in the shareholder’s name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.

(3) Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must

a)	dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and

b)	cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.

Waiver of right to dissent

(1) A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.

(2) A shareholder wishing to waive a right of dissent with respect to a particular corporate action must

a)	provide to the company a separate waiver for

(i) the shareholder, if the shareholder is providing a waiver on the shareholder’s own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is providing a waiver, and

b)	identify in each waiver the person on whose behalf the waiver is made.

(3) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder’s own behalf, the shareholder’s right to dissent with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered and beneficial owner, and this Division ceases to apply to

a)	the shareholder in respect of the shares of which the shareholder is both the registered and beneficial owner, and

APPENDIX 1

b)

any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.

(4) If the shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.

Notice of resolution

(1) If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,

a)	a copy of the proposed resolution, and

b)	a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.

(2) If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,

a)	a copy of the proposed resolution, and

b)	a statement advising of the right to send a notice of dissent.

(3) If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors’ resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not consented to the resolution, whether or not their shares carry the right to vote,

a)	a copy of the resolution,

b)	a statement advising of the right to send a notice of dissent, and

c)	if the resolution has passed, notification of that fact and the date on which it was passed.

(4) Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.

Notice of court orders

If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent

a)	a copy of the entered order, and

APPENDIX 1

b)	a statement advising of the right to send a notice of dissent.

Notice of dissent

242

(1) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (a), (b), (c), (d), (e) or (f) must,

a)

if the company has complied with section 240 (1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,

b)	if the company has complied with section 240 (3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or

c)	if the company has not complied with section 240 (1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of

(i) the date on which the shareholder learns that the resolution was passed, and

(ii) the date on which the shareholder learns that the shareholder is entitled to dissent.

(2) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (g) must send written notice of dissent to the company

a)	on or before the date specified by the resolution or in the statement referred to in section 240 (2) (b) as the last date by which notice of dissent must be sent, or

b)	if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.

(3) A shareholder intending to dissent under section 238 (1) (h) in respect of a court order that permits dissent must send written notice of dissent to the company

a)	within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or

b)	if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.

(4) A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:

a)

if the notice shares constitute all of the shares of which the shareholder is both the registered and beneficial owner and the shareholder owns no other shares of the company as beneficial owner, a statement to that effect;

b)

if the notice shares constitute all of the shares of which the shareholder is both the registered and beneficial owner but the shareholder owns other shares of the company as beneficial owner, a statement to that effect and

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

APPENDIX 1

(iii) a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;

c)	if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the dissenting shareholder, a statement to that effect and

(i) the name and address of the beneficial owner, and

(ii) a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder’s name.

(5) The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.

Notice of intention to proceed

243

(1) A company that receives a notice of dissent under section 242 from a dissenter must,

	a)	if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of

(i) the date on which the company forms the intention to proceed, and

(ii) the date on which the notice of dissent was received, or

	b)	if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.

(2) A notice of the intention to proceed sent under subsection (1) of this section must

	a)	be dated not earlier than the date on which the notice is sent,

	b)	state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and

	c)	advise the dissenter of the manner in which dissent is to be completed under section 244.

Completion of dissent

244

(1) A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,

	a)	a written statement that the dissenter requires the company to purchase all of the notice shares,

	b)	the certificates, if any, representing the notice shares, and

	c)	if section 242 (4) (c) applies, a written statement that complies with subsection (2) of this section.

(2) The written statement referred to in subsection (1) (c) must

	a)	be signed by the beneficial owner on whose behalf dissent is being exercised, and

APPENDIX 1

b)	set out whether or not the beneficial owner is the beneficial owner of other shares of the company and, if so, set out

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) that dissent is being exercised in respect of all of those other shares.

(3) After the dissenter has complied with subsection (1),

a)	the dissenter is deemed to have sold to the company the notice shares, and

b)	the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.

(4) Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.

(5) Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.

(6) A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.

Payment for notice shares

245

(1) A company and a dissenter who has complied with section 244 (1) may agree on the amount of the payout value of the notice shares and, in that event, the company must

a)	promptly pay that amount to the dissenter, or

b)	if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(2) A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may

a)

determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,

b)	join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244 (1), and

c)	make consequential orders and give directions it considers appropriate.

APPENDIX 1

(3) Promptly after a determination of the payout value for notice shares has been made under subsection (2)(a) of this section, the company must

a)

pay to each dissenter who has complied with section 244 (1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter’s notice shares, or

b)	if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(4) If a dissenter receives a notice under subsection 1(b) or 3(b),

a)

the dissenter may, within 30 days after receipt, withdraw the dissenter’s notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or

b)

if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its shareholders.

(5) A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that

a)	the company is insolvent, or

b)	the payment would render the company insolvent.

Loss of right to dissent

246

The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:

a)	the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;

b)	the resolution in respect of which the notice of dissent was sent does not pass;

c)	the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;

d)	the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;

e)	the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;

f)	a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;

g)	with respect to the notice shares, the dissenter consents to, or votes in favor of, the resolution in respect of which the notice of dissent was sent;

APPENDIX 1

h)	he notice of dissent is withdrawn with the written consent of the company;

i)	the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.

Shareholders entitled to return of shares and rights

247

If, under section 244 (4) or (5), 245 (4) (a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,

a)

the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244 (1) (b) or, if those share certificates are unavailable, replacements for those share certificates,

b)	the dissenter regains any ability lost under section 244 (6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and

c)	the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.

APPENDIX 1

APPENDIX 2

CERTIFICATE OF INCORPORATION
OF
QI SYSTEMS INC.

FIRST: The name of this Corporation is QI Systems Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: This Corporation is authorized to issue one class of shares to be designated common stock. The total number of shares of common stock which this Corporation is authorized to issue is 100,000,000, with a par value of $.001. Shares of common stock possess identical rights and preferences in every respect.

FIFTH: The Corporation is to have perpetual existence.

SIXTH:

          1.          The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of voting stock of the Corporation entitled to vote generally in the election of directors voting together as a single class (the “Voting Stock”); or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors.

          2.           In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, or repeal the Bylaws of the Corporation.

          3.          The directors of the Corporation need not be elected by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins, or unless the Bylaws so provide.

          4.          The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the Corporation’s Bylaws by the stockholders of this Corporation: 2.2 (Annual Meeting) and 2.3 (Special Meeting).

          5.          No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws.

          6.          Advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

APPENDIX 2

          7.          Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the Voting Stock.

SEVENTH: Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article SIXTH or this Article SEVENTH.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Article SEVENTH of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.

NINTH:

          1.          To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          2.          The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

          3.          Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

          This Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended.

          IN WITNESS WHEREOF, QI Systems Inc. has caused this Certificate of Incorporation to be signed by Steven R. Garman, its President and Chief Executive Office, and attested by Robert I. McLean, Jr., its Secretary, this _____ day of ________, 2006.

QI SYSTEMS INC.

Steven R. Garman
President and Chief Executive Officer
Attest:

Robert I. McLean, Jr., Secretary

APPENDIX 2

APPENDIX 3

BYLAWS

OF

QI SYSTEMS INC.
(A DELAWARE CORPORATION)

APPENDIX 3

APPENDIX 3

ARTICLE VI – INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS		12
6.1	Indemnification of Directors and Officers	12
6.2	Indemnification of Others	12
6.3	Insurance	12

ARTICLE VII – RECORDS AND REPORTS		12
7.1	Maintenance and Inspection of Records	12
7.2	Inspection by Directors	13
7.3	Annual Statement to Stockholders	13
7.4	Representation of Shares of Other Corporations	13

ARTICLE VIII – GENERAL MATTERS		13
8.1	Record Date for Purposes Other Than Notice and Voting	13
8.2	Checks; Drafts; Evidences of Indebtedness	14
8.3	Corporate Contracts and Instruments: How Executed	14
8.4	Stock Certificates; Partly Paid Shares	14
8.5	Special Designation on Certificates	14
8.6	Lost Certificates	14
8.7	Construction; Definitions	15

ARTICLE IX – AMENDMENTS		15

ARTICLE X – DISSOLUTION		15

ARTICLE XI – CUSTODIAN		16
11.1	Appointment of a Custodian in Certain Cases	16
11.2	Duties of Custodian	16

APPENDIX 3

BYLAWS
OF
QI SYSTEMS INC.
(A DELAWARE CORPORATION)

ARTICLE I

CORPORATE OFFICES

1.1	REGISTERED OFFICE

The registered office of the corporation shall be fixed in the Certificate of Incorporation of the corporation.

1.2	OTHER OFFICES

The Board of Directors may at any time establish branch or subordinate offices at any place or places where the corporation is qualified to do business.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1	PLACE OF MEETINGS

        Meetings of stockholders shall be held at any place within or outside the State of Delaware designated by the Board of Directors. In the absence of any such designation, stockholders’ meetings shall be held at the registered office of the corporation.

2.2	ANNUAL MEETING

         (a) The annual meeting of stockholders shall be held each year on a date and at a time designated by the Board of Directors. In the absence of such designation, the annual meeting of stockholders shall be held on the second Tuesday of December in each year at 9:00 a.m. However, if such day falls on a legal holiday, then the meeting shall be held at the same time and place on the next succeeding full business day. At the meeting, directors shall be elected, and any other proper business may be transacted.

         (b) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors; (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors; or (iii) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than one hundred twenty (120) calendar days in advance of the date specified in the corporation’s prospectus released to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s prospectus, notice by the stockholder to be timely must be so received a reasonable time before the solicitation is made. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business; (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder; (iv) any material interest of the stockholder in such business; and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”), in his capacity as a proponent to a stockholder proposal. Notwithstanding the foregoing, in order to include information

APPENDIX 3

with respect to a stockholder proposal in the prospectus and form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph (b). The chairman of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this paragraph (b), and, if he should so determine, he shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

          (c) Only persons who are nominated in accordance with the procedures set forth in this paragraph (c) shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this paragraph (c). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation in accordance with the provisions of paragraph (b) of this Section 2.2. Such stockholder’s notice shall set forth: (i) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person; (B) the principal occupation or employment of such person; (C) the class and number of shares of the corporation which are beneficially owned by such person; (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person’s written consent to being named in the prospectus, if any, as a nominee and to serving as a director if elected); and (ii) as to such stockholder giving notice, the information required to be provided pursuant to paragraph (b) of this Section 2.2. At the request of the Board of Directors, any person nominated by a stockholder for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in the stockholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this paragraph (c). The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if he should so determine, he shall so declare at the meeting, and the defective nomination shall be disregarded.

2.3	SPECIAL MEETING

        A special meeting of the stockholders may be called at any time by the Board of Directors, or by the chairman of the board, or in the absence of the chairman of the board by the chief executive officer, or by one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent (10%) of the votes at that meeting, but such special meetings may not be called by any other person or persons.

        If a special meeting is called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the chairman of the board, the president, chief executive officer or the secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The officer receiving the request shall cause notice to be promptly given to the stockholders entitled to vote, in accordance with the provisions of Sections 2.4 and 2.5, that a meeting will be held at the time requested by the person or persons who called the meeting, not less than thirty-five (35) nor more than sixty (60) days after the receipt of the request. If the notice is not given within twenty (20) days after the receipt of the request, the person or persons requesting the meeting may give the notice. Nothing contained in this paragraph of this Section 2.3 shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4	NOTICE OF STOCKHOLDERS’ MEETINGS

        Except as set forth in Section 2.3, all notices of meetings of stockholders shall be sent or otherwise given in accordance with Section 2.5 of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of

APPENDIX 3

the meeting. The notice shall specify the place, date and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted (no business other than that specified in the notice may be transacted), or (ii) in the case of the annual meeting, those matters which the Board of Directors, at the time of giving the notice, intends to present for action by the stockholders (but any proper matter may be presented at the meeting for such action). The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the board intends to present for election.

2.5	MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE

          Written notice of any meeting of stockholders shall be given either personally or by first-class mail or by telegraphic or other written communication. Notices not personally delivered shall be sent charges prepaid and shall be addressed to the stockholder at the address of that stockholder appearing on the books of the corporation or given by the stockholder to the corporation for the purpose of notice. If no such address appears on the corporation’s books or is given, notice shall be deemed to have been given if sent to that stockholder by mail or telegraphic or other written communication to the corporation’s principal executive office, or if published at least once in a newspaper of general circulation in the county where that office is located. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by telegram or other means of written communication.

          If any notice addressed to a stockholder at the address of that stockholder appearing on the books of the corporation is returned to the corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the stockholder at that address, then all future notices or reports shall be deemed to have been duly given without further mailing if the same shall be available to the stockholder on written demand of the stockholder at the principal executive office of the corporation for a period of one (1) year from the date of the giving of the notice.

          An affidavit of the mailing or other means of giving any notice of any stockholders’ meeting, executed by the secretary, assistant secretary or any transfer agent of the corporation giving the notice, shall be prima facie evidence of the giving of such notice.

2.6	QUORUM

          The presence in person or by proxy of the holders of 33 1/3 percent of the outstanding shares entitled to vote thereat constitutes a quorum for the transaction of business at all meetings of stockholders. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

2.7	ADJOURNED MEETING; NOTICE

          Any stockholders’ meeting, either annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the shares represented at that meeting, either in person or by proxy. In the absence of a quorum, no other business may be transacted at that meeting except as provided in Section 2.6 of these Bylaws.

          When any meeting of stockholders, either annual or special, is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at the meeting at which the adjournment is taken. However, if a new record date for the adjourned meeting is fixed or if the adjournment is for more than thirty (30) days from the date set for the original meeting, then notice of the adjourned meeting shall be given. Notice of any such adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections 2.4 and 2.5 of these Bylaws. At any adjourned meeting the corporation may transact any business which might have been transacted at the original meeting.

APPENDIX 3

2.8	VOTING

          The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these Bylaws, subject to the provisions of Sections 217 and 218 of the General Corporation Law of Delaware (relating to voting rights of fiduciaries, pledgors and joint owners, and to voting trusts and other voting agreements).

          Except as may be otherwise provided in the Certificate of Incorporation, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote of the stockholders. Any stockholder entitled to vote on any matter may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or, except when the matter is the election of directors, may vote them against the proposal; but, if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares which the stockholder is entitled to vote.

          If a quorum is present, the affirmative vote of the majority of the shares represented and voting at a duly held meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the stockholders, unless the vote of a greater number or a vote by classes is required by law or by the Certificate of Incorporation.

2.9	VALIDATION OF MEETINGS; WAIVER OF NOTICE; CONSENT

          The transactions of any meeting of stockholders, either annual or special, however called and noticed, and wherever held, shall be as valid as though they had been taken at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each person entitled to vote, who was not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. The waiver of notice or consent or approval need not specify either the business to be transacted or the purpose of any annual or special meeting of stockholders. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

          Attendance by a person at a meeting shall also constitute a waiver of notice of and presence at that meeting, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required by law to be included in the notice of the meeting but not so included, if that objection is expressly made at the meeting.

2.10	STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

          Unless otherwise provided in the Certificate of Incorporation, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted.

          Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. If the action which is consented to is such as would have required the filing of a certificate under any section of the General Corporation Law of Delaware if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written notice and written consent have been given as provided in Section 228 of the General Corporation Law of Delaware.

2.11	RECORD DATE FOR STOCKHOLDER NOTICE; VOTING; GIVING CONSENTS

          For purposes of determining the stockholders entitled to notice of any meeting or to vote thereat or entitled to give consent to corporate action without a meeting, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting nor

APPENDIX 3

more than sixty (60) days before any such action without a meeting, and in such event only stockholders of record on the date so fixed are entitled to notice and to vote or to give consents, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date.

If the Board of Directors does not so fix a record date:

(a)

the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day preceding the day on which the meeting is held; and

(b)

the record date for determining stockholders entitled to give consent to corporate action in writing without a meeting, (i) when no prior action by the board has been taken, shall be the day on which the first written consent is given, or (ii) when prior action by the board has been taken, shall be at the close of business on the day on which the board adopts the resolution relating to that action.

The record date for any other purpose shall be as provided in Article VIII of these Bylaws.

2.12	PROXIES

          Every person entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the secretary of the corporation, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, telefax, facsimile or other electronic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(c) of the General Corporation Law of Delaware.

2.13	INSPECTORS OF ELECTION

          Before any meeting of stockholders, the Board of Directors may appoint an inspector or inspectors of election to act at the meeting or its adjournment. If no inspector of election is so appointed, then the chairman of the meeting may, and on the request of any stockholder or a stockholder’s proxy shall, appoint an inspector or inspectors of election to act at the meeting. The number of inspectors shall be either one (1) or three (3). If inspectors are appointed at a meeting pursuant to the request of one (1) or more stockholders or proxies, then the holders of a majority of shares or their proxies present at the meeting shall determine whether one (1) or three (3) inspectors are to be appointed. If any person appointed as inspector fails to appear or fails or refuses to act, then the chairman of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy.

Such inspectors shall:

(a)

determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum and the authenticity, validity and effect of proxies;

(b)	receive votes, ballots or consents;

(c)	hear and determine all challenges and questions in any way arising in connection with the right to vote;

(d)	count and tabulate all votes or consents;

(e)	determine when the polls shall close;

(f)	determine the result; and

APPENDIX 3

(g)	do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

ARTICLE III

DIRECTORS

3.1	POWERS

          Subject to the provisions of the General Corporation Law of Delaware and to any limitations in the Certificate of Incorporation or these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors.

3.2	NUMBER AND TERM OF OFFICE

          The authorized number of directors shall be not less than three (3) nor more than nine (9). The exact number of directors shall be six (6) until changed, within the limits specified above, by a bylaw amending this Section 3.2, duly adopted by the Board of Directors or by the stockholders. The indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the Certificate of Incorporation or by an amendment to this bylaw adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote or by resolution of a majority of the Board of Directors.

          No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

3.3	RESIGNATION AND VACANCIES

          Any director may resign effective on giving written notice to the chairman of the board, the president/chief executive officer, the secretary or the Board of Directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a director is effective at a future time, the Board of Directors may elect a successor to take office when the resignation becomes effective.

          Vacancies in the Board of Directors may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director; however, a vacancy created by the removal of a director by the vote or written consent of the stockholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute a majority of the required quorum), or by the unanimous written consent of all shares entitled to vote thereon. Each director so elected shall hold office until the next annual meeting of the stockholders and until a successor has been elected and qualified.

          Unless otherwise provided in the Certificate of Incorporation or these Bylaws:

(a)

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(b)

Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

APPENDIX 3

          If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the Certificate of Incorporation or these Bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the General Corporation Law of Delaware.

          If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten (10) percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the General Corporation Law of Delaware as far as applicable.

3.4	REMOVAL

          Subject to any limitations imposed by law, and unless otherwise provided in the Certificate of Incorporation, the Board of Directors, or any individual director, may be removed from office at any time by the affirmative vote of the holders of at least a majority of the then outstanding shares of the capital stock of the corporation entitled to vote at an election of directors.

3.5	PLACE OF MEETINGS; MEETINGS BY TELEPHONE

          Regular meetings of the Board of Directors may be held at any place within or outside the State of Delaware that has been designated from time to time by resolution of the board. In the absence of such a designation, regular meetings shall be held at the principal executive office of the corporation. Special meetings of the board may be held at any place within or outside the State of Delaware that has been designated in the notice of the meeting or, if not stated in the notice or if there is no notice, at the principal executive office of the corporation.

          Any meeting, either regular or special, may be held by conference telephone or similar communication equipment, so long as all directors participating in the meeting can hear one another; and all such directors shall be deemed to be present in person at the meeting.

3.6	FIRST MEETINGS

          The first meeting of each newly elected Board of Directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting, and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected Board of Directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

3.7	REGULAR MEETINGS

          Regular meetings of the Board of Directors may be held without notice if the times of such meetings are fixed by the Board of Directors.

3.8	SPECIAL MEETINGS; NOTICE

          Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairman of the board, or in the absence of the chairman of the board by the chief executive officer or any four directors.

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          Notice of the time and place of special meetings shall be delivered personally or by telephone, facsimile or other electronic transmission to each director or sent by first-class mail or telegram, charges prepaid, addressed to each director at that director’s address as it is shown on the records of the corporation. If the notice is mailed, it shall be deposited in the United States mail at least seven (7) days before the time of the holding of the meeting. If the notice is delivered personally or by telephone, facsimile or other electronic transmission, it shall be delivered personally or by telephone, facsimile or other electronic transmission at least seventy-two (72) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose or the place of the meeting, if the meeting is to be held at the principal executive office of the corporation.

3.9	QUORUM

          A majority of the authorized number of directors shall constitute a quorum for the transaction of business, except to adjourn as provided in Section 3.11 of these Bylaws. Every act or decision done or made by a majority of the directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the Board of Directors, subject to the provisions of the Certificate of Incorporation and applicable law.

          A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.10	WAIVER OF NOTICE

          Notice of a meeting need not be given to any director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director. All such waivers, consents and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Board of Directors.

3.11	ADJOURNMENT

          A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

3.12	NOTICE OF ADJOURNMENT

          Notice of the time and place of holding an adjourned meeting need not be given unless the meeting is adjourned for more than twenty-four (24) hours. If the meeting is adjourned for more than twenty-four (24) hours, then notice of the time and place of the adjourned meeting shall be given before the adjourned meeting takes place, in the manner specified in Section 3.8 of these Bylaws, to the directors who were not present at the time of the adjournment.

3.13	BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

          Any action required or permitted to be taken by the Board of Directors may be taken without a meeting, provided that all members of the board individually or collectively consent in writing to that action. Such action by written consent shall have the same force and effect as a unanimous vote of the Board of Directors. Such written consent and any counterparts thereof shall be filed with the minutes of the proceedings of the board.

3.14	FEES AND COMPENSATION OF DIRECTORS

          Directors and members of committees may receive such compensation, if any, for their services and such reimbursement of expenses as may be fixed or determined by resolution of the Board of Directors. This Section 3.14 shall not be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee or otherwise and receiving compensation for those services.

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ARTICLE IV

COMMITTEES

4.1	COMMITTEES OF DIRECTORS

          The Board of Directors may, by resolution adopted by a majority of the authorized number of directors, designate one (1) or more committees, each consisting of two (2) or more directors, to serve at the pleasure of the board. The board may designate one (1) or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. The appointment of members or alternate members of a committee requires the vote of a majority of the authorized number of directors. Any committee, to the extent provided in the resolution of the board, shall have all the authority of the board, but no such committee shall have the power or authority to (i) amend the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors as provided in Section 151(a) of the General Corporation Law of Delaware, fix any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation), (ii) adopt an agreement of merger or consolidation under Sections 251 or 252 of the General Corporation Law of Delaware, (iii) recommend to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, (iv) recommend to the stockholders a dissolution of the corporation or a revocation of a dissolution, or (v) amend the Bylaws of the corporation; and, unless the board resolution establishing the committee, the Bylaws or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law of Delaware.

4.2	MEETINGS AND ACTION OF COMMITTEES

          Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these Bylaws, specifically including Section 3.5 (place of meetings), Section 3.7 (regular meetings), Section 3.8 (special meetings and notice), Section 3.9 (quorum), Section 3.10 (waiver of notice), Section 3.11 (adjournment), Section 3.12 (notice of adjournment), and Section 3.13 (action without meeting), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee, that special meetings of committees may also be called by resolution of the Board of Directors, and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

ARTICLE V

OFFICERS

5.1	OFFICERS

          The officers of the corporation shall be a chairman of the board, a president, a secretary and a chief financial officer. The corporation may also have, at the discretion of the Board of Directors, one or more vice presidents, one or more assistant secretaries, one or more assistant chief financial officers and such other officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws. Any number of offices may be held by the same person.

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5.2	ELECTION OF OFFICERS

          The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 or Section 5.5 of these Bylaws, shall be chosen by the board, subject to the rights, if any, of an officer under any contract of employment.

5.3	SUBORDINATE OFFICERS

          The Board of Directors may appoint, or may empower the president/chief executive officer to appoint, such other officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

5.4	REMOVAL AND RESIGNATION OF OFFICERS

          Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors at any regular or special meeting of the board or, except in case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

          Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

5.5	VACANCIES IN OFFICES

          A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointments to that office.

5.6	CHAIRMAN OF THE BOARD

          The chairman of the board, if such an officer be elected, shall serve as the corporation’s general manager, and shall have general supervision, direction and control of the corporation’s business and its officers, and, if present, preside at meetings of the stockholders and the Board of Directors and exercise and perform such other powers and duties as may from time to time be assigned to him by the Board of Directors or as may be prescribed by these Bylaws. If there is no president/chief executive officer, then the chairman of the board shall also be the president/chief executive officer of the corporation and shall have the powers and duties prescribed in Section 5.7 of these Bylaws. The chairman of the board shall report to the Board of Directors.

5.7	PRESIDENT/CHIEF EXECUTIVE OFFICER

          Subject to such powers, if any, as may be given by the Board of Directors to the chairman of the board, if there be such an officer, the president/chief executive officer shall, subject to the control of the chairman of the board, or the Board of Directors if there is no chairman of the board, have general supervision, direction and control of the business and the officers of the corporation. He shall preside at all meetings of the stockholders and the Board of Directors, in the absence or nonexistence of a chairman of the board. He or she shall have the general powers and duties of management usually vested in the office of president/chief executive officer of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

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5.8	VICE PRESIDENTS

          In the absence or disability of the president, the vice presidents, if any, in order of their rank as fixed by the Board of Directors or, if not ranked, a vice president designated by the Board of Directors, shall perform all the duties of the president and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors, these Bylaws, the president or the chairman of the board.

5.9	SECRETARY

          The secretary shall keep or cause to be kept, at the principal executive office of the corporation or such other place as the Board of Directors may direct, a book of minutes of all meetings and actions of directors, committees of directors and stockholders. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at stockholders’ meetings and the proceedings thereof.

          The secretary shall keep, or cause to be kept, at the principal executive office of the corporation or at the office of the corporation’s transfer agent or registrar, as determined by resolution of the Board of Directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the numbers and dates of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation.

          The secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors required to be given by law or by these Bylaws. He shall keep the seal of the corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these Bylaws.

5.10	CHIEF FINANCIAL OFFICER

          The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times be open to inspection by any director.

          The chief financial officer shall deposit all money and other valuables in the name and to the credit of the corporation with such depositaries as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, shall render to the president and directors, whenever they request it, an account of all of his transactions as chief financial officer and of the financial condition of the corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS

6.1	INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.1, a “director” or “officer” of the corporation includes any person (i) who is or was a director or officer of the corporation, (ii) who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise or (iii) who was a director or officer of a corporation

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which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

6.2	INDEMNIFICATION OF OTHERS

          The corporation shall have the power, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.2, an “employee” or “agent” of the corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

6.3	INSURANCE

          The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of Delaware.

ARTICLE VII

RECORDS AND REPORTS

7.1	MAINTENANCE AND INSPECTION OF RECORDS

          The corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books and other records.

          Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in Delaware or at its principal place of business.

          The officer who has charge of the stock ledger of a corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

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7.2	INSPECTION BY DIRECTORS

          Any director shall have the right to examine the corporation’s stock ledger, a list of its stockholders and its other books and records for a purpose reasonably related to his position as a director. The Company submits to the exclusive jurisdiction of the Delaware Court of Chancery to determine whether a director is entitled to the inspection sought. The Court may summarily order the corporation to permit the director to inspect any and all books and records, the stock ledger and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

7.3	ANNUAL STATEMENT TO STOCKHOLDERS

          The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.

7.4	REPRESENTATION OF SHARES OF OTHER CORPORATIONS

          The chairman of the board, the president, any vice president, the chief financial officer, the secretary or assistant secretary of this corporation or any other person authorized by the Board of Directors or the president or a vice president, is authorized to vote, represent and exercise on behalf of this corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

ARTICLE VIII

GENERAL MATTERS

8.1	RECORD DATE FOR PURPOSES OTHER THAN NOTICE AND VOTING

          For purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any other lawful action (other than action by stockholders by written consent without a meeting), the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days before any such action. In that case, only stockholders of record at the close of business on the date so fixed are entitled to receive the dividend, distribution or allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date so fixed, except as otherwise provided by law.

          If the Board of Directors does not so fix a record date, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board adopts the applicable resolution or the sixtieth (60th) day before the date of that action, whichever is later.

8.2	CHECKS; DRAFTS; EVIDENCES OF INDEBTEDNESS

          From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts or other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments.

8.3	CORPORATE CONTRACTS AND INSTRUMENTS: HOW EXECUTED

          The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the

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Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

8.4	STOCK CERTIFICATES; PARTLY PAID SHARES

          The shares of a corporation shall be represented by certificates, provided that the Board of Directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the corporation by, the chairman or vice chairman of the Board of Directors, or the president or vice president, and by the chief financial officer, the secretary or an assistant secretary representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

          The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

8.5	SPECIAL DESIGNATION ON CERTIFICATES

          If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

8.6	LOST CERTIFICATES

          Except as provided in this Section 8.6, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and canceled at the same time. The Board of Directors may, in case any share certificate or certificate for any other security is lost, stolen or destroyed, authorize the issuance of replacement certificates on such terms and conditions as the board may require; the board may require indemnification of the corporation secured by a bond or other adequate security sufficient to protect the corporation against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft or destruction of the certificate or the issuance of the replacement certificate.

8.7	CONSTRUCTION; DEFINITIONS

          Unless the context requires otherwise, the general provisions, rules of construction and definitions in the General Corporation Law of Delaware shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular and the term “person” includes both a corporation and a natural person. References to the masculine gender shall include the feminine and neuter genders if the context so requires.

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ARTICLE IX

AMENDMENTS

          The original or other Bylaws of the corporation may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the corporation may, in its Certificate of Incorporation, confer the power to adopt, amend or repeal Bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal Bylaws.

ARTICLE X

DISSOLUTION

          If it should be deemed advisable in the judgment of the Board of Directors of the corporation that the corporation should be dissolved, the board, after the adoption of a resolution to that effect by a majority of the whole board at any meeting called for that purpose, shall cause notice to be mailed to each stockholder entitled to vote thereon of the adoption of the resolution and of a meeting of stockholders to take action upon the resolution.

          At the meeting a vote shall be taken for and against the proposed dissolution. If a majority of the outstanding stock of the corporation entitled to vote thereon votes for the proposed dissolution, then a certificate stating that the dissolution has been authorized in accordance with the provisions of Section 275 of the General Corporation Law of Delaware and setting forth the names and residences of the directors and officers shall be executed, acknowledged and filed and shall become effective in accordance with Section 103 of the General Corporation Law of Delaware. Upon such certificate’s becoming effective in accordance with Section 103 of the General Corporation Law of Delaware, the corporation shall be dissolved.

          Whenever all the stockholders entitled to vote on a dissolution consent in writing, either in person or by duly authorized attorney, to a dissolution, no meeting of directors or stockholders shall be necessary. The consent shall be filed and shall become effective in accordance with Section 103 of the General Corporation Law of Delaware. Upon such consent’s becoming effective in accordance with Section 103 of the General Corporation Law of Delaware, the corporation shall be dissolved. If the consent is signed by an attorney, then the original power of attorney or a photocopy thereof shall be attached to and filed with the consent. The consent filed with the Secretary of State shall have attached to it the affidavit of the secretary or some other officer of the corporation stating that the consent has been signed by or on behalf of all the stockholders entitled to vote on a dissolution; in addition, there shall be attached to the consent a certification by the secretary or some other officer of the corporation setting forth the names and residences of the directors and officers of the corporation.

ARTICLE XI

CUSTODIAN

11.1	APPOINTMENT OF A CUSTODIAN IN CERTAIN CASES

          The Court of Chancery, upon application of any stockholder, may appoint one or more persons to be custodians and, if the corporation is insolvent, to be receivers, of and for the corporation when:

(a)

at any meeting held for the election of directors the stockholders are so divided that they have failed to elect successors to directors whose terms have expired or would have expired upon qualification of their successors; or

(b)

the business of the corporation is suffering or is threatened with irreparable injury because the directors are so divided respecting the management of the affairs of the corporation that the required vote for action by the Board of Directors cannot be obtained and the stockholders are unable to terminate this division; or

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(c)	the corporation has abandoned its business and has failed within a reasonable time to take steps to dissolve, liquidate or distribute its assets.

11.2	DUTIES OF CUSTODIAN

          The custodian shall have all the powers and title of a receiver appointed under Section 291 of the General Corporation Law of Delaware, but the authority of the custodian shall be to continue the business of the corporation and not to liquidate its affairs and distribute its assets, except when the Court of Chancery otherwise orders and except in cases arising under Sections 226(a)(3) or 352(a)(2) of the General Corporation Law of Delaware.

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APPENDIX 4
QI SYSTEMS INC.

2005 STOCK PLAN

1.       Purposes of the Plan. The purposes of this Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to Employees, Directors and Consultants to promote the success of the Company’s business. Options granted under this Stock Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under this Stock Plan.

2.	Definitions. As used herein, the following definitions shall apply:

	(a)	“Administrator” means the Board or any of its Committees as shall be administering the Plan in accordance with Section 4 hereof.

(b)

“Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Options or Stock Purchase Rights are granted under the Plan.

	(c)	“Board” means the Board of Directors of the Company.

	(d)	“Code” means the Internal Revenue Code of 1986, as amended.

	(e)	“Committee” means a committee of Directors appointed by the Board in accordance with Section 4 hereof.

	(f)	“Common Stock” means the Common Stock of the Company.

	(g)	“Company” means QI Systems Inc., a corporation organized under the laws of Delaware.

	(h)	“Consultant” means any person other than an employee who is engaged by the Company or any Parent or Subsidiary to render services to such entity.

	(i)	“Director” means a member of the Board of Directors of the Company.

(j)

“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider (defined below) shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

	(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

	(l)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq

APPENDIX 4

SmallCap Market of The Nasdaq Stock Market, or the Nasdaq Bulletin Board, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)

If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(m)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(n)	“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(o)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(p)	“Option” means a stock option granted pursuant to the Plan.

(q)

“Option Agreement” means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(r)	“Option Exchange Program” means a program whereby outstanding Options are exchanged for Options with a lower exercise price.

(s)	“Optioned Stock” means the Common Stock subject to an Option or a Stock Purchase Right.

(t)	“Optionee” means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

(u)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(v)	“Plan” means this 2005 Stock Plan.

(w)	“Restricted Stock” means shares of Common Stock acquired pursuant to a grant of a Stock Purchase Right under Section 11 below.

(x)	“Section 16(b)” means Section 16(b) of the Securities Exchange Act of 1934, as amended.

(y)	“Service Provider” means an Employee, Director or Consultant.

(z)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 12 below.

(aa)	“Stock Purchase Right” means a right to purchase Common Stock pursuant to Section 11 below.

(bb)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

APPENDIX 4

3.       Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be subject to option and sold under the Plan is 8,000,000 Shares. The Shares may be authorized but unissued, or reacquired Common Stock.

          If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, upon exercise of either an Option or Stock Purchase Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

4.       Administration of the Plan.

          (a)          The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Laws.

          (b)          Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion:

(i)	to determine the Fair Market Value;

(ii)	to select the Service Providers to whom Options and Stock Purchase Rights may from time to time be granted hereunder;

(iii)	to determine the number of Shares to be covered by each such award granted hereunder;

(iv)	to approve forms of agreements for use under the Plan;

(v)

to determine the terms and conditions of any Option or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions and any restriction or limitation regarding any Option or Stock Purchase Right or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi)	to determine whether and under what circumstances an Option may be settled in cash under subsection 9(d) instead of Common Stock;

(vii)	to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option has declined since the date the Option was granted;

(viii)	to initiate an Option Exchange Program;

(ix)

to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(x)

to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All

APPENDIX 4

elections by Optionees to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

		(xi)	to construe and interpret the terms of the Plan and awards granted pursuant to the Plan.

	(c)	Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees.

5.	Eligibility.

        (a)          Nonstatutory Stock Options and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

        (b)          Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

        (c)          Neither the Plan nor any Option or Stock Purchase Right shall confer upon any Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate such relationship at any time, with or without cause, such relationship being strictly at will unless otherwise expressly modified.

6.        Term of Plan. The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 14 of the Plan.

7.        Term of Option. The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

8.        Option Exercise Price and Consideration.

          (a)          The per share exercise price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

(i)	In the case of an Incentive Stock Option:

(A)

granted to an Employee who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

	(B)	granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)	In the case of a Nonstatutory Stock Option:

(A)

granted to a Service Provider who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price

APPENDIX 4

shall be no less than 110% of the Fair Market Value per Share on the date of the grant.

	(B)	granted to any other Service Provider, the per Share exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant.

(iii)	Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction.

        (b)          The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). Such consideration may consist of (1) cash, (2) check, (3) promissory note, (4) other Shares which (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or (6) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

9.     Exercise of Option.

        (a)          Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement, but in no case at a rate of less than 20% per year over five (5) years from the date the Option is granted. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be suspended during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

        An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option; and (ii) full payment for the Shares with respect to which the Option is exercised plus any amount required to be withheld by the Company for income and employment tax purposes in connection with such option exercise. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse or a trust for the benefit of the optionee, his spouse or both of them. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.

        Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for issuance under the Option, by the number of Shares as to which the Option is exercised.

        (b)          Termination of Relationship as a Service Provider. Unless otherwise determined by the Administrator, if an Optionee ceases to be a Service Provider, such Optionee may exercise his Option within thirty (30) days after the date of such termination or such longer period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). Unless otherwise determined by the Administrator, in the absence of a specified time in the Option Agreement, the Option shall remain exercisable for one (1) month following the Optionee’s termination. Unless otherwise determined by the Administrator, if, on the date of termination, the Optionee is not vested as to his entire Option, the Shares covered by the unvested portion of the Option shall revert

APPENDIX 4

to the Plan. If, after termination, the Optionee does not exercise his Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

         (c) Death or Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s death or disability, the Optionee may exercise his Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). Unless otherwise determined by the Administrator, in the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If such disability is not a “disability” as such term is defined in Section 22(e)(3) of the Code, in the case of an Incentive Stock Option such Incentive Stock Option shall automatically cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option on the day three (3) months and one (1) day following such termination. Unless otherwise determined by the Administrator, if, on the date of termination, the Optionee is not vested as to his entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Option is not exercised within the time specified herein or determined by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan. In the event of an Optionee’s death while a Service Provider or during the exercise period provided in the event of an Optionee’s disability or retirement, the Option may be exercised by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance.

          (d) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time such offer is made.

          (e) Retirement. Upon the retirement of a Service Provider who is not less than 60 years of age, the administrator may, in its sole discretion, accelerate the vesting of any Options held by such person and/or permit the person to exercise such options over their remaining term, provided that should any such action disqualify such remaining Options as Incentive Stock Options, the remaining portion thereof shall become Nonstatutory Stock Options.

10.      Non-Transferability of Options and Stock Purchase Rights. Options and Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee, or in the event of the incapacity of the Optionee, by his representative.

11.	Stock Purchase Rights.

          (a) Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid and the time within which such person must accept such offer. The offer shall be accepted by execution of a Restricted Stock purchase agreement in the form determined by the Administrator.

          (b) Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine, but in no case at a rate of less than 20% per year over five years from the date of purchase.

          (c) Other Provisions. The Restricted Stock purchase agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

APPENDIX 4

          (d) Rights as a Shareholder. Once the Stock Purchase Right is exercised, the purchaser shall have rights equivalent to those of a shareholder and shall be a shareholder when his purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 12 of the Plan.

12.	Adjustments Upon Changes in Capitalization, Merger or Asset Sale.

          (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option or Stock Purchase Right, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance for adequate consideration by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.

          (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until fifteen (15) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

          (c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of all or substantially all of the assets of the Company, each outstanding Option and Stock Purchase Right shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or Stock Purchase Right, the Optionee shall fully vest in and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Option or Stock Purchase Right shall be fully exercisable for a period ending five (5) days prior to the closing of such transaction, but in no event less than thirty (30) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or Stock Purchase Right shall be considered assumed if, following the merger or sale of assets, the Option or Stock Purchase Right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right immediately prior to the merger or sale of assets, the consideration (whether stock, cash or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, to be solely common stock of the successor

APPENDIX 4

corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

13.     Time of Granting Options and Stock Purchase Rights. The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other date as is determined by the Administrator. Notice of the determination shall be given to each Service Provider to whom an Option or Stock Purchase Right is so granted within a reasonable time after the date of such grant.

          Unless otherwise terminated pursuant to Section 14(a) below, the term during which Options may be granted under this plan shall expire December 31, 2015.

14.	Amendment and Termination of the Plan.

          (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

          (b) Shareholder Approval. The Board shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

          (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

15.	Conditions Upon Issuance of Shares.

          (a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (b) Investment Representations. As a condition to the exercise of an Option or Stock Purchase Right, the Administrator may require the person exercising such Option or Stock Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16.      Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained for such period until (if ever) such requisite authority can be obtained.

17.      Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18.      Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree and manner required under Applicable Laws.

19.      Information to Optionees and Purchasers. The Company shall provide to each Optionee or holder of Stock Purchase Rights and to each individual who acquires Shares pursuant to the Plan, not less frequently than annually during the period such Optionee or purchaser or holder of Stock Purchase Rights has one or more Options or Stock

APPENDIX 4

Purchase Rights outstanding, and, in the case of an individual who acquires Shares pursuant to the Plan, during the period such individual owns such Shares, copies of annual financial statements. The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

20.      Indemnification of Administrator. In addition to such other rights of indemnification as they may have as directors, the Administrator shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any actual or threatened action, investigation, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding except in relation to matters as of which it shall be adjudged in such action, suit or proceeding that such Administrator is liable for negligence or misconduct in the performance of his duties; provided that within sixty days after institution of any such action, suit or proceeding an Administrator member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

APPENDIX 4

2005 STOCK PLAN

STOCK OPTION AGREEMENT

          Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

I.	NOTICE OF GRANT

[Optionee’s Name and Address]

          The undersigned Optionee has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Exercise Price per Share	$

Total Number of Shares Granted

Total Exercise Price	$

Type of Option:	Incentive Stock Option

Nonstatutory Stock Option

Term/Expiration Date:

Vesting Schedule:

          This Option shall be exercisable on a cumulative basis, in whole or in part, according to the following vesting schedule:

Termination Period:

          This Option shall be exercisable for 30 days after Optionee ceases to be a Service Provider. Upon Optionee’s death or disability, this Option may be exercised for such longer period as provided in the Plan. In no event may Optionee exercise this Option after the Term/Expiration Date as provided above.

II.	AGREEMENT

          1.     Grant of Option. The Plan Administrator of the Company hereby grants to the Optionee named in the Notice of Grant (the “Optionee”), an option (the “Option”) to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 14(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.

APPENDIX 4

          If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an ISO as defined in Section 422 of the Code. Nevertheless, to the extent that it exceeds the $100,000 rule of Code Section 422(d), this Option shall be treated as a Nonstatutory Stock Option (“NSO”).

2.	Exercise of Option.

a.

Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and with the applicable provisions of the Plan and this Option Agreement.

b.

Method of Exercise. This Option shall be exercisable by delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares and the amount required to be withheld by the Company for income and employment tax purposes. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price and the amount of any required withholding.

          No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

          3.         Optionee’s Representations. In the event the Shares have not been registered under the Securities Act of 1933, as amended, at the time this Option is exercised, the Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company his or her Investment Representation Statement.

           4.        Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

a.	cash or check;

b.	consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

c.

surrender of other Shares which, (i) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the exercised Shares.

           5.        Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the shareholders of the Company, nor may it be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any Applicable Law.

           6.        Non-Transferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee except in the case of Optionee’s incapacity. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

           7.        Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

APPENDIX 4

           8.        Tax Consequences. Set forth below is a brief summary as of the date of this Option of some of the United States federal tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

a.

Exercise of ISO. If this Option qualifies as an ISO, there will be no ordinary federal income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price will be considered in determining the alternative minimum tax for federal tax purposes and may subject the Optionee to the alternative minimum tax in the year of exercise.

b.

Exercise of ISO Following Disability. If the Optionee ceases to be an Employee as a result of a disability that is not a total and permanent disability as defined in Section 22(e)(3) of the Code, to the extent permitted on the date of termination, the Optionee must exercise an ISO within three months of such termination for the ISO to remain qualified as an ISO.

c.

Exercise of NSO. There may be ordinary federal income tax and employment tax liabilities upon the exercise of an NSO. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If Optionee is an Employee or a former Employee, the Company will be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered by the Optionee at the time of exercise.

d.

Disposition of Shares. In the case of an NSO, if Shares are held for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes. In the case of an ISO, if Shares transferred pursuant to the Option are held for at least one year after exercise and at least two years after the Date of Grant, any gain realized on disposition of the Shares will also be treated as long-term capital gain for federal income tax purposes. If Shares purchased under an ISO are disposed of within one year after exercise or two years after the Date of Grant, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income tax rates) to the extent of the difference between the Exercise Price and the lesser of (1) the Fair Market Value of the Shares on the date of exercise, or (2) the sale price of the Shares. Any additional gain will be taxed as capital gain, short-term or long-term depending on the period that the ISO Shares were held.

e.

Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Optionee herein is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (1) the date two years after the Date of Grant, or (2) the date one year after the date of exercise, the Optionee shall immediately notify the Company in writing of such disposition. Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by the Optionee and agrees to pay the Company (as a condition to its permitting the transfer of Optionee’s shares) the amount of income and employment tax required to be withheld by the Company immediately upon such disqualifying disposition.

           9.        Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the

APPENDIX 4

subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the internal substantive laws but not the choice of law rules of Texas.

           10.        No Guarantee of Continued Service. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

          Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option Agreement subject to all of the terms and provisions hereof and thereof. Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Option Agreement and the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option Agreement. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE:

QI SYSTEMS INC.

Signature
By
Print Name	Title

Residence Address

APPENDIX 4

EXHIBIT A

2005 STOCK PLAN

EXERCISE NOTICE

QI SYSTEMS INC.
Unit 101, 3820 Jacombs Road
Richmond, British Columbia V6V 1Y6
Attention: Chief Executive Officer

1.	Exercise of Option. Effective as of today, ___________, 200_ , the undersigned (“Optionee”) hereby elects to exercise Optionee’s option to purchase ______ shares of the Common Stock (the “Shares”) of QI Systems Inc. (the “Company”) under and pursuant to the 2005 Stock Plan (the “Plan”) and the Stock Option Agreement dated ___________, 2005 (the “Option Agreement”).

2.	Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement, and the amount of any income and employment taxes required to be withheld by the Company with respect to such exercise.

3.	Representations of Optionee. Optionee acknowledges that Optionee has received, read and understood the
Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4.	Rights as Shareholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Shares shall be issued to the Optionee as soon as practicable after the Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in Section 12 of the Plan.

5.	Tax Consultation. Optionee understands that Optionee may suffer adverse tax consequences as a result of

Optionee’s purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

6.	Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

7.	Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or by the Company forthwith to the Administrator which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on all parties.

8.	Governing Law; Severability. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of Texas.

9.	Entire Agreement. The Plan and Option Agreement are incorporated herein by reference. This Exercise

Notice, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee.

APPENDIX 4

Submitted by:	Accepted by:

OPTIONEE:	QI SYSTEMS INC.

Signature	By

Print Name	Its

Address:	Address:

Date Received

APPENDIX 4

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF
QI SYSTEMS INC.
EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
March 24, 2006

PART I

          The undersigned shareholder of QI Systems Inc., a British Columbia corporation, hereby acknowledges receipt of the notice of extraordinary meeting of shareholders and prospectus, each dated March 3, 2006, and hereby appoints Steven R. Garman, President of QI Systems Inc., or failing this person, Robert I. McLean, Jr., an officer of QI Systems Inc., or in place of the foregoing Matthew G. Yugovich, as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the extraordinary general meeting of shareholders, March 24, 2006, at 9:00 a.m., Texas time, to be held at the offices of Cantey & Hanger, L.L.P., 801 Cherry Street, Suite 2200, Fort Worth, Texas 76102, and at any adjournment(s) thereof and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

          Resolutions (for full detail of each item, please see the enclosed notice of meeting and prospectus)

1.

TO APPROVE A SPECIAL RESOLUTION TO DOMESTICATE QI SYSTEMS INC. TO THE STATE OF DELAWARE AND HAVE CERTAIN OTHER EFFECTS, PARTICULARS OF WHICH ARE MORE FULLY SET OUT IN THE PROSPECTUS ACCOMPANYING THIS PROXY CARD.

	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

2.	TO APPROVE PROVISIONS OF QI SYSTEMS INC.’S DELAWARE CERTIFICATE OF INCORPORATION ELIMINATING A DIRECTOR’S LIABILITY FOR MONETARY DAMAGES.

	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.

TO APPROVE PROVISIONS OF QI SYSTEMS INC.’S DELAWARE CERTIFICATE OF INCORPORATION PROVIDING FOR A SUPERMAJORITY VOTE TO AMEND CERTAIN PROVISIONS OF QI SYSTEMS INC.’S DELAWARE CERTIFICATE OF INCORPORATION OR BYLAWS.

	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

5.	TO APPROVE THE ADOPTION OF QI SYSTEMS INC.’S 2005 STOCK PLAN AND THE RESERVATION OF 8,000,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.

	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

          THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR APPROVAL OF EACH OF THE PROPOSALS SET FORTH ABOVE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF.

Affix Label Here	The undersigned shareholder hereby revokes any proxy previously given to attend and vote at said meeting.

Name of Shareholder	Please sign here:

P-1

Address of Shareholder	Date:

Number of Securities Represented by Proxy

This proxy card is not valid unless it is signed and dated. If someone other than the shareholder of QI Systems Inc. signs this proxy card on behalf of the named shareholder of the company, documentation acceptable to the chairman of the meeting must be deposited with this proxy card authorizing the signing person to do such. To be represented at the meeting, this proxy card must be received at the place shown on the enclosed envelope. The chairman of the meeting has the discretion toaccept proxies deposited less than forty-eight hours prior to the time of the meeting.

1.	This proxy is solicited by the management and Board of Directors of QI Systems Inc.

2.	QI Systems Inc. will bear the cost of soliciting this proxy.

3.

If the shareholder cannot attend the meeting but wishes to vote on the resolutions and to appoint one of the management appointees named, please leave the wording appointing a nominee as shown, sign and date the proxy card and return the proxy card. Where no choice is specified by a shareholder on a resolution shown on the proxy card, a nominee of management acting as proxy holder will vote the securities as if the shareholder had specified an affirmative vote.

4.

If the shareholder wishes to attend the meeting to vote on the resolutions in person, the shareholder is to register his attendance with QI Systems Inc.’s scrutineers at the meeting, obtain a ballot and vote at the meeting.

5.

If the shareholder cannot attend the meeting but wishes to vote on the resolutions, the shareholder can appoint another person, who need not be a shareholder of QI Systems Inc., to vote according to the shareholder’s instructions. To appoint someone other than the person named, please cross off the management appointee name or names and insert your appointed proxy holder’s name in the space provided, sign and date the proxy form and return the proxy form. Where no choice on a resolution is specified by the shareholder, this proxy card confers discretionary authority upon the shareholder’s appointed proxy holder.

6.

The securities represented by this proxy card will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot of a resolution that may be called for and, if the shareholder specifies a choice with respect to any matter to be acted upon, the securities will be voted accordingly. With respect to any amendments or variations in any of the resolutions shown on the proxy card, or matters which may properly come before the meeting, the securities will be voted by the nominee appointed as the nominee in its sole discretion sees fit.

7.

If the shareholder votes on the resolutions and returns the proxy card, the shareholder may still attend the meeting and vote in person should the shareholder later decide to do so. To vote in person at the meeting, the shareholder must revoke the proxy card and obtain a ballot at the meeting.

P-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          (a)           The Business Corporations Act (British Columbia), Canada, referred to below as the “BC Business Corporations Act”, provides that a corporation may indemnify an eligible party, which includes a director or officer or former director or officer of a corporation against “eligible penalties” and expenses in connection with an “eligible proceeding” relating to them as directors and officers of the corporation. An “eligible penalty” is a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, en eligible proceeding. An “eligible proceeding” includes a proceeding in which an eligible party, by reason of being a director or officer of the corporation, is joined as a party in the proceeding or is or may be liable in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. The BC Business Corporations Act contains numerous provisions which attach liability to directors for breaching the requirements of the BC Business Corporations Act or the director’s fiduciary responsibilities to QI Systems Inc. (the “Company”).

The Articles of the Company provide that:

(i)

the Company shall indemnify any person and the personal representative of any deceased person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether or not brought by the Company, or by a person, or by a corporation or other legal entity or enterprise, or by the Crown or any governmental body, as hereinafter mentioned and whether civil, criminal or administrative, by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, a partnership, joint venture, trust or other enterprise, against all costs, charges and expenses, including legal fees and any amount paid to settle the action or proceeding or satisfy a judgment, if he acted honestly and in good faith with a view to the best interests of the corporation or other legal entity or enterprise as aforesaid of which he is or was a director, officer, employee or agent, as the case may be, and exercised the care, diligence and skill of a reasonably prudent person, and with respect to any criminal or administrative action or proceeding, he had reasonable grounds for believing that his conduct was lawful; provided that the Company shall not be bound to indemnify any such person, other than a director, officer or an employee of the Company (who shall be deemed to have notice of this Article and to have contracted with the Company in the terms hereof solely by virtue of his acceptance of such office or employment) if in acting as agent for the Company or as a director, officer, employee or agent of another corporation or other legal entity or enterprise as aforesaid, he does so by written request of the Company containing an express reference to this Article; and provided further that no indemnification of a director or former director of the Company, or director or former director of a corporation in which the Company is or was a shareholder, shall be made except to the extent approved by the Court pursuant to the Company Act or any other statute.

(ii)

the Company shall indemnify any person other than a director in respect of any loss, damage, costs or expenses whatsoever incurred by him while acting as an officer, employee or agent for the Company unless such loss, damage, costs or expenses shall arise out of failure to comply with instructions, willful act or default or fraud by such person in any of which events the Company shall indemnify such person only if the directors, in their absolute discretion so decide or the Company by ordinary resolution shall so direct.

          (b) The Company’s Delaware Certificate of Incorporation provides that:

          The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law (the “Delaware GCL”), as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          The Company may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

          In addition to the foregoing indemnification rights, the Company’s Delaware Certificate of Incorporation eliminates liability of each director to the Company and its shareholders for monetary damages to the fullest extent permitted under the Delaware GCL.

          (c) Insofar as indemnification of the Company for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of their respective counsel the matter has been settled by a controlling precedent and subject to possible conflict of laws questions involving Canadian corporation law, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (a) The following exhibits are filed with or incorporated by reference in this registration statement.

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

*3.1	Memorandum and Articles of Incorporation of the Company dated July 4, 1978
+4.1	Specimen Stock Certificate for Registrant’s Common Shares
*4.2

Form 21 Special Resolutions filed December 22, 1987 with the British Columbia Registrar of Companies altering our authorized capital by consolidating every 2.5 common shares before consolidation into one consolidated common share; changing the name of the Company

*4.3	Form 21 Special Resolutions filed October 18, 1990 with the British Columbia Registrar of Companies to cancel and replace the Articles of the Company.
*4.4

Form 21 Special Resolutions filed March 17, 1994 with the British Columbia Registrar of Companies altering our authorized capital by consolidating every 5 common shares before consolidation into one consolidated common share; changing the name of the Company

*4.5	Directors’ Resolutions filed May 7, 1996 with the British Columbia Registrar of Companies, amending our share capital
*4.6

Form 19 Special Resolutions filed November 1, 1999 with the British Columbia Registrar of Companies altering our authorized capital by subdividing each one common share into two common shares and increasing the authorized capital of the Company

+5.1	Opinion of Cantey & Hanger, L.L.P. regarding the legality of securities being registered dated December 21, 2005
5.2	Opinion of Cantey & Hanger, L.L.P. regarding the legality of securities being registered dated February 21, 2006
+8.1	Opinion of Cantey & Hanger, L.L.P. regarding certain tax matters
+8.2	Opinion of Boughton Law Corporation regarding certain tax matters
*10.1	Technology Acquisition Agreement dated March 14, 1995 between Robert Angus, Richard Murray and James D. Roberts and QI Technologies Corp.
*10.2

Escrow Agreement dated March 14, 1995 among Montreal Trust Company of Canada, QI Technologies Corp., Richard H. Murray, Robert Angus, James D. Roberts, Doug Brazier and J. Michael Page.Pooling Agreement dated April 15, 1995 among James D. Roberts

*10.3	Allotted Shares Agreement dated August 16, 1995 among QI Technologies Corp. and Robert Angus, Richard Murray and James D. Roberts
*10.4

Settlement Agreement dated March 31, 1999 among James D. Roberts, Robert M. Angus, Richard H. Murray, Brenda N. Angus, QI Technologies Corp., Equus Technologies Inc., Douglas C. Brazier, and J. Michael Page

*10.5	Voluntary Pooling Agreement dated March 31, 1999 between Pacific Corporate Trust Company, QI Technologies corp. and James D. Roberts, Richard H. Murray, Robert M. Angus and Brenda N. Angus
*10.6	Consulting Agreement dated July 1, 1995 between QI Technologies Corp. and James D. Roberts
*10.7	Amendment to Consulting Agreement dated January 1, 1997 between QI Technologies Corp. and James D. Roberts
*10.8	Management Services Agreement dated July 1, 1996 between QI Technologies Corp. and Douglas C. Brazier
*10.9	Amendment to Management Services Agreement dated January 1, 1997 between QI Technologies Corp. and Douglas C. Brazier
*10.10	QI Technologies Corp. Stock Option Plan
*10.11	Form of Stock Option Agreement
*10.12	Employment Agreement dated April 20, 2000 between QI Technologies Corp. and Craig Jones
*10.13	GPT License Agreement dated March 23, 1998
*10.14	Purchase order dated October 31, 2000 related to slimline design purchase of 250 cash card reader systems
*10.15	Confidentiality agreement dated February 7, 1997 between QI Technologies Corp. and GPT Phone Systems
**10.16	Non-disclosure agreement dated June 8, 1999 between QI Technologies Corp. and Diebold, Incorporated
**10.17	Mutual confidentiality agreement dated February 7, 1997 between QI Technologies and Maytag appliances
**10.18	Mutual non disclosure agreement dated September 9, 1997 between QI Technologies and Mondex USA Services Limited Liability Company
**10.19	Visa Master confidentiality agreement dated November 10, 1998
***10.20	Termination Agreement dated April 28, 2000 between QI Technologies Corp. and Richard H. Murray
***10.21	Employment Agreement dated May 1, 2002 between QI Technologies Corp. and Mesbah Taherzadeh
***10.22	Private Placement Subscription Agreement dated September 10, 2002 between QI Systems Inc. and Billy Gene Parker Jr.
+10.23	Memorandum of Understanding dated May 26, 2005 between Richard H. Murray, QI Systems Inc. and Matthew Yugovich
+10.24	Advertising and Promotional Service Agreement dated March 25, 2005 between QI Systems Inc. and Hobson, Lorenze, Bowersock and Associates
+10.25	Employment Agreement between QI Systems Inc. and QI Systems International, Inc. and Steven R. Garman dated December 21, 2005
*****13.1	Annual Report to Security Holders for the fiscal year June 30, 2005 filed on or about October 28, 2005 with SEDAR
****14.1	Code of Ethics
+21.1	Subsidiaries of QI Systems Inc.
+23.1	Consent of Cantey & Hanger, L.L.P. (contained in exhibits 5.1 and 8.1)
+23.2	Consent of Boughton Law Corporation (contained in Exhibit 8.2)
+23.4	Consent of Amisano Hanson
++23.5	Consent of Wolrige Mahon

*	Previously filed on Form 20-F filed on September 29, 2000 (SEC File No. 000-30948)
**	Previously filed on Form 20-F/A Amendment No. 1 filed on or about January 15, 2002
***	Previously filed on Form 20-F filed on January 31, 2002
****	Previously filed on Form 20-F filed on December 17, 2004
*****	Previously filed on Form 6-K filed on November 1, 2005
+	Previously filed on Form S-4 filed on December 22, 2005
++	Previously filed on Form Amendment No. 1 to Form S-4 filed on February 3, 2006

          (b) Schedules. No supporting schedules have been included because they are not required.

ITEM 22. UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

          (a) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (b) that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (c) to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of the Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

          (d) to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired therein, that was not the subject of and included in the registration statement when it became effective;

          (e) Insofar as indemnification of the Company for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of their respective counsel the matter has been settled by a controlling precedent and subject to possible conflict of laws questions involving Canadian corporation law, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

          (a) To file during any period in which offers or sales are made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registration pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Colleyville, Texas on February 21, 2006.

QI SYSTEMS INC.

By: /s/ STEVEN R. GARMAN

Steven R. Garman President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ STEVEN R. GARMAN Steven R. Garman	President and Chief Executive Officer and Director (Principal Executive Officer)	February 21, 2006

/s/ ROBERT I. MCLEAN, JR.* Robert I. McLean, Jr.	Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)	February 21, 2006

/s/ RICHARD H. MURRAY*	Senior Vice President and Director	February 21, 2006

Richard H. Murray

/s/ ALAN D. GRAVES*	Director	February 21, 2006

Alan D. Graves

/s/ BILLY GENE PARKER, JR.*	Director	February 21, 2006

Billy Gene Parker, Jr.

/s/ WILLIAM J. REID*	Director	February 21, 2006

William J. Reid

/s/ MATTHEW G. YUGOVICH*	Director	February 21, 2006

Matthew G. Yugovich

*By: /s/ STEVEN R. GARMAN

Steven R. Garman Attorney-in-fact